     As filed with the Securities and Exchange Commission on April 19, 1999

                                                  REGISTRATION NO. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549

                                -------------------

                                      FORM S-4
                               REGISTRATION STATEMENT
                                       UNDER
                             THE SECURITIES ACT OF 1933

                                -------------------

                                SYMIX SYSTEMS, INC.
              (Exact  name of registrant as specified in its charter)


             OHIO                         7372                  31-1083175
       (State or other             (Primary Standard         (I.R.S. Employer
       jurisdiction of                 Industrial           Identification No.)
       incorporation or       Classification Code Number)
        organization)

        2800 CORPORATE EXCHANGE DRIVE, COLUMBUS, OHIO 43231, (614) 523-7000
                (Address, including ZIP code, and telephone number,
         including area code, of Registrant's principal executive offices)

                                -------------------

                                 LAWRENCE W. DELEON
                           2800 CORPORATE EXCHANGE DRIVE
                                COLUMBUS, OHIO 43231
                                   (614) 523-7000
                  (Name, address, including ZIP code, and telephone
                 number, including area code of agent for service)
                                     COPIES TO:

        IVERY D. FOREMAN, ESQ.                  CHRISTOPHER D. JOHNSON, ESQ.
  VORYS, SATER, SEYMOUR AND PEASE LLP         SQUIRE, SANDERS & DEMPSEY L.L.P.
   52 EAST GAY STREET, P.O. BOX 1008               TWO RENAISSANCE SQUARE
       COLUMBUS, OHIO  43216-1008           40 NORTH CENTRAL AVENUE, SUITE 2700
                                                PHOENIX, ARIZONA  85004-4441

                                -------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC:   As soon as practicable after the effective date of this Registration
Statement as the Registrant shall determine.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
                                                            PROPOSED           PROPOSED
          TITLE OF EACH CLASS               AMOUNT           MAXIMUM            MAXIMUM
            OF SECURITIES TO                TO BE        OFFERING PRICE        AGGREGATE         AMOUNT OF
             BE REGISTERED               REGISTERED(1)    PER SHARE (2)    OFFERING PRICE(2)  REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------
 Common Shares, without par value.....      625,000         $ 10.00           $6,250,000         $1,737.50
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------



(1) Represents the maximum number of shares that the Registrant may be required to issue in the merger, calculated as the product of (a) 4,275,452, the aggregate number of shares of DAI outstanding on April 8, 1999 and (b) the exchange ratio of 0.1313, plus up to an aggregate of 63,633 Symix shares to be issued in exchange for options to acquire DAI stock outstanding as of such date.


(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                           Exhibit Index at Page __

    THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS WILL BE AMENDED
                               AND COMPLETED.

    DISTRIBUTION ARCHITECTS                       SYMIX SYSTEMS, INC.
      INTERNATIONAL, INC.                              PROSPECTUS
       PROXY STATEMENT                          for issuance of up to
             for                                 625,000 COMMON SHARES
Special Meeting of Shareholders
to be held _____________, 1999

                 MERGER PROPOSED---YOUR VOTE IS VERY IMPORTANT


     The boards of directors of Symix Systems, Inc. and Distribution Architects International, Inc. have approved a merger combining DAI and Symix Acquisition Corp., a subsidiary of Symix. After the merger, DAI will be a wholly-owned subsidiary of Symix. If the merger is completed, DAI shareholders will receive 0.1313 of a Symix share for each share of DAI they own. This is a fixed exchange ratio that will not be adjusted for changes in the price of stock of either company before the merger is completed. Symix shares are listed on the Nasdaq National Market under the Symbol "Symx".



     We cannot complete the merger unless shareholders of DAI vote to approve it. Shareholders of DAI will be asked to approve the merger agreement at a special meeting to be held on ________________, 1999 at _____ a.m., local time, at the principal offices of DAI located at 905 East Westchester Avenue, Tempe, Arizona. The affirmative vote of the holders of two-thirds of the outstanding shares of DAI is required to approve the merger agreement.


     This document is a proxy statement for DAI to use in soliciting proxies for the special meeting. This document also is a prospectus of Symix relating to the issuance of up to 625,000 Symix shares in connection with the merger. This document gives you detailed information about the merger and includes the merger agreement. In addition, you may obtain other information about Symix from documents filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.


     FOR RISKS IN CONNECTION WITH THE MERGER, SEE "RISK FACTORS" BEGINNING ON PAGE ___.


On behalf of the board of directors of DAI, we urge you to vote "For" approval of the merger agreement.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROXY STATEMENT/PROSPECTUS IS DATED _______________, 1999 AND WAS FIRST MAILED TO DAI SHAREHOLDERS ON OR ABOUT ______________, 1999.

                     REFERENCES TO ADDITIONAL INFORMATION

     This document incorporates important business and financial information about Symix from documents that Symix has filed with the SEC but has not included in or delivered with this document. If you write or call Symix, Symix will send you copies of these documents, excluding exhibits, without charge. You can contact Symix at:

                    Symix Systems, Inc.
                    2800 Corporate Exchange Drive
                    Suite 400
                    Columbus, Ohio  43231
                    Attention:  Chief Financial Officer
                    (614) 523-7000

     If you request any incorporated documents, Symix will mail the documents you request by first class mail, or another equally prompt means, by the next business day after it receives your request. In order to receive timely delivery of the documents in advance of the special meeting, you should make your request no later than _____________, 1999.

     See "WHERE YOU CAN FIND MORE INFORMATION" on page ___ for more information about where you can find more information about Symix.

                   DISTRIBUTION ARCHITECTS INTERNATIONAL, INC.

                               --------------

                   NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON _____________, 1999

                               --------------

To the shareholders of Distribution Architects International, Inc.:


     A special meeting of shareholders of Distribution Architects International, Inc., a Texas corporation, will be held on ________________, 1999 at _____ a.m., local time, at the principal executive offices of DAI located at 905 East Westchester Avenue, Tempe, Arizona, for the following purposes:




     1. To consider and vote upon a proposal to approve the Agreement of Merger dated February 24, 1999, as amended, among DAI, Symix Systems, Inc. and Symix Acquisition Corp., a wholly-owned subsidiary of Symix, as a result of which DAI will be merged with and into Symix Acquisition Corp. and DAI will become a wholly-owned subsidiary of Symix.



     2. To transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

     Shareholders of record at the close of business on ___________, 1999 are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. A form of proxy and a proxy statement/prospectus containing more detailed information regarding the matters to be considered at the special meeting accompany this notice.


     THE BOARD OF DIRECTORS OF DAI UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT.


     You are cordially invited to attend the special meeting in person. If you attend the special meeting and desire to revoke your proxy and vote in person you may do so. In any event, a proxy may be revoked at any time before it is voted.

     IN ORDER TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF DAI, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. AN ADDRESSED RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

                                        By Order of the Board of Directors,



                                        Thomas E. Cain
                                        President and Secretary

                               TABLE OF CONTENTS


                                                                                                    Page No.
                                                                                                    --------
Summary...........................................................................................       5
         The companies............................................................................       5
         Recommendation to DAI shareholders.......................................................       6
         Interests of DAI executive officers and directors........................................       6
         Market price for Symix common shares.....................................................       7
         Comparison of rights of DAI shareholders and Symix shareholders..........................       7
         Appraisal rights for dissenting shareholders.............................................       7
         Federal income tax consequences..........................................................       7
         Regulatory approvals.....................................................................       7
Symix Selected Consolidated Financial Data........................................................       8
Selected Financial Data of DAI....................................................................       9
Unaudited Selected Pro Forma Consolidated Financial Data..........................................      10
Comparative stock prices and dividends............................................................      11
Risk Factors......................................................................................      12
         Risks relating to the merger.............................................................      12
         Risks relating to Symix..................................................................      13
Cautionary Statement Regarding Forward-Looking Information........................................      17
The special meeting...............................................................................      17
         Date, time and place.....................................................................      17
         Matters to be considered.................................................................      18
         Vote required............................................................................      18
         Voting of proxies........................................................................      18
         How to revoke a proxy....................................................................      19
         Solicitation of proxies..................................................................      19
The merger........................................................................................      19
         Background of the merger.................................................................      19
         Symix's reasons for the merger...........................................................      21
         DAI's reasons for the merger.............................................................      21
         Interests of DAI executive officers and directors in the merger..........................      22
         Accounting treatment.....................................................................      24
         Federal income tax consequences..........................................................      24
         Restrictions on resales of Symix shares by affiliates of DAI.............................      27
The merger agreement..............................................................................      27
         The merger...............................................................................      27

         Effective time of the merger.............................................................      28
         Procedures for exchange of certificates..................................................      28
         Representations and warranties...........................................................      28
         Covenants................................................................................      31
         Conditions to the merger.................................................................      33
         Termination of the merger agreement......................................................      34
         Amendment and waiver.....................................................................      36
         Board of directors and management of Symix following the merger..........................      36
Rights of dissenting shareholders.................................................................      36
Unaudited Pro Forma Condensed Consolidated Financial Statements...................................      39
         Unaudited Pro Forma Condensed Consolidated Balance Sheet.................................      40
         Unaudited Pro Forma Condensed Consolidated Statement of Operations.......................      41
DAI's management discussion and analysis of financial condition and results of operations.........      47
Information concerning Symix......................................................................      48
Information concerning DAI........................................................................      49
Security ownership of certain beneficial owners and management....................................      50
Comparison of shareholders'rights.................................................................      51
         Appraisal and dissenters'rights..........................................................      51
         Control share acquisitions...............................................................      52
         Constituency provisions..................................................................      53
         Amendment of charter documents...........................................................      53
         Business combinations with certain persons...............................................      54
         Director and officer liability and indemnification.......................................      54
         Removal of directors and filling vacancies...............................................
         Special meetings of shareholders.........................................................      56
         Mergers and business combinations........................................................      57
         Authorized capital.......................................................................      58
         Committees of the board of directors.....................................................      58
         Dividends................................................................................      59
         Amendment to articles and regulations....................................................      59
         Limitation on directors'liability........................................................      60
         Size and classification of board of directors............................................      61
         Loans to directors.......................................................................      61
         Inspection of books and records..........................................................      62
Where you can find more information...............................................................      62
Legal matters.....................................................................................      64
Experts...........................................................................................      64
Shareholder proposals.............................................................................      64
Index to financial statements.....................................................................      65
Distribution Architects International, Inc. and Subsidiaries financial statements.................      66
Appendix A--Agreement of  merger dated February 24, 1999 and Amendment No. 1 to Agreement of merger dated April 8, 1999............................................................
Appendix B--Sections 5.11, 5.12 and 5.13 of the Texas Business Corporation Act....................

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

Q1:  WHY ARE SYMIX AND DAI PROPOSING THE MERGER?

A1: Symix and DAI believe that the complimentary nature of our respective product lines creates a combination which is more valuable to customers and shareholders than the sum of our individual parts. We believe that the merger will allow us to accelerate long-term growth and provide added shareholder value. By combining operations, we expect to obtain lower costs than we separately would have if the merger did not occur in the areas of product development, marketing and distribution.

Q2:  WHAT WILL DAI SHAREHOLDERS RECEIVE FOR THEIR DAI STOCK IN THE MERGER?


A2: If we complete the merger, DAI shareholders will receive 0.1313 of a share of Symix for each share of DAI outstanding immediately prior to the merger.


     Example: If you own 100 shares of DAI immediately prior to the merger, then after the merger you will be entitled to receive 13 Symix shares and cash for the market value of the 0.13 fractional Symix share. This equals an equivalent DAI per share price of $_____, thus giving DAI shareholders a _____% premium over the book value per share of DAI at December 31, 1998.


     This exchange ratio is fixed and will not change. Because the exchange ratio is fixed and the market price of Symix shares that DAI shareholders will receive in the merger will vary, DAI shareholders cannot be sure of the market value of the Symix shares they will receive in the merger. The value of the consideration you receive will depend on the market value of Symix shares at the time the merger is completed.

Q3:  WHAT WILL HOLDERS OF DAI STOCK OPTIONS RECEIVE IN THE MERGER?


A3: Each DAI stock option outstanding immediately prior to the merger will be automatically converted into the right to receive the number of Symix shares equal to $2.17, which is the per share value of DAI stock as agreed to by DAI and Symix, less $1.242, which is the stock option exercise price, multiplied by the number of shares of DAI covered by the stock option, and divided by $18.50.


     Example: If you hold a DAI stock option which is exercisable for 100 shares of DAI immediately prior to the merger, then after the merger you will be entitled to receive 5 Symix shares and cash for the market value of the 0.02 fractional Symix share, calculated as follows:


     $2.17 - $1.242  = $0.928  x  100 = $92.80 / $18.50 = 5.02 Symix shares

Q4:  WHAT DO I NEED TO DO NOW?

A4: After you have carefully read this document, just indicate on your proxy card how you want to vote. Sign and mail the proxy card in the enclosed prepaid return envelope marked "Proxy" as soon as possible so that your shares of DAI may be represented and voted at the special meeting.
     In order for us to complete the merger, holders of two-thirds of the outstanding shares of DAI must approve the merger agreement. If you do not vote your shares of DAI, the effect will be a vote against the merger agreement.

     THE BOARD OF DIRECTORS OF DAI UNANIMOUSLY RECOMMENDS VOTING "FOR" THE MERGER AGREEMENT.

Q5:  CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A5:  Yes.  You can change your vote at any time before your proxy is voted.
     Just send in a later dated, signed proxy card to DAI's secretary before the special meeting or attend the special meeting in person and vote. DAI's address and facsimile number are as follows:


               905 East Westchester Avenue
               Tempe, Arizona  85283-2938
               Facsimile Number:  (602) 831-7659
               Attention: Secretary

Q6:  SHOULD I SEND IN MY STOCK CERTIFICATES AT THIS TIME?

A6: No. After we complete the merger, Symix will send DAI shareholders written instructions for exchanging their DAI stock.

Q7:  WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A7: We are working toward completing the merger as quickly as possible. We must first obtain the approval of DAI shareholders at the special meeting. We hope to complete the merger in the Spring of 1999. However, we cannot assure you as to when or if the merger will occur.

Q8:  WHO CAN ANSWER MY QUESTIONS?

A8:  If you have questions, you should contact:

          Distribution Architects International, Inc.
          905 East Westchester Avenue
          Tempe, Arizona  85283-2938
          Attention:  President
          Telephone Number:  (602) 777-7000

                                    SUMMARY


     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. WE URGE YOU TO READ CAREFULLY THIS ENTIRE PROXY STATEMENT/PROSPECTUS AND THE OTHER DOCUMENTS REFERRED TO IN THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE MERGER AGREEMENT, TO FULLY UNDERSTAND THE MERGER. THE MERGER AGREEMENT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER AND IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS APPENDIX A. FOR A GUIDE AS TO WHERE YOU CAN OBTAIN MORE INFORMATION ABOUT SYMIX GENERALLY, SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE ____.


THE COMPANIES

SYMIX SYSTEMS, INC. (SEE PAGE ___)
2800 Corporate Exchange Drive
Suite 400
Columbus, Ohio  43231
(614) 523-7000

     Symix designs, develops, markets and supports fully integrated manufacturing, planning and financial software products that address the manufacturing and financial planning requirements of manufacturing firms. These products are designed to improve manufacturers' performance with respect to customer service, planning and materials management, production management and enterprise management. Symix products operate across a wide range of hardware platforms using the Windows NT and UNIX operation systems. Symix also sells and provides implementation and post sales support services for its products.

DISTRIBUTION ARCHITECTS INTERNATIONAL, INC. (SEE PAGE ___)
905 East Westchester Avenue
Tempe, Arizona  85283-2938
(602) 777-7000

     DAI designs, develops, markets and supports software products that address the distribution requirements of its customers. These products consist of supply chain management software and are designed to operate across a wide range of hardware platforms, including Windows NT and UNIX operating systems. DAI also sells and provides implementation and post sales support services for its products.

RECOMMENDATION TO DAI SHAREHOLDERS (SEE PAGE ___)


     All of the members of the DAI board of directors recommend that you vote "FOR" the proposal to approve the merger agreement.


INTERESTS OF DAI EXECUTIVE OFFICERS AND DIRECTORS (SEE PAGE ___)


     You should be aware that several directors and executive officers of DAI may have interests in the merger that are different from, or in addition to, those of DAI shareholders. As a condition to the merger, the surviving corporation in the merger will enter into an employment agreement with the current president of DAI, Thomas Cain. Several of DAI's executive officers also will receive Symix shares for DAI stock options that will be canceled in the merger.




MARKET PRICE FOR SYMIX SHARES (SEE PAGE ___)


     Symix shares are traded in the over-the-counter market and are quoted on the Nasdaq National Market under the symbol "SYMX". The last reported closing price of Symix shares on March 5, 1999, the last full trading day before the announcement of the merger, was $19.25 per share. On April 8, 1999, the last full trading day before the public announcement that the merger agreement had been amended, the last reported closing price of Symix shares was $____ per share. The last reported closing price of Symix shares on April __, 1999 was $____ per share.


COMPARISON OF RIGHTS OF DAI SHAREHOLDERS AND SYMIX SHAREHOLDERS (SEE PAGE ___)

     After the merger, DAI shareholders will become shareholders of Symix.
Since Symix is an Ohio corporation, their rights will be governed by Ohio law instead of Texas law. The rights of shareholders under Ohio law compared to the rights of shareholders under Texas law are described on pages ___ through ___ of this proxy statement/prospectus.


APPRAISAL RIGHTS FOR DISSENTING SHAREHOLDERS (SEE PAGE ___)


     If the merger agreement is approved by the required vote of DAI shareholders and is not abandoned or terminated, holders of DAI stock, by complying with the Texas Business Corporation Act, Articles 5.11 through 5.13, will be entitled to dissenters' rights as described in the Texas statute. However, it is a condition to Symix's obligation to complete the merger that the holders of not more than five percent (5%) of the outstanding shares of DAI be eligible to exercise dissenters' rights.


FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE ___)

     You generally will not recognize taxable gain or loss for United States federal income tax purposes in exchanging DAI stock for Symix shares in the merger. You will, however, have to pay taxes on any cash received for a fractional share. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES.

REGULATORY APPROVALS (SEE PAGE __)

     To complete the merger, articles of merger must be filed with the Secretary of State of Texas and a certificate of merger must be filed with the Secretary of State of Ohio. There are no other federal or state regulatory requirements to be complied with or approvals to be obtained.

                  SYMIX SELECTED CONSOLIDATED FINANCIAL DATA

    In the table below, we provide you with selected historical financial data of Symix Systems, Inc. We have prepared this information using the consolidated financial statements of Symix Systems, Inc. for the five years ended June 30, 1998 and the six-month periods ended December 31,1998 and 1997. The financial statements for the five fiscal years ended June 30, 1998 have been audited by Ernst & Young LLP, independent auditors. The financial statements for the six-month periods ended December 31, 1998 and 1997 have not been audited.


    When you read this selected historical financial data, it is important that you read along with it the historical financial statements and related notes in Symix's annual and quarterly reports filed with the SEC, as well as the section of Symix's annual and quarterly reports titled "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                        Six Months Ended
                                          December 31,                         Year Ended June 30,
                                        ----------------      ------------------------------------------------
                                        1998       1997       1998       1997      1996        1995       1994
                                        ----       ----       ----       ----      ----        ----       ----
                                          (Unaudited)
                                                         (In thousands, except per share data)
OPERATING STATEMENT DATA:
Net revenue                             $59,992   $41,582    $97,597    $65,772    $45,759    $42,828     $35,486
Cost of revenue                          22,916    15,428     35,701     23,690     16,496     15,672      12,917
                                       --------  --------   --------   --------   --------   ---------   --------
Gross Margin                             37,076    26,154     61,896     42,082     29,263     27,156      22,569
Operating Expenses
  Selling, general, and
     administrative                      27,423    18,874     45,474     31,351     21,593     24,774      19,188
  Research and product development        4,446     3,744      7,901      5,659      3,673      3,744       2,589
  Restructuring and other unusual
    charges                                -          -          -         -           506        -          -
  Acquired research and development
    write-off                              -        6,503      6,503       -          -           -          -
                                        --------  --------   --------   --------   --------   ---------   --------
  Total operating expenses               31,869    29,121     59,878     37,010     25,772     28,518      21,777
                                        --------  --------   --------   --------   --------   ---------   --------
Operating income (loss)                   5,207    (2,967)     2,018      5,072      3,491     (1,362)        792
Other income (expense), net                  92       (65)      (178)       107        221        314         122
                                        --------  --------   --------   --------   --------   ---------   --------
Income (loss) before income taxes         5,299    (3,032)     1,840      5,179      3,712     (1,048)        914
Provision (benefit) for income taxes      2,112     1,321      3,196      1,916      1,404       (410)        330
                                        --------  --------   --------   --------   --------   ---------   --------
  Net income (loss)                     $ 3,187   ($4,353)   ($1,356)    $3,263     $2,308      ($638)       $584
                                        --------  --------   --------   --------   --------   ---------   --------
                                        --------  --------   --------   --------   --------   ---------   --------
Diluted earnings (loss) per share         $0.44    ($0.72)    ($0.21)     $0.54      $0.41     ($0.12)      $0.10
Weighted average common and common
  share equivalents outstanding
  assuming dilution                       7,270     6,084      6,317      6,079      5,582      5,424       5,585

                                         At December 31                           At June 30
                                        ---------------           ----------------------------------------
                                        1998       1997       1998       1997      1996        1995       1994
                                        ----       ----       ----       ----      ----        ----       ----
BALANCE SHEET DATA:
Working capital                         $16,936   $11,685    $13,575    $ 7,897    $ 7,538    $ 6,363     $ 9,466
Total assets                             73,923    54,866     66,382     44,252     30,463     26,069      24,473
Total long-term debt, net of current      4,151     4,295      2,305        530       -           138         335
Total shareholders' equity               35,366    27,364     31,301     23,361     17,102     14,508      15,641

                          SELECTED FINANCIAL DATA OF DAI      In the table
below, we provide you with selected historical financial data of Distribution Architects International, Inc. We have prepared this information using the consolidated financial statements of Distribution Architects International, Inc. for each of the five years in the period ended September 30, 1998 and the three-month periods ended December 31, 1998 and 1997. The financial statements for each of the five fiscal years in the period ended September 30, 1998 have been audited by Arthur Andersen LLP, independent public accountants. The financial statements for the three-month periods ended December 31, 1998 and 1997 have not been audited.

     When you read this selected historical financial data, it is important that you read along with it DAI's historical financial statements and related notes, as well as the "Management's Discussion and Analysis of Financial Condition and Results of Operations," included herein.


                                     Three Months Ended
                                         December 31,                      Years Ended September 30,
                                     ------------------  -----------------------------------------------------------
                                       1998        1997         1998        1997       1996       1995        1994
                                       ----        ----         ----        ----       ----       ----        ----
                                         (Unaudited)
                                                          (in thousands, except per share data)
OPERATING STATEMENT DATA:
Net revenues                           $2,953      $3,041      $13,275    $14,282    $15,335     $12,727    $12,526
Cost of revenue                         1,203       1,228        5,621      6,437      6,722       6,006      6,984
                                        -----       -----       ------     ------     ------      ------     ------
Gross margin                            1,750       1,813        7,654      7,845      8,613       6,721      5,542
                                        -----       -----        -----      -----      -----       -----      -----
Operating expenses
  Selling, general and administrative   1,356       1,384        6,214      5,484      5,281       4,174      3,287
  Research and product development        700         500        2,000      2,100      1,600       1,025        850
                                        -----       -----        -----      -----      -----       -----      -----
  Total operating expenses              2,056       1,884        8,214      7,584      6,881       5,199      4,137
                                        -----       -----        -----      -----      -----       -----      -----

Operating income (loss)                  (306)        (71)        (560)       261      1,732       1,522      1,405
Other income (expense), net                51           7           25        101        274          83         (5)
                                        -----      ------        -----      -----      -----       -----      -----

Income (loss) before income taxes        (255)        (64)        (535)       362      2,006       1,605      1,400
Provision for (benefit of) income
  taxes                                  (120)        (14)        (307)        55        803         635        628
                                        -----      ------        -----      -----      -----       -----      -----

Net income (loss)                       $(135)       $(50)       $(228)      $307     $1,203        $970       $772
                                        -----      ------        -----      -----      -----       -----      -----
                                        -----      ------        -----      -----      -----       -----      -----

Diluted earnings (loss) per share      $(0.03)     $(0.01)      $(0.05)     $0.06      $0.21       $0.17      $0.14

Weighted average common and
  common share equivalents
  outstanding assuming dilution         4,278       4,261        4,280      5,444      5,619       5,617      5,632


                                          At December 31                       At September 30,
                                        -----------------        ----------------------------------------
                                        1998         1997        1998        1997      1996        1995        1994
                                        ----         ----        ----        ----      ----        ----        ----
BALANCE SHEET DATA:
Working capital                         $2,314      $3,580      $2,375    $ 3,734     $2,610      $2,358      $1,658
Total assets                             9,114       9,747      10,671     10,172     12,524      11,378       9,447
Total long-term debt, net of current       616       1,930       1,047      2,026      1,013       1,097         369
Total shareholders' equity               4,948       5,233       5,083      5,263      4,930       3,756       2,777

         UNAUDITED SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA


     The following unaudited selected pro forma consolidated financial data has been derived from and should be read in conjunction with the unaudited pro forma condensed consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus on pages ______. The following unaudited selected pro forma consolidated financial data is based on adjustments to the historical consolidated balance sheets and related consolidated statements of operations of Symix and DAI to give effect to the merger using the purchase method of accounting for business combinations. The unaudited pro forma condensed consolidated statements of operations data for the six months ended December 31, 1998 and for the year ended June 30, 1998 assume the merger was effected as of the beginning of each period presented. The unaudited pro forma condensed consolidated balance sheet as of December 31, 1998 assumes the merger was effected as of December 31, 1998. This unaudited selected pro forma consolidated financial data also gives effect to the November 24, 1997 acquisition of the Pritsker Corporation assuming the acquisition occurred on July 1, 1997. The following unaudited selected pro forma consolidated financial data may not necessarily reflect the financial condition or results of operations of Symix that would have actually resulted had the merger occurred as of the date and for the periods indicated or reflect the future earnings of Symix.


                                                      Six Months Ended        Year Ended
                                                      December 31, 1998      June 30, 1998
                                                     ------------------      -------------
                                                     (In thousands, except per share data)
Net revenue                                                $66,934              $112,217
Cost of revenue                                             25,885                42,009
                                                           -----------------------------
Gross Margin                                                41,049                70,208
                                                           -----------------------------
Operating Expenses
   Selling, general, and administrative                     30,522                53,294
   Research and product development                          5,646                 9,926
                                                           -----------------------------
   Total operating expenses                                 36,168                63,220
                                                           -----------------------------
Operating income                                             4,881                 6,988
Other income (expense), net                                    179                  (226)
                                                           -----------------------------
Income before income taxes                                   5,060                 6,762
Provision for income taxes                                   2,102                 2,803
                                                           -----------------------------
                                                           -----------------------------
   Net income                                               $2,958              $  3,959
                                                           -----------------------------
                                                           -----------------------------
Diluted earnings per share                                   $0.37                 $0.51
Weighted average common and common share
   equivalents outstanding assuming dilution                 7,895                 7,749

                                                     December 31, 1998
                                                     -----------------
Balance Sheet Data:
Working capital                                            $18,675
Total assets                                                84,471
Total long-term debt, net of current                         4,767
Total shareholders' equity                                  39,938

                    COMPARATIVE STOCK PRICES AND DIVIDENDS

     Symix shares are traded on the Nasdaq National Market under the symbol "SYMX". As of April 14, 1999, there were approximately 130 holders of record of Symix shares. Symix believes that there are more than 2,000 beneficial shareholders of Symix. The table below presents the high and low sales prices for Symix shares, as reported by the Nasdaq National Market, for fiscal years 1997 and 1998 and for the interim period since June 30, 1998:



1997 (JULY 1, 1996-JUNE 30, 1997)                                                  HIGH              LOW
First Quarter..................................................................   $ 8 1/2           $7 1/4
Second Quarter.................................................................     8 5/8            7 3/8
Third Quarter..................................................................    10 7/8            7 7/8
Fourth Quarter.................................................................    12 3/8            8

1998 (JULY 1, 1997-JUNE 30, 1998)                                                   HIGH              LOW
First Quarter..................................................................   $21              $10 3/4
Second Quarter.................................................................    19               14
Third Quarter..................................................................    19 3/8           14
Fourth Quarter.................................................................    22 7/8           18 1/8

1999 (JULY 1, 1998-MARCH 31, 1999)                                                  HIGH              LOW
First Quarter..................................................................   $26 3/8           15 5/8
Second Quarter.................................................................    22 5/8           15 1/4
Third Quarter..................................................................    24 7/8           15 1/8



     The closing price of Symix shares on March 5, 1999, the last full trading day prior to the first public announcement of the merger, was $19.25 per share. The last reported closing price of Symix shares on April 8, 1999, the last full trading day before public announcement that the merger agreement had been amended, was $8.75 per share. On __________, 1999, the last reported closing price of Symix shares, as reported by the Nasdaq National Market, was $ _________ per share.


     Symix has never paid cash dividends on its shares. Symix also does not intend to pay cash dividends on its shares in the foreseeable future.


     There is no established public or other trading market for DAI stock. Since ___________, DAI has issued shares of its stock upon the exercise of employee stock options at a price of $1.242 per share. The stock options were granted with exercise prices equal to the fair market value of the DAI stock on the date of grant of the option. Therefore, these prices may not reflect the prices that would have been paid for the DAI stock on a public market. No dividends have been paid on DAI stock.

     The average of the high and low per share prices of Symix shares on April 8, 1999 (the last full trading day before the public announcement that the merger agreement had been amended) through April 12, 1999 was $9.00. Based upon this average, the corresponding per share value of DAI stock is approximately $1.18 per share. This value is determined by multiplying the specified average per share price of Symix shares by the fraction of a Symix share to be issued for each share of DAI in the merger.
     Shareholders of DAI are advised to obtain current market quotations for Symix shares.

                                 RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS IN EVALUATING WHETHER TO ADOPT THE MERGER AGREEMENT. THESE FACTORS SHOULD BE CONSIDERED IN CONJUNCTION WITH THE OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS.

RISKS RELATING TO THE MERGER

WE CANNOT ASSURE YOU THAT THE BUSINESSES OF DAI AND SYMIX WILL BE
SUCCESSFULLY COMBINED.

     Unless we can successfully combine our businesses in a timely and efficient manner, our businesses may be materially adversely affected. The merger will involve combining companies that have previously operated separately. This involves a number of risks, including:

      - the diversion of management's attention to the integration and combination of operations;

      - difficulties in integrating personnel with different business and corporate cultural backgrounds;

      -   challenges in keeping customers;

      -   difficulties in combining operations and systems;

      -   the inability to retain key employees; and

      - potential short-term adverse effects on operating results, including the expenditure of significant amounts of financial and other resources in integrating our businesses.

SINCE THE MARKET PRICE OF SYMIX SHARES WILL VARY, DAI SHAREHOLDERS CANNOT BE SURE OF THE MARKET VALUE OF THE SYMIX SHARES THEY WILL
RECEIVE IN THE MERGER.

     At the time that the merger is completed, each share of DAI outstanding will be converted into the right to receive 0.1313 of a share of Symix. This exchange ratio is fixed and will not be adjusted in the event of any increase or decrease in the market price of Symix shares or the fair market value of DAI stock. As a result, the value of the Symix shares received by DAI shareholders in the merger will vary with fluctuations in the market price of Symix shares.

VOTING RIGHTS OF DAI MANAGEMENT ARE SUFFICIENT TO APPROVE OR TO DISAPPROVE THE MERGER AGREEMENT.

     When considering the recommendations of the DAI's board of directors, you should be aware that Thomas Cain, chairman of the board and president of DAI, holds shares of DAI sufficient to approve or disapprove the merger agreement. In addition, some executive officers and directors of DAI may have interests in the merger that are different from yours. These interests include rights they have under employment agreements or in DAI stock options, and the fact that some executive officers or directors of DAI may be appointed to serve as executive officers or directors of the surviving corporation in the merger. In addition, the current president of DAI, Thomas Cain, will enter into an employment agreement with the surviving corporation. These interests may create potential conflicts of interests. DAI's board of directors was aware of these potential conflicts of interest of DAI executive officers and directors when it approved the merger agreement and the merger.


RISKS RELATING TO SYMIX

CHANGES IN DEMAND FOR PRODUCTS AND SERVICES COULD CAUSE FLUCTUATIONS IN QUARTERLY OPERATING RESULTS.

     Symix's operating results may vary significantly from quarter to quarter. Its quarterly operating results are affected by a number of factors that could materially and adversely affect revenues and profitability. These factors also make estimation of operating results prior to the end of a quarter extremely uncertain. These factors include:


     -    demand for Symix's products and services;

     -    competitive conditions in the software industry;

     - the timing of the introduction or market acceptance of new or enhanced products offered by Symix or its competitors;

     - the potential for delay or deferral of customer purchases of Symix products in anticipation of product enhancements or new product offerings by Symix or its competitors:

     -    the timing of any acquisitions and related write-offs;

     -    the mix of product and services net revenues;

     -    the mix of North American and international net revenues; and

     - general economic conditions and other factors affecting capital expenditures by customers.


     The purchase of Symix products and services may involve a significant commitment of capital and other resources by its customers. As a result, the sales cycles for Symix products and services, from initial evaluation to delivery or performance, vary from customer to customer. The timing of individual sales is difficult to predict, and sales can occur in quarters subsequent to those anticipated by Symix.

     Revenues in any quarter are substantially dependent on orders signed and shipped in that quarter. Typically, Symix realizes higher revenues in its second and fourth fiscal quarters. Symix generally records a majority of its quarterly revenues in the third month of each quarter, primarily in the latter half of the third month. Symix believes that the fluctuations in its operating results is caused primarily by the budgeting cycles of its customers and the structure of its sales commission and bonus programs. As a result, Symix's quarterly operating results are difficult to predict. In addition, delays in product delivery or in closings of sales near the end of a quarter could cause quarterly operating results to fall substantially short of anticipated levels.

TERMINATION OF AGREEMENT WITH PROGRESS WOULD REQUIRE SYMIX TO MIGRATE ITS PRODUCTS TO A DIFFERENT PROGRAMMING LANGUAGE AND COULD RESULT IN A LOSS OF BUSINESS.

     Symix's core product, SyteLine, is written in PROGRESS, a proprietary programming language licensed by Symix from Progress Software Corporation. Symix depends upon the license of PROGRESS to its customers and the acceptance of PROGRESS by its customers. Symix markets and distributes PROGRESS in connection with the sale of its products under a non-exclusive agreement with Progress. The agreement may be terminated by either party upon 90 days written notice to the other party. In addition, the agreement may be terminated immediately by either party if a material breach of the agreement by the other party continues after 30 days' written notice. Symix's relationship with Progress involves other risks which could have a material adverse effect on Symix's business, operating results or financial condition, including the following:

          -    the failure of Progress to continue its relationship with Symix;

          - the failure of Progress to develop, support or enhance PROGRESS in an manner which is competitive with enhancements of other programming languages;

          - the loss of market acceptance of PROGRESS and its relational database management system; and

          - the inability of Symix to migrate its software products to other programming languages on a timely basis if PROGRESS is no longer available.

SYMIX DERIVES A SIGNIFICANT PORTION OF ITS BUSINESS FROM OPERATIONS WHICH ARE SUBJECT TO FOREIGN ECONOMIC CONDITIONS AND CURRENCY FLUCTUATIONS.

     Symix derives a significant portion of its business from international sales. It expects to continue to expand its international operations, which will require significant management attention and financial resources. Symix's international operations are subject to various risks, including the following:

          - the impact of a recession in foreign countries, particularly in Europe and the Asia/Pacific regions;

          - cultural and language difficulties associated with serving customers, localizing and translating products;

          -    staffing and management problems related to foreign operations;

          - exchange controls and reduced protection for intellectual property;

          -    political instability; and

          -    fluctuations in foreign exchange rates.

ADVERSE ECONOMIC CONDITIONS IN THE MANUFACTURING INDUSTRY COULD RESULT IN REDUCED PURCHASES OF SYMIX'S PRODUCTS.

     Customers of Symix are primarily manufacturers. Symix's business depends substantially upon the capital expenditures of its customers.
Capital expenditures by its customers depend upon the demand for manufactured products. A recession or other adverse economic event affecting manufacturers could cause them to curtail or delay capital expenditures for computer software products. Any significant changes in the timing or amount of capital expenditures by manufacturers could have a material adverse effect on Symix's business, operating results or financial condition.

PRODUCT DEFECTS COULD RESULT IN A LOSS OF MARKET SHARE OR MATERIAL DELAYS IN THE RELEASE OF NEW OR ENHANCED PRODUCTS.

     Software programs are complex. Upon release, Symix's products may contain undetected errors which are usually resolved through the regular maintenance and updating process. However, Symix's products also may contain more serious errors which may not be detected until the product has been delivered to customers. As a result of serious errors:


          - Symix customers could suffer major business interruptions or other problems which could lead to claims for damages against Symix;

          - Symix customers may delay their purchase of products until they are satisfied that the problems have been resolved;

          - Symix may experience delays in the scheduled release of new or enhanced products;

          - customers may decide not to purchase the defective products or other Symix products;

          - Symix may have to devote significant financial and product development resources to fix defective products; and

          -    market acceptance of Symix products may be reduced.

If Symix's products contain serious errors, its business, results of operations or financial condition may be materially adversely affected.

YEAR 2000 COULD SHIFT CUSTOMERS' SOFTWARE PRODUCT PURCHASES AWAY FROM SYMIX'S PRODUCTS.

     Many currently installed computer software products use only two digits, rather than four digits, to represent a particular year. Starting in the year 2000, these products will need to accept four digit entries to recognize twenty-first century dates. The failure of these products to process dates beyond the year 1999 may result in miscalculations or system failures. Embedded systems, such as environmental systems controls, elevators and other products that use microprocessors or computer chips, also may have year 2000 compliance problems. As a result, these products and systems may need to be upgraded or replaced to comply with year 2000 requirements.

     Symix believes that the current version of its products are year 2000 compliant. Symix does not intend to make all prior versions of its products year 2000 compliant. It has notified its customers as to which versions of its products will and will not be year 2000 compliant. Symix also has advised its customers of available upgrades or new releases of older products which are year 2000 compliant.

     Symix is in the process of assessing the year 2000 readiness of selected key suppliers, subcontractors, business partners and customers of Symix. It has confirmed that products and proprietary technology of others used in its products are year 2000 compliant.

     Symix is in the process of reviewing its internal computer information system and non-computer systems with embedded computer technology, such as telecommunications equipment and building elevators, for year 2000 compliance. Symix believes that such systems are year 2000 compliant.

     Symix is subject to various risks related to year 2000 compliance issues, including:

     - customers have allocated significant portions of their information technology budgets to year 2000 compliance which could diminish demand for Symix's products;

     -    some of Symix's products may contain undetected year 2000 problems;
          and

     - the failure of others who provide external services to Symix, such as public utilities, to be year 2000 ready could adversely impact its operations.

             CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

     This document contains statements about the merger and about our financial condition, results of operations, plans, objectives, future performance and business which we believe are forward looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements included or incorporated by reference in this proxy statement/prospectus or made by management of DAI or Symix other than statements of historical fact regarding DAI, Symix or the combined company are intended to be forward-looking statements. This includes information relating to cost savings, benefits, market positions, product successes, business strategies, revenues and earnings estimated to result from the merger. In some cases, you can identify forward-looking statements as those using words like "may," "will," "should," "could," "would," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or similar terms. These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those predicted in these forward-looking statements because of factors or possible events, including the following:

          -    expected savings from the merger are not achieved or are delayed;

          -    sales following the merger are lower than expected;

          - costs or difficulties relating to the combination of our businesses;

          - adverse changes in general economic, competitive and market conditions;

          - loss of key personnel or the failure to successfully integrate our personnel;

          -    increased competition in our industry or markets;

          -    unsuccessful timing of product development and general release;

          -    the combined company's inability to resolve any year 2000 issues;
               and

          - decreased demand and market acceptance of the combined company's products.


YOU SHOULD NOT PLACE A LOT OF EMPHASIS ON THESE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS SPEAK ONLY AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS AND, IN THE CASE OF ANY DOCUMENT INCORPORATED IN THIS PROXY
STATEMENT/PROSPECTUS BY REFERENCE, THE DATE OF THAT DOCUMENT. WE WILL HAVE NO OBLIGATION TO REVISE THESE FORWARD-LOOKING STATEMENTS.

                             THE SPECIAL MEETING

DATE, TIME AND PLACE

     The special meeting of shareholders of DAI will be held on _____________, 1999 at the principal executive offices of DAI located at 905 East Westchester Avenue, Tempe, Arizona commencing at ______________ a.m., local time.

MATTERS TO BE CONSIDERED

     If we meet the terms and conditions of the merger agreement, DAI will merge with and into Symix Acquisition Corp. After the merger, DAI will be a wholly-owned subsidiary of Symix. In the merger, each share of DAI issued and outstanding immediately before the merger will convert into the right to receive 0.1313 of a share of Symix. In the merger, each option to buy DAI stock will be canceled in exchange for Symix shares based upon the difference between $2.17, the agreed value of DAI stock, and $1.242, the exercise price of the option, multiplied by the number of shares of DAI covered by the option, and divided by $18.50. YOU ARE URGED TO READ THE COPY OF THE MERGER AGREEMENT ATTACHED TO THIS DOCUMENT AS APPENDIX A.


     At the special meeting, shareholders of DAI will vote on a proposal to approve the merger agreement.



     THE DAI BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF DAI VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.


VOTE REQUIRED


     The affirmative vote of holders of two-thirds of the outstanding shares of DAI is required to approve the merger agreement. Each share of DAI is entitled to one vote.


     Only holders of record of DAI stock at the close of business on [DATE], 1999 will be entitled to receive notice of and to vote at the special meeting. As of [DATE], 1999, there were 4,275,452 shares of DAI outstanding. Holders of a majority of the outstanding shares of DAI entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the special meeting.


     On [DATE], 1999, DAI directors and executive officers and their affiliates may be deemed to beneficially own 4,700,672 shares of DAI, including shares subject to presently exercisable options. In addition, the current president of DAI, Thomas Cain, beneficially owns approximately 94% of the outstanding shares of DAI. Each of the directors and executive officers of DAI has indicated that he or she intends to vote these shares for approval of the merger agreement.


     We will have a list of DAI shareholders entitled to vote at the special meeting available at the special meeting.

VOTING OF PROXIES

     Shares represented by a proxy will be voted at the special meeting as specified in the proxy. Properly executed proxies that do not contain voting instructions will be voted "FOR" approval of the merger agreement.

     We will count properly executed proxies marked "Abstain" for purposes of determining whether there is a quorum, but the shares that any of these proxies represent will not be voted at the special meeting. If you execute and return a proxy that does not specify otherwise, the shares represented by the proxy will be voted "FOR" approval of the merger agreement in accordance with the recommendation of the DAI board of directors.


HOW TO REVOKE A PROXY

     Your grant of a proxy on the enclosed proxy card does not prevent you from voting in person or otherwise revoking your proxy.


     You may revoke a proxy at any time before its exercise by delivering a duly executed revocation or a proxy bearing a later date to Thomas Cain, secretary of DAI, 905 East Westchester Avenue, Tempe, Arizona 85283-2938, or by giving notice of revocation at the special meeting. In addition, you may revoke your proxy by voting your shares in person at the special meeting.
The facsimile number for DAI is (602) 831-7659.


SOLICITATION OF PROXIES


     In addition to solicitation by mail, the directors, officers and employees of DAI may solicit proxies from DAI shareholders by telephone, telecopy, telegram or in person. DAI will bear the costs of the solicitation of proxies from its shareholders, except Symix will bear the cost of printing this proxy statement/prospectus. DAI SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.


                                  THE MERGER

     The discussion in this proxy statement/prospectus of the merger and the description of the principal terms and conditions of the merger agreement and the merger is a summary only. You should refer to the merger agreement for the details of the merger and the terms and conditions of the merger agreement. We have attached a copy of the merger agreement to this proxy statement/prospectus as Appendix A.


BACKGROUND OF THE MERGER

     DAI entered 1998 as a profitable software and services organization with a strong reputation in the distribution software industry. Although DAI has extensive product functionality and strong expertise in distribution software, DAI had not grown its business during the previous four years.

     As a private company, DAI has focused primarily on profitability and has limited the number of new customers it pursues each year. While this has been a safe strategy in light of the highly fragmented nature and significant size of the distribution software industry, it is becoming risky as trends in consolidation become apparent.

     With companies more open to "packaged" software applications and the pressure of the Internet to shrink the distribution supply chain, market opportunities for DAI products have been growing dramatically. In 1998, DAI management began reevaluating its approach to the market and noted the following three key constraints:


     - DAI's focus was on profitability and risk aversion instead of growth opportunities;

     - DAI's limited infrastructure prevented it from fully delivering large scale business applications in the license based business model; and

     - DAI believed its market would shift from stand-alone distribution opportunities to those integrated with manufacturing, and DAI lacked manufacturing software products and expertise.


     After considering funding from venture capital resources and the possible initial public offering of its stock, DAI concluded that the most effective way to solve the challenges facing it would be to merge with another software company that needed distribution expertise and products but which had already solved the challenges facing DAI.

     After researching and analyzing companies specializing in manufacturing software solutions, on or about September 30, 1998, DAI contacted Symix and inquired if Symix would be interested in pursuing a partnership or other strategic relationship with DAI. Since Symix was in the process of reviewing a number of options to expand its supply chain management product offerings, Symix proceeded to evaluate DAI as a potential business partner.


On November 12, 1998, a representative of Symix visited with DAI's president to explore mutual business opportunities. During that visit, the subject of a possible merger of the two companies was discussed. On November 24, 1998, Symix's representative visited DAI's offices in Tempe, Arizona to learn more about DAI's operations and to determine whether DAI might, from Symix's perspective, be an acquisition candidate. On December, 2, 1998, representatives of both Symix and DAI met at Symix's offices in Columbus, Ohio to discuss a possible merger of the two companies. Following that meeting, Symix and DAI agreed to begin due diligence efforts to determine whether from a product and technical perspective, the two companies should merge.


     During December 1998 and January 1999, several meetings occurred between representatives of the two companies involving product marketing and development personnel. On January 27, 1999, Symix's president, Steve Sasser, and chief financial officer, Larry DeLeon, presented an overview of a possible merger between DAI and Symix to the Symix board of directors. The Symix board agreed that Symix should continue discussions with DAI regarding a proposed merger. On January 29, 1999, representatives of the two companies met in Dallas to review implications of a possible merger.

     On February 11, 1999 Symix verbally made an offer to acquire all of DAI's outstanding stock in exchange for 550,000 shares of Symix. On February 18 and 19, representatives of the two companies met to negotiate the significant terms of the merger. At the same time, the companies completed their review and investigation of the other's business and operations. On February 22 and 23, 1999 representatives of both companies again met in Dallas to finalize the merger agreement. The merger agreement was executed by the parties on February 24, 1999.


     On April 8, 1999, the parties executed an amendment to the merger agreement which, among other things, modifies the exchange ratio and the conversion formula for DAI options to be converted in the merger. The closing price of Symix shares on March 5, 1999, the last full trading day before the first public announcement of the merger, was $19.25. On April 8, 1999, the last full trading day before public announcement of the amendment, the closing price of Symix shares was $8.75 per share. In the amendment, the parties agreed to increase the maximum number of Symix shares to be issued in the merger from 610,000 to 625,000 as a result of the decrease in the market price of Symix shares between March 5, 1999 and April 8, 1999. The amendment also provides for revisions to the employment agreement to be entered into by Thomas Cain, the current president and chief executive officer of DAI, and the surviving corporation in the merger.


SYMIX'S REASONS FOR THE MERGER


     Symix decided to acquire DAI primarily because the acquisition will add supply chain planning and execution software to Symix's product line.
Symix's board of directors believes that DAI's products and expertise will complement Symix's product offering and give the combined company a competitive advantage. Symix's board of directors also considered DAI's significant technical expertise regarding distribution software solutions for manufacturing firms.


DAI'S REASONS FOR THE MERGER

     The DAI board of directors believes that the terms of the merger are fair to, and in the best interests of, DAI and its shareholders.
Accordingly, the DAI board of directors has approved the merger agreement and the merger and recommends that holders of DAI stock vote for approval of the merger agreement.


     Prior to recommending action on the merger, the DAI board of directors reviewed various materials and engaged in discussions with DAI's management regarding the business, operations and financial condition of Symix. The DAI board also reviewed the terms and conditions of the merger with DAI's senior management. Set forth below are all the material factors in favor of the merger that the DAI directors considered in reaching its decision to approve the merger and to recommend that DAI's shareholders vote to approve the merger agreement:



- the merger provides DAI shareholders with Symix shares in a tax-free exchange at a premium over the [book value] per share price of DAI stock;

- DAI board's assessment that the merger offers DAI shareholders an opportunity to participate in the long-term growth and appreciation of DAI's business through their ownership interest in Symix;

- DAI board's assessment that the strategic fit between Symix and DAI complements the nature of their respective businesses;

- DAI board's belief that the prospects of each of DAI and Symix indicate that the combined company will have a stronger presence in the enterprise application software market than either company alone;

- anticipated operating synergies and cost savings, including the consolidation of certain corporate, administrative and support functions; however, the DAI board did not consider any quantified amount of cost savings in reaching its decision to approve the merger; and

-    the principal terms and conditions of the merger agreement, in particular:

     - that the issuance of Symix shares in the merger is not subject to the approval of Symix shareholders; and

     - current and historical market prices of Symix shares and the premise that the exchange ratio in the merger agreement represented a premium over the book value of DAI stock.


   Set forth below are all the material factors against the merger that the DAI board considered in reaching its decision to approve the merger and to recommend that DAI's shareholders vote to approve the merger agreement:


- Possible management disruption relating to the merger and the risk that, despite the efforts of the combined company, key personnel of DAI might decide not to continue their employment with the combined company;

-    Possible failure of DAI to be integrated successfully into Symix;

- The fixed exchange ratio, which caps the number of Symix shares that DAI shareholders would receive upon consummation of the merger if the Symix share price declines;

- The conditional nature of Symix's obligation to complete the merger, as set forth in the merger agreement; and

- The restrictions on certain transactions by DAI during the period prior to completion of the merger.


   On balance, however, the DAI board determined that the benefits of the merger outweighed the potential risks and unanimously approved the merger. The DAI board did not retain the services of an investment banking firm in connection with the proposed transaction. The foregoing discussion of information and factors considered by the DAI board is not intended to be exhaustive but is intended to include the material factors considered. In view of the wide variety of factors considered, the DAI board did not find it practical to, and did not, quantify or otherwise assign relative weight to the specific factors considered and individual directors may have given different weight to different factors.

INTERESTS OF DAI OFFICERS AND DIRECTORS IN THE MERGER

     In considering the merger, holders of DAI stock should be aware that the directors and executive officers of DAI have interests in the merger in addition to their interests as shareholders of DAI generally, as described below:

     CAIN EMPLOYMENT AGREEMENT. As a condition to the merger, Symix Acquisition Corp. has agreed to enter into a four-year employment agreement with Thomas Cain, the president and chief executive officer of DAI. The employment agreement will become effective upon the closing of the merger. Under the terms of the employment agreement, Mr. Cain will:


     -    serve in the capacity of chairman of the board of Symix Acquisition
          Corp.;

     - receive an annual base salary of $260,000, a one-time retention bonus of $125,000 payable upon consummation of the merger and an annual bonus of $125,000;

     - be eligible to participate in health and welfare plans generally afforded to Symix employees; and

     - agree not to compete with Symix during his term of employment and a period of one year following termination of his employment for any reason.



     If Symix Acquisition Corp. terminates Mr. Cain at any time during the term of the employment agreement other than for "cause," as defined in the employment agreement, or if he voluntarily terminates his employment for "Good Reason," as defined in the employment agreement, he will be entitled to receive;


     - a lump sum severance payment equal to the balance of any compensation due to him under the employment agreement for the remainder of its original term or any then current extended term; and

     - health and welfare benefits for an additional six months following termination.

     The health and welfare benefits will be reduced to the extent comparable benefits are actually received by Mr. Cain during the six-month period.

     The term "cause" is defined under the employment agreement to mean termination following Mr. Cain's conviction of a crime constituting a felony or upon his willful and continued failure to substantially perform his duties under the employment agreement, provided Symix Acquisition Corp. follows certain procedural requirements set forth in the employment agreement. The term "Good Reason" is defined to include the occurrence of any of the following events without Mr. Cain's express written consent:


     - the failure of the board of directors of Symix Acquisition Corp. to elect him as chairman of the board or the assignment to him of duties inconsistent with those described in the employment agreement;

     - a reduction of his base salary or the failure to provide any portion of his then current compensation or any fringe benefits provided for under the employment agreement; or

     - the relocation of Symix Acquisition Corp.'s offices to a location more than 50 miles from the present location of DAI or the requirement that Mr. Cain travel out of town more than two weeks each calendar month.



     DAI OPTIONS. At February 28, 1999, executive officers of DAI held options to acquire an aggregate of 1,183,773 shares of DAI stock. Under the terms of the option plan under which these options were granted, the options will expire upon consummation of the merger. However, under the terms of the merger agreement, the option holders will receive Symix shares based on a formula set forth in the merger agreement. See "The Merger Agreement - The merger."

ACCOUNTING TREATMENT


     The merger will be accounted for by Symix using the purchase method of accounting as contemplated by Accounting Principles Board Opinion No. 16. Under this method of accounting, the purchase price will be allocated to the fair value of the net assets acquired. Symix currently estimates that it will incur a nonrecurring charge of approximately $1,053,000 relating to the write-off of acquired in-process technology of DAI, which will occur in the quarter in which the merger is completed.


FEDERAL INCOME TAX CONSEQUENCES


     The following discussion summarizes the material federal income tax considerations of the merger that are generally applicable to holders of DAI stock who hold DAI stock as a capital asset. This discussion is based on currently existing provisions of the Internal Revenue Code, the Treasury Regulations adopted under the Code and current administrative rulings and court decisions. All of these laws, regulations, rulings and decisions are subject to change. Any such change, which may be retroactive, could alter the tax consequences described in this proxy statement/prospectus.


     DAI shareholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular DAI shareholders in light of their particular circumstances, including shareholders:

     -    who are dealers in securities;

     - who are subject to the alternative minimum tax provisions of the Code;

     -    who are foreign persons; or

     - who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions.

     In addition, the following discussion does not address the tax consequences of the merger under foreign, state or local tax laws or the tax consequences of the exercise of Symix stock options or any other transactions occurring prior to or after the merger. ACCORDINGLY, SYMIX OPTION HOLDERS AND SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.

     Neither DAI nor Symix has requested a ruling from the Internal Revenue Service with regard to any of the federal income tax consequences of the merger. In connection with the consummation of the merger, Squire, Sanders & Dempsey L.L.P., counsel to DAI, will render an opinion addressed to DAI that the merger will constitute a reorganization under Section 368(a) of the Code. The tax opinion will be based on various assumptions as well as representations received from DAI, Symix, Symix Acquisition Corp. and specific shareholders of Symix, including representations concerning the "continuity of interest" requirement discussed below, and is subject to the limitations discussed below. The tax opinion will not be binding on the IRS nor preclude the IRS from adopting a contrary position.


     Subject to the limitations and qualifications referred to in this proxy statement/prospectus, and presuming that the merger qualifies as a reorganization, the following federal income tax consequences should result:



     - No gain or loss will be recognized by the shareholders of DAI on the exchange of their DAI stock solely for Symix shares.

     - The federal income tax basis of Symix shares received by the shareholders of DAI for their DAI stock will be the same as the federal income tax basis of the DAI stock surrendered in exchange for the Symix shares.

     - The holding period of the Symix shares received by a shareholder of DAI in exchange for his DAI stock will include the period for which the DAI stock was held, provided that the exchanged DAI stock was held as a capital asset by the shareholder at the effective time of the merger.

     - A shareholder of DAI who receives cash in lieu of fractional shares under the terms of the merger agreement will recognize capital gain or loss measured by the difference between the amount of cash received and the shareholder's basis in the fractional shares, unless the distribution is essentially equivalent to a dividend within the meaning of Section 302(b)(1) of the Code (a "Dividend Equivalent Transaction").

     - A shareholder of DAI who exercises dissenters' rights and receives payment for his DAI stock in cash will recognize capital gain or loss, measured by the difference between the amount of cash received and the shareholder's basis in the stock, provided that the payment is not a Dividend Equivalent Transaction. A shareholder of DAI who receives only cash incident to an exercise of dissenters' rights generally will not be treated as having engaged in a

          Dividend Equivalent Transaction if the DAI shareholder owns no Symix shares within the meaning of Section 318 of the Code, at the effective date.

     - None of DAI, Symix or Symix Acquisition Corp. will recognize gain solely as a result of the merger.



     The tax opinion is subject to various assumptions and qualifications and is based on the truth and accuracy of various representations of DAI, Symix and specific shareholders of Symix, including representations in certificates delivered to counsel by the respective managements of DAI, Symix, Symix Acquisition Corp. and the specific shareholders of Symix. Of particular importance are the assumptions and representations relating to the "continuity of interest" requirement.



     The continuity of interest requirement is satisfied if a substantial part of the proprietary interest in Symix is preserved in the merger. A substantial part of the proprietary interest in Symix will generally be preserved in the merger if the aggregate amount of Symix shares received by the DAI shareholders in the merger represents a substantial portion of the entire consideration received by the DAI shareholders as a result of the merger. In determining whether a substantial proprietary interest in Symix is preserved, various dispositions of Symix shares received in exchange for DAI stock, including dispositions to Symix or its related entities, will be taken into account. Although representations have been received from DAI, Symix and the substantial shareholders of DAI evidencing that the continuity of interest requirement will likely be satisfied, no assurance can be made that the requirement will in fact be satisfied. If the continuity of interest requirement were not satisfied, the merger would not be treated as a reorganization.



     A successful IRS challenge to the reorganization status of the merger, as a result of a failure of the "continuity of interest" requirement or otherwise, would result in significant tax consequences. A DAI shareholder would recognize gain or loss with respect to each share of DAI surrendered equal to the difference between the shareholder's basis in the share and the fair market value, as of the effective time, of the Symix shares received in exchange for the DAI stock. In that event, a shareholder's aggregate basis in the Symix shares so received would equal their fair market value, and the shareholder's holding period for the shares would begin upon receipt of the DAI stock.


     The foregoing discussion is based on the existing provisions of the Code and existing judicial and administrative interpretations of the Code, any of which may be altered retroactively.

     The federal income tax discussion set forth above is included for general information only. DAI shareholders and option holders are urged to consult their own tax advisors for more specific and definitive advice as to the federal income tax consequences to them from the conversion of their shares of DAI in the merger, as well as advice as to the application and effect of state, local and foreign income and other tax laws.

RESTRICTIONS ON RESALES OF SYMIX SHARES BY AFFILIATES OF DAI

     Symix shares received by DAI shareholders in the merger will be freely transferable, except those received by "affiliates" of DAI or Symix, as that term is defined in Rule 145 under the Securities Act. Persons who may be considered affiliates of an entity generally include individuals or entities that it controls, or that control it, or that are under common control with it. These persons may include its officers, directors and principal shareholders. Symix shares received in the merger by persons who are affiliates of DAI and do not become affiliates of Symix may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted under the Securities Act.


     The merger agreement requires DAI to use its reasonable best efforts to cause each DAI affiliate to sign and deliver a letter to Symix agreeing to comply with these requirements.


                             THE MERGER AGREEMENT


     This is a summary of the material provisions of the merger agreement, a copy of which is attached as Appendix A to and incorporated into this proxy statement/prospectus. You should refer to the full text of the merger agreement for details of the merger and all the terms and conditions of the merger agreement.


THE MERGER


     If the merger occurs, DAI will be merged with and into Symix Acquisition Corp., the surviving corporation in the merger. The name of the surviving corporation will be changed to "DISTRIBUTION ARCHITECTS INTERNATIONAL, INC." As a result, DAI will become a wholly-owned subsidiary of Symix and DAI shareholders will become shareholders of Symix.



     Each share of DAI outstanding immediately before the merger automatically will be converted into the right to receive 0.1313 of a share of Symix. This fraction is referred to in this proxy statement/prospectus as the exchange ratio. All outstanding shares of DAI will be canceled and retired. Each holder of a certificate representing any shares of DAI will no longer have any rights with respect to shares of DAI, except for the right to receive Symix shares. Each share of DAI held in DAI's treasury or held by Symix or their subsidiaries at the time of the merger will be canceled without any payment.

     In the merger, each DAI option outstanding immediately prior to the effective time will be canceled and terminated. The holder of the option will be entitled to receive that number of Symix shares equal to $2.17 (the per share value of DAI stock as agreed to by DAI and Symix) less $1.242 (the stock option exercise price), multiplied by the number of shares of DAI covered by the option, and divided by $18.50.

EFFECTIVE TIME OF THE MERGER

     The merger will become effective after articles of merger have been filed with the Secretary of State of Texas and a certificate of merger has been filed with the Secretary of State of Ohio. However, we may agree on a later time and specify that time in the articles of merger or the certificate of merger. We will file the articles of merger and the certificate of merger as soon as practicable after the satisfaction or waiver of all of the conditions in the merger agreement. We cannot assure you when, or if, all of the conditions to consummation of the merger will be satisfied or waived.

PROCEDURES FOR EXCHANGE OF CERTIFICATES

     After the merger, Fifth Third Bank, N.A., as the exchange agent, will mail to each person who held shares of DAI at the time of the merger a letter of transmittal. The holder should use this letter of transmittal to forward DAI stock certificates. This letter of transmittal will include instructions for the exchange of DAI stock certificates for Symix share certificates. After surrendering a DAI stock certificate together with a letter of transmittal, the holder of the DAI stock certificate will be entitled to receive a Symix share certificate. DAI SHAREHOLDERS SHOULD NOT SEND IN THEIR DAI STOCK CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

     In addition to a certificate representing Symix shares, the holder of a surrendered DAI stock certificate will receive any cash in lieu of a fractional share of Symix to which the holder is entitled. The amount of cash payable for the fractional share will be equal to the closing price per share for Symix shares at the effective time of the merger multiplied by the fractional interest of a Symix share to which the holder is entitled.


     After the merger, there will be no further transfers of DAI shares on the transfer books of DAI.


REPRESENTATIONS AND WARRANTIES

     The merger agreement contains customary representations and warranties of Symix and DAI, including essentially reciprocal representations and warranties made by each of us relating to:

          -    due organization, good standing and corporate power;

          - authorization, execution, delivery and enforceability of the merger agreement;

          -    noncontravention of charter documents;

          - no violations of any laws, regulations, governmental order, contracts, leases and other agreements;

          -    receipt of required consents and approvals;

          -    subsidiaries;

          -    capitalization and securities;

          - absence of matters that would prevent the merger from being treated as a tax-free merger;

          -    brokers and finder's fees;

          - absence of any untrue statement in the merger agreement and related documents; and

          - receipt of governmental authorizations and compliance with regulations.


In addition, the merger agreement contains representations and warranties of DAI relating to:

          -    delivery, accuracy and fair presentation of financial statements;

          -    no material changes or events since January 31, 1999;

          -    ownership and condition of property and other assets;

          -    absence of defaults under leases of material properties;

          -    tax matters;

          -    contracts and commitments;

          -    material litigation;

          -    intellectual property and year 2000 compliance;

          -    compliance with applicable laws;

          -    compliance with environmental laws;

          -    compliance of benefit plans with applicable laws:

          -    transactions with affiliates;

          -    accounting practices and minute books;

          -    insurance;

          -    product and service warranties; and

          -    customer relations.

The merger agreement also contains representations and warranties of Symix relating to:

          - accuracy of reports filed under the Securities Exchange Act of 1934 since June 30, 1998;

          - accuracy and compliance with generally accepted accounting principles of financial statements; and

          -    absence of material nondisclosed liabilities.

COVENANTS


     In the merger agreement, Symix and DAI each have agreed to use its best efforts to cause the merger to be treated as a tax-free reorganization for federal income tax purposes, except for cash paid for fractional share interests or to dissenting shareholders of DAI; and


     In the merger agreement, DAI also has agreed to:


     - conduct its business in the ordinary course, consistent with past practices;

     - use its reasonable best efforts to keep its business organization and relationships with third parties intact; and

     -    keep available the services of its officers and employees.


     In addition, DAI has agreed that before the merger, it will not:


     - take any action which will result in any material adverse change in its financial condition, properties or operations;

     -    issue any additional securities;

     -    declare or pay any dividends;

     - make any commitment to purchase or spend more than $25,000 in any single transaction;

     - redeem, purchase or otherwise acquire any of its own securities or agree to do so;

     - pay or agree to pay any compensation or severance to DAI personnel, except as specifically provided in a schedule to the merger agreement or for regular payments at the rate in effect on the date of the merger agreement;

     - agree to dispose of or encumber any of its assets, except in the ordinary course of business;

     -    amend its charter documents or by-laws;

     -    incur any indebtedness for borrowed money;

     - create or allow to be created any new encumbrances of any nature on its assets, except in the ordinary course of business;

     - take any action that would make any representation and warranty of DAI in the merger agreement inaccurate;

     - omit to take any action necessary to prevent any representation or warranty of DAI in the merger agreement from being inaccurate in any material respect;

     - provide any information concerning the merger to, or initiate or solicit discussions with, any third party concerning any merger in which DAI is not the acquirer, or the sale of any of its capital stock or substantial assets or similar transaction; or

     -    agree to do any of the foregoing.

In addition, DAI has agreed to:


     - consult with Symix regarding all significant developments relating to DAI;

     - cooperate with Symix in preparing and filing a registration statement with the SEC covering the Symix shares to be issued in the merger;

     - provide Symix and its representatives with access to DAI books and records and personnel, subject to confidentiality provisions contained in the merger agreement;

     - cause a meeting of DAI shareholders to be held to vote on approval of the merger agreement, or to obtain the required written consents from DAI shareholders regarding approval of the merger agreement, as permissible under Texas law; and

     - use its best efforts to cause each affiliate of DAI to sign and deliver a letter to Symix agreeing not to dispose of the Symix shares received by the affiliates in the merger except in compliance with the requirements of Rule 145 under the Securities Act.


     In the merger agreement, Symix also has agreed to:


     - prepare and file a registration statement with the SEC under the Securities Act to register the Symix shares to be issued in the merger;

     - cause the Symix shares to be issued in the merger to be listed on the Nasdaq National Market;

     - provide DAI and its representatives with access to Symix's books and records and personnel, subject to confidentiality provisions contained in the merger agreement; and

     - use its best efforts to file on a timely basis all reports required to be filed by Symix under Section 13 of the Exchange Act.

CONDITIONS TO THE MERGER

     The obligations of both Symix and DAI to complete the merger are subject to the satisfaction or waiver of various conditions, which include, in addition to other customary closing conditions:


     -    the merger agreement shall have been approved by DAI shareholders; and

     - the registration statement of which this proxy statement/prospectus is a part shall have become effective and no stop order suspending its effectiveness or proceedings shall have been issued or commenced.



     In the merger agreement, each party is obligated to complete the merger only if, prior to the merger, nothing has happened to the other party's capital stock, assets or business, and there are no claims asserted against the other party, which is likely to have a material adverse affect on the operations, net worth, business or assets of the other party. In addition, the merger agreement obligates each party to complete the merger only if, before the merger, the following conditions are satisfied:


     - the representations and warranties of the other party in the merger agreement are accurate in all material respects as of the closing date;

     - the other party has materially complied with all terms, covenants and conditions required by the merger agreement to be complied with by it on or prior to the merger; and

     - the other party has obtained all consents required to be obtained by it to complete the merger.

     Also, Symix is not obligated to complete the merger:


     - unless each affiliate of DAI has signed and delivered to Symix a letter agreeing to comply with the requirements of Rule 145 under the Securities Act;

     - if there is any damage or destruction to or loss of any assets of DAI which, in the aggregate, has a material adverse effect on DAI; and

     - unless DAI gives notice that specified employment agreements with DAI employees will not be renewed.

TERMINATION OF THE MERGER AGREEMENT

     The parties to the merger agreement may terminate and abandon the merger by mutual consent at any time before completing the merger. The merger agreement may be terminated by either Symix or DAI at any time before and including the closing date specified in the merger agreement if:

     - a material default is made by the other party in observing or timely performing any of the terms of the merger agreement to be performed by it and the default cannot be cured prior to the closing;

     - any of the conditions precedent to its obligation to close has not been satisfied before the closing; or

     -    the merger has not been completed by June 30, 1999.

     If the merger agreement is terminated, it will become void and have no effect, and there will be no liability of either party to the other party, except that:


     - Symix may recover from DAI an amount equal to the expenses incurred by Symix in connection with the merger if the merger agreement is terminated by DAI other than as permitted under its terms or if the merger agreement is terminated by Symix because of one or more of Symix's conditions to the merger has not been satisfied, including:



          (1) Symix discovers an error or misstatement in any representations or warranties of DAI in the merger agreement which would likely have a material adverse effect on DAI or the surviving corporation in the merger or would prevent the merger from qualifying as a tax-free reorganization;

          (2) DAI fails to perform and comply with, in all material respects, the terms and conditions of the merger agreement;

          (3) there occurs a change in DAI's stock, assets or business, or a claim is asserted against DAI, which is reasonably likely to materially and adversely affect DAI;

          (4) DAI fails to obtain all consents required in connection with the performance of its obligations under the merger agreement, or all consents required under any contracts or commitments which are deemed material by Symix;

          (5) DAI shareholders fail to approve the merger agreement or the merger;

          (6) holders of more than 5% of the outstanding shares of DAI demand appraisal rights with respect to their shares;

          (7) less than all of DAI's affiliates sign and deliver a letter to Symix agreeing to comply with the requirements of Rule 145 under the Securities Act in transferring the Symix shares received by them in the merger; or

          (8) there occurs any loss of any assets of DAI which, taken as a whole, would have a material adverse effect on DAI's business or operations.



provided, however, that DAI will not be liable to Symix as the result of the failure of any condition described in (6), (7), or (8) above unless DAI has taken or failed to take any action which causes the failure of the condition; and



     - DAI may recover from Symix an amount equal to the expenses incurred by DAI in connection with the merger if the merger agreement is terminated by Symix other than as permitted under its terms or if the merger agreement is terminated by DAI because of one or more of DAI's conditions to the merger has not been satisfied, including:


          (1) any of the representations and warranties of Symix in the merger agreement are materially breached;

          (2) Symix or Symix Acquisition Corp. fails to perform and comply with in all material respects the terms and conditions of the merger agreement;

          (3) Symix and Symix Acquisition Corp. fail to obtain all consents required in connection with the performance of their obligations under the merger agreement;

          (4) Symix and Symix Acquisition Corp. fail to support the merger agreement in any proceeding before any regulatory authority; or

          (5) Symix and Symix Acquisition Corp. knowingly takes action which may interfere unreasonably with the business or operations of DAI;

provided, however, that Symix will not be liable to DAI as the result of the failure of any condition described in (3) or (5) above unless Symix or Symix Acquisition Corp. has taken or failed to take any action which causes the failure of the condition.

AMENDMENT AND WAIVER

     The parties may amend the merger agreement at any time before or after the special meeting. However, the merger agreement may not be amended by the parties if further shareholder approval is required under law without that shareholder approval. Any provision of the merger agreement may be waived in writing by the party entitled to the benefits of the provision.

BOARD OF DIRECTORS AND MANAGEMENT OF SYMIX FOLLOWING THE MERGER

     After the merger, the board of directors and executive officers of Symix and Symix Acquisition Corp. will be the same persons who presently serve on the boards of directors and as the executive officers of Symix and Symix Acquisition Corp., respectively, except that Thomas Cain, the current president and chairman of the board of DAI, will be elected to serve as the chairman of the board of Symix Acquisition Corp.

                      RIGHTS OF DISSENTING SHAREHOLDERS

     The Texas Business Corporations Act generally provides that any shareholder of a Texas corporation shall have the right to DISSENT from any plan of merger to which the corporation is a party if shareholder approval is required.


     Set forth below is a summary of the procedures relating to the exercise of the right to dissent as provided in the Texas Act. The summary does not purport to be complete and is qualified in its entirety by reference to Articles 5.11, 5.12 and 5.13 of the Texas Act. A copy of these provisions are attached to this proxy statement/prospectus as Appendix B. FAILURE TO COMPLY WITH ANY OF THE REQUIRED STEPS MAY RESULT IN TERMINATION OF A SHAREHOLDER'S RIGHT TO DISSENT.


     Each DAI shareholder has a right to DISSENT to the merger which can be exercised only by complying with the following procedures:



- the DAI shareholder must file with DAI, prior to the special meeting, a written objection to the merger, stating that the shareholder's right to dissent will be exercised if the merger becomes effective. The objection must include the shareholder's address to which notice shall be delivered in the event that the merger is consummated;

- if the merger is completed the shareholder must not vote in favor of the merger;

- the surviving corporation must, within ten days after the merger is effective, deliver to the shareholder written notice that the merger has been effected;

- the shareholder may, within ten days from the delivery or mailing of the notice, make written demand on the surviving corporation for payment of the fair value of the shareholder's shares of DAI.

- the demand must state the number of shares of DAI owned by the shareholder and the fair value of the shares as estimated by the shareholder.

- within twenty days after demanding payment for his shares, each share-holder so demanding payment must submit the certificates formerly representing shares of DAI to the surviving corporation for notation on the certificates that demand for payment has been made; The failure of a shareholder to do so will, at the option of the surviving corporation, terminate the shareholder's rights to dissent, unless a court of competent jurisdiction for good and sufficient cause otherwise directs.

- within twenty days after receipt by the surviving corporation of a demand for payment made by a dissenting shareholder, the surviving corporation must deliver to the dissenting shareholder a written notice that will either:



      - state that the surviving corporation will accept the amount claimed in the demand and agrees to pay that amount within ninety days after the date on which the merger was effected, upon the surrender of the share certificates duly endorsed; or

      - contain an estimate by the surviving corporation of the fair value of the shares of DAI, together with an offer to pay the amount of that estimate within ninety days after the date on which the merger was effected, upon receipt of notice within sixty days after that date from the shareholder that the shareholder agrees to accept that amount, upon the surrender of the certificates duly endorsed.

     A DAI shareholder who votes in favor of the merger will be deemed to have waived the right to dissent. However, as described above, a vote against the merger alone will not satisfy the requirements of the Texas Act relative to the right to dissent.



     The fair value of the DAI stock will be its value as of the day immediately preceding the special meeting, excluding any appreciation or depreciation in anticipation of the merger.


     Any DAI shareholder who has demanded payment for his shares in accordance with the Texas Act will not subsequently be entitled to vote and will not have any other rights of a shareholder except the right to receive payment for his shares of DAI in accordance with the Texas Act and the right to maintain an appropriate action to obtain relief on the ground that the merger would be or was fraudulent. The respective shares of DAI for which payment has been properly demanded will not subsequently be considered outstanding for the purposes of any vote of shareholders.


     If, within sixty days after the date on which the merger was effected, the value of the shares of DAI is agreed upon between the shareholder and the surviving corporation, payment for the shares must be made within ninety days after the date on which the merger was effected. Payment is subject to surrender of the share certificates duly endorsed for transfer to the surviving corporation.


     If, within the period of sixty days after the date on which the merger was effected, the dissenting shareholder and the surviving corporation do not so agree, then the shareholder or the surviving corporation may, within sixty days after the expiration of the sixty day period, file a petition in any court of competent jurisdiction in Angelina County, Texas asking for a finding and determination of the fair value of the shareholder's shares of DAI.

     After the hearing on the petition, the court is required to determine the shareholders who have complied with the provisions of Article 5.12 of the Texas Act and have become entitled to the valuation of and payment for their shares and must appoint one or more qualified appraisers to determine that value. In addition to having the power to examine the books and records of the surviving corporation, the appraisers are required to afford a reasonable opportunity to the interested parties to submit to the appraisers pertinent evidence as to the value of the shares of DAI. The appraisers must determine the fair value of the shares and file their report of that value in the office of the court clerk.


     Notice of the filing of the appraisers' report is required to be given by the clerk to the parties in interest. The report is subject to exceptions to be heard before the court both upon the law and the facts. The court is required by its judgment to determine the fair value of the shares and is required to direct the payment of that value by DAI together with interest to the date of the judgment. The judgment is required to be paid to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the surviving corporation of duly endorsed certificates for the shares. Upon payment of the judgment, the dissenting shareholders will cease to have any interest in the shares or in the surviving corporation.



     Any shareholder who has demanded payment for his shares of DAI in accordance with the Texas Act may withdraw his demand at any time before payment for his shares or before any petition has been filed under the Texas Act asking for a finding and determination of the fair value of the shares, but no demand may be withdrawn after payment has been made or, unless the surviving corporation consents, after the petition has been filed. However, if:



-    the demand is withdrawn as provided above;

- the surviving corporation terminates the shareholder's rights to dissent under the Texas Act;

- no petition asking for a finding and determination of fair value of the shares of DAI by a court has been filed within the time provided in the Texas Act; or

- after the hearing of a petition filed under the Texas Act, the court determines that the shareholder is not entitled to the relief provided by the Texas Act;

then the shareholder and all persons claiming under him will be conclusively presumed to have approved and ratified the merger and will be bound by the merger. He will be entitled to receive any dividends or other distributions made to shareholders in the interim.

     It is a condition to Symix's obligation to consummate the merger that not more than five percent of the outstanding shares of DAI will constitute dissenting shares.


     Exercise of the right to dissent under the Texas Act may result in a judicial determination that the "fair value" of a dissenting shareholder's shares of DAI is higher or lower than the value of the consideration to be received under the merger agreement.


         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


     The following unaudited pro forma condensed consolidated financial statements reflect adjustments to the historical consolidated balance sheets and statements of operations of Symix and DAI to give effect to the merger, using the purchase method of accounting for a business combination. The unaudited pro forma condensed consolidated statements of operations for the six months ended December 31, 1998 and for the year ended June 30, 1998 assume the merger was effected as of the beginning of each period presented. The unaudited pro forma condensed consolidated balance sheet as of December 31, 1998 assumes the merger was effected as of December 31, 1998. The unaudited pro forma condensed consolidated financial statements also give effect to the November 27, 1997 acquisition of the Pritsker Corporation assuming the acquisition occurred on July 1, 1997.



     The fiscal year ends of Symix and DAI occur at different dates. Symix's fiscal year end is June 30 and DAI's fiscal year end is September 30. In order to present the pro forma consolidated results on a comparable basis, various adjustments were made to DAI's results of operations for the periods presented to conform to those of Symix.



     The following unaudited pro forma condensed consolidated financial statements have been prepared from, and should be read in conjunction with, the historical consolidated financial statements and notes thereto of Symix, incorporated by reference into this proxy statement/prospectus, and the historical consolidated financial statements of DAI included in this proxy statement/prospectus. The following unaudited pro forma condensed consolidated statements of operations are not necessarily indicative of the results of operations that would have occurred had the merger occurred at the dates indicated, nor are they necessarily indicative of future operating results of the combined company.

             UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              DECEMBER 31, 1998
                                (IN THOUSANDS)


                                                                                       Pro Forma    Pro Forma
                                                      Symix                DAI, Inc.  Adjustments   Consolidated
                                                      -----                ---------  -----------   ------------
ASSETS
Current assets:
  Cash and cash equivalents                          $ 3,024                $  948        $  (225)(C)  $ 3,747
  Trade accounts receivable                           39,980                 4,140                      44,120
  Other current assets                                 3,995                   776                       4,771
                                                ----------------------------------------------------------------
Total current assets                                  46,999                 5,864           (225)      52,638
Other assets:
  Capitalized software                                12,104                  -             3,313 (D)   15,417
  Intangibles, net                                     6,020                  -               529 (D)    6,549
  Other assets                                         2,039                   159                       2,198
                                                ----------------------------------------------------------------
Total other assets                                    20,163                   159          3,842       24,164
Net equipment and improvements                         6,761                 3,091         (2,183)(D)    7,669
                                                ----------------------------------------------------------------
Total assets                                         $73,923                $9,114        $ 1,434      $84,471
                                                ----------------------------------------------------------------
                                                ----------------------------------------------------------------


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses             $10,711                $  935                      $11,646
  Deferred revenue                                   16,997                   -                         16,997
  Other current liabilities                           2,355                 2,615             350 (C)    5,320
                                                ----------------------------------------------------------------
Total current liabilities                            30,063                 3,550             350       33,963
Non-current liabilities                               8,494                   616           1,460 (D)   10,570
Shareholders' equity:
  Common stock                                       24,908                   180           5,445 (A)   30,533
  Convertible preferred stock of subsidiary             783                   -               -            783
  Retained earnings                                  10,995                 4,870          (4,870)(B)      -
                                                        -                     -            (1,053)(D)    9,942
  Treasury stock                                     (1,320)                 (102)            102 (B)   (1,320)
                                                ----------------------------------------------------------------
  Total shareholders' equity                         35,366                 4,948            (376)      39,938
                                                ----------------------------------------------------------------
Total liabilities and shareholders' equity          $73,923                $9,114         $ 1,434      $84,471
                                                ----------------------------------------------------------------
                                                ----------------------------------------------------------------

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE SIX MONTHS ENDED DECEMBER 31, 1998
                    (In thousands, except per share data)


                                                        Symix                  DAI                                   Pro Forma
                                                      Six Months            Six Months                              Six Months
                                                        Ended                 Ended              Pro Forma             Ended
                                                    Dec. 31, 1998         Dec. 31, 1998         Adjustments        Dec. 31, 1998
                                                 ---------------------------------------------------------------------------------
Net revenue                                                $59,992             $6,942                                   $66,934
Cost of revenue                                             22,916              2,808            $  (161)(E)             25,885
                                                 ---------------------------------------------------------------------------------
Gross margin                                                37,076              4,134               (161)                41,049
                                                 ---------------------------------------------------------------------------------
Selling, general and administrative                         27,423              3,099                                    30,522
Research and product development                             4,446              1,200                                     5,646
                                                 ---------------------------------------------------------------------------------
Total operating expenses                                    31,869              4,299                                    36,168
                                                 ---------------------------------------------------------------------------------
Operating income (loss)                                      5,207               (165)              (161)                 4,881
Other income, net                                               92                 87                                       179
                                                 ---------------------------------------------------------------------------------
Income (loss) before income taxes                            5,299                (78)              (161)                 5,060
Provision (benefit) for income taxes                         2,112                (10)                                    2,102
                                                 ---------------------------------------------------------------------------------
Net income (loss)                                           $3,187               ($68)              (161)                $2,958
                                                 ---------------------------------------------------------------------------------
                                                 ---------------------------------------------------------------------------------
Basic EPS:
  Net income (loss) per share                                $0.48             ($0.02)                                   $ 0.41
                                                 ---------------------------------------------------------------------------------
                                                 ---------------------------------------------------------------------------------
Diluted EPS:
  Net income (loss) per share                                $0.44             ($0.02)                                   $ 0.37
                                                 ---------------------------------------------------------------------------------
                                                 ---------------------------------------------------------------------------------
Weighted average number of common
  shares outstanding                                         6,635              4,278             (3,653)(F)              7,260
                                                 ---------------------------------------------------------------------------------
                                                 ---------------------------------------------------------------------------------
Weighted average number of common
  shares outstanding assuming dilution                       7,270              4,278             (3,653)(F)              7,895
                                                 ---------------------------------------------------------------------------------
                                                 ---------------------------------------------------------------------------------

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE TWELVE MONTHS ENDED JUNE 30, 1998
                    (In thousands, except per share data)


                                                 Symix               DAI                                          Pro Forma
                                             Twelve Months      Twelve Months          DAI        Pritsker      Twelve Months
                                                 Ended              Ended           Pro Forma     Pro Forma        Ended
                                             June 30, 1998      June 30, 1998      Adjustments   Adjustments(G)  June 30, 1998
                                          ---------------------------------------------------------------------------------
Net revenue                                        $97,597          $13,456               -        $ 1,164         $112,217
Cost of revenue                                     35,701            5,986          $   322 (E)                     42,009
                                          ---------------------------------------------------------------------------------
Gross margin                                        61,896            7,470             (322)        1,164           70,208
                                          ---------------------------------------------------------------------------------
Selling, general and administrative                 45,474            6,147               -          1,673           53,294
Research and product development                     7,901            2,025               -                           9,926
Acquisition research and development
  write-off                                          6,503              -                           (6,503)
                                          ---------------------------------------------------------------------------------
Total operating expenses                            59,878            8,172               -         (4,830)          63,220
                                          ---------------------------------------------------------------------------------
Operating income (loss)                              2,018             (702)            (322)        5,994            6,988
Other income (expense), net                           (178)              11                            (59)            (226)
                                          ---------------------------------------------------------------------------------
Income (loss) before income taxes                    1,840             (691)            (322)        5,935            6,762
Provision (benefit) for income taxes                 3,196             (414)              -             21            2,803
                                          ---------------------------------------------------------------------------------
Net income (loss)                                  ($1,356)           ($277)            (322)      $ 5,914           $3,959
                                          ---------------------------------------------------------------------------------
                                          ---------------------------------------------------------------------------------
Basic EPS:
  Net income (loss) per share                       ($0.21)          ($0.06)              -             -             $0.55
                                          ---------------------------------------------------------------------------------
                                          ---------------------------------------------------------------------------------
Diluted EPS:
  Net income (loss) per share                       ($0.21)          ($0.06)              -             -             $0.51
                                          ---------------------------------------------------------------------------------
                                          ---------------------------------------------------------------------------------
Weighted average number of common
  shares outstanding                                 6,317            4,276           (3,651)(F)       202            7,144
                                          ---------------------------------------------------------------------------------
                                          ---------------------------------------------------------------------------------
Weighted average number of common
  shares outstanding assuming dilution               6,317            4,276           (3,651)(F)       807            7,749
                                          ---------------------------------------------------------------------------------
                                          ---------------------------------------------------------------------------------

                    NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (UNAUDITED)


                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


     Under the terms of the merger, each outstanding share of DAI would be converted into the right to receive Symix's shares at the rate of 0.1313 Symix share for each share of DAI. DAI's outstanding employee stock options would also be converted in the merger into Symix shares using the formula specified herein. The pro forma financial statements assume receipt of 100% of the outstanding DAI stock in a transaction to be accounted for as a purchase.



     The cost of the acquisition and allocation of purchase price follow:

           Market value of Symix shares exchanged for DAI stock and options
            (625,000 shares at $9.00)...........................................    $5,625
           Transaction costs....................................................       575
                                                                                    ------
           Cost of acquisition..................................................    $6,200
                                                                                    ------
                                                                                    ------

     Based on a preliminary valuation, the cost of acquisition is allocated as follows:

           Current assets.......................................................    $5,864
           Other noncurrent assets..............................................       159
           Fixed assets.........................................................     3,091
           Developed technology.................................................    11,281
           Deferred tax liability...............................................    (1,460)
           Liabilities..........................................................    (4,166)
           Workforce in place ..................................................       575
           Trademark and tradenames.............................................     1,226
                                                                                    ------
           Acquired assets......................................................    16,570
           In-process technology to be charged to expense at acquisition date...     3,588
                                                                                    ------
                                                                                    20,158
           Cost of acquisition..................................................     6,200
                                                                                    ------
           Fair value of acquired assets and in-process technology in excess of
                costs of acquisition............................................   $13,958
                                                                                    ------
                                                                                    ------



        The excess of fair values was allocated to reduce the values assigned to acquired noncurrent assets and in-process technology, as follows:



                                           FAIR VALUE    ALLOCATION         NET
                                                         OF EXCESS
         Workforce in place...........      $    575     $   (406)          $169
         Fixed assets.................         3,091       (2,183)           908
         Developed technology.........        11,281       (7,968)         3,313
         Trademark and tradenames.....         1,226         (866)           360
         In-process technology........         3,588       (2,535)         1,053
                                             -------     --------         ------

                                             $19,761     $(13,958)        $5,803
                                             -------     --------         ------
                                             -------     --------         ------



     The pro forma statement of income has not been adjusted for a material nonrecurring charge currently estimated to be $1,053 relating to the immediate write-off of acquired in-process technology of DAI. This charge will be taken in the quarter in which the merger is consummated. The pro forma statement of operations also has been adjusted to reflect the elimination of the material non-recurring charge of $6,503 taken in the second quarter of fiscal 1998 relating to the immediate write-off of acquired in-process technology of Pritsker.


(A) Reflects issuance of Symix shares in exchange for 100% of the outstanding stock and options of DAI.



           Market Value of Symix shares issued..................................    $5,625
           Elimination of DAI Stock.............................................      (180)
                                                                                    ------
                                                                                    $5,445
                                                                                    ------
                                                                                    ------


(B)  Reflects elimination of DAI treasury stock and retained earnings.


(C) Reflects cash paid for transaction related expenses estimated to be $225 and an accrual for severance of certain DAI employees estimated to be $350.


(D) Under purchase accounting, DAI's assets and liabilities are required to be adjusted to their estimated fair values. The estimated fair value adjustments have been determined by Symix based upon information provided by DAI and are subject to adjustments based on a final valuation. Symix cannot be sure that such estimated fair values represent fair values that would ultimately be determined at the consummation date of the merger. The following are the pro forma adjustments made to reflect DAI's fair values assuming the merger was consummated on December 31, 1998:


           Workforce in place...................................................   $   169
           Developed technology.................................................     3,313
           Reduce fixed assets..................................................    (2,183)
           Trademark and tradenames.............................................       360
           Deferred tax liability...............................................    (1,460)
           Retained earnings effect resulting from the immediate write-off of
               acquired in-process technology...................................     1,053


(E) For purposes of determining the pro forma effect of the merger on the Symix consolidated statement of operations, the following pro forma adjustments have been made and are based on the assumption that the merger was consummated on the first day of the period indicated:



                                                                    Six months             Year
                                                                       ended               ended
                                                                 December 31, 1998     June 30, 1998
                                                                 -----------------     -------------

Amortization of the reduction in fixed assets (5 years)                $(218)             $(436)
Amortization of developed technology (5 years)                           332                664
Amortization of workforce in place (3 years)                              29                 57
Amortization of trademark and trade names (10 years)                      18                 37
                                                                 -----------------------------------
                                                                         161                322
                                                                 -----------------------------------
                                                                 -----------------------------------


(F) Assumes an increase of 625,000 weighted average Symix shares outstanding as a result of the consummation of the merger.


(G) Symix acquired Pritsker Corporation on November 24, 1997. Results of Pritsker have been included in Symix's historical results since that date. These adjustments reflect the acquisition as if it occurred on July 1, 1997. The material non-recurring charge of $6,503 taken in the second quarter of fiscal 1998 related to the immediate write-off of acquired in-process technology of Pritsker has been eliminated.

DAI'S MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         DAI's revenues are derived from (a) licensing its software (b) providing product support and related services and (c) selling computer hardware to its customers. Product support is provided pursuant to agreements that are generally renewed annually. Related services consist of installation, implementation, training, programming and systems integration services for DAI software users.

         Revenue is recognized in accordance with Statement of Position 97-2, SOFTWARE REVENUE RECOGNITION. Accordingly, revenue from software licensing is recognized when delivery of the software has occurred, a signed noncancelable license agreement has been received from the customer and any remaining obligations under the license agreement are insignificant. Revenue from software licensing arrangements which require significant customization, modification or production of the licensed software is deferred and recognized using the percentage of completion method of accounting. Revenue from software license fees related to DAI's obligation to provide certain post-contract customer support without charge for the first year of the license is unbundled from the license fee at its fair value and is deferred and recognized on a straight-line basis over the contract support period. Revenue from annual or other renewals of a maintenance contract, including a long-term contract, is deferred and recognized on a straight-line basis over the term of the contract. Revenue from system integration services is recognized as the related services are provided.

RESULTS OF OPERATIONS

YEAR ENDED SEPTEMBER 30, 1998 COMPARED TO SEPTEMBER 30, 1997

         During 1998, DAI made a concerted effort to bring to market its new products which have been under development for several years. DAI invested a significant amount of resources to complete this development and to finalize these products. Management believes that these new products will position DAI to pursue the middle market with a solutions-oriented software package. The re-positioning of DAI's product offerings was essential as the middle market continued to expand and demand packaged solutions built on an open platform and using state of the art technology which provide for more efficient installations.

         DAI intends to continue to market its existing distribution software with new products, specifically products relating to electronic commerce and Internet order entry. These new products have recently become available to the marketplace. DAI is focused on delivering these new products along with its enterprise software to expand its existing market. DAI intends to pursue all avenues in expanding its market position including but not limited to, strategic partnerships with consulting companies, other enterprise resource planning software firms and niche software companies. DAI plans to hire additional key personnel in sales, development and marketing as necessary to execute this plan.

         As a result of the focus on the development of DAI's new product offerings during 1998, DAI's financial results suffered. However, DAI believes that it has adequate working capital, including cash generated from operations and existing bank financing to fund the additional product development and marketing and sales efforts if required to launch its new products and to fund its operations for at least the next 12 months.

         Net revenue was $13,275,000 for the year ended September 30, 1998, a decrease of 7% from the previous year. The decrease in revenue was attributable to a decline in license fee revenue from $2,087,000 in fiscal 1997 to $692,000 in fiscal 1998. Services revenue increased from $12,195,000 in fiscal 1997 to $12,583,000 in fiscal 1998. During fiscal 1998, DAI focused its efforts on expanding product functionality and migrating to open platform technology such as the NT and UNIX operating systems. Emphasis was directed to a few key services engagements where these development efforts were partially funded through customer projects.

         Cost of revenues consist principally of personnel costs for billable resources in programming, business analysis, trainers, projects managers, customer support, documentation, and implementation services. The related gross margins improved from 55%, or $7,845,000 in fiscal 1997, to 58%, or $7,654,000 in fiscal 1998. The improvement in gross margins was due to improved utilization in the services offerings, including the customer funded development projects mentioned above.

         Selling, general and administrative expense consists primarily of personnel costs in sales, marketing, finance, legal, human resources, corporate information systems and other administrative functions of DAI. This expense was $6,214,000 for fiscal 1998 compared to $5,484,000 for fiscal 1997, a 13%
increase. Selling, general and administrative expense as a percentage of total revenue for fiscal 1998 and fiscal 1997 was 47% and 38%, respectively. The increase in the selling, general and administrative expense percentage was the result of a decline in license fee revenues and an increase in the provision for doubtful accounts, while the level of sales and administrative support staff remained constant.

         Research and product development expenses consist principally of personnel costs of the research and development staff and the facilities, computing, benefits and other administrative costs allocated to that personnel. These expenses for fiscal 1998 were $2,000,000 compared to $2,100,000 in fiscal 1997. The reason for the decline was the planned increase in the customer funded development activities and decrease in the non-billable development activities within the organization.

         Other income decreased $76,000 in fiscal 1998 compared to fiscal 1997 to $25,000. The primary reason for this decrease was the effects of fluctuations in foreign exchange, primarily in Canada, during the year. In addition, interest income was reduced as there was less cash available for investment as more cash flow was used within the operations.

         The income tax benefit for fiscal 1998 was $307,000 compared to an income tax provision of $55,000 for fiscal 1997. DAI's effective tax benefit rate was 15% in fiscal 1997 due to the use of Canadian tax operating loss carryforwards available to DAI. The effective tax benefit rate for 1998 was 57% as DAI has available net operating loss carryforwards in Canada in addition to research and development tax credits generated in prior years.

         In fiscal 1998, DAI had a net loss of $228,000, or $0.05 loss per share (diluted), compared to net income of $307,000, or $0.06 earnings per share (diluted) in fiscal 1997. The primary reasons for the decrease in income were a decrease in new license fees along with a focus on expanding product functionality and migrating to open platform technology. In addition, DAI increased its provision for doubtful accounts and maintained the level of sales, marketing and administrative support staff to that in fiscal 1997.

THREE MONTHS ENDED DECEMBER 31, 1998 COMPARED TO DECEMBER 31, 1997

         For the three months ended December 31, 1998, net revenue decreased 3% to $2,953,000 from $3,041,000 for the same period the prior year. The decline in net revenue was the result of a decline in services revenue as traditional billable services personnel were assigned to product development activities. This development effort was a continuation of the development process started in fiscal 1998 to expand product functionality and to migrate to open platform technologies.

         Cost of revenues consist principally of personnel costs for billable resources in programming, business analysis, trainers, projects managers, customer support, documentation, and implementation services. The related gross margins decreased from 60%, or $1,813,000 in fiscal 1997, to 59%, or $1,750,000 in fiscal 1998. The increased emphasis of completing the development activities described above adversely impacted the use of billable services personnel in the quarter ended December 31, 1998.

         Selling, general and administrative expense consists primarily of personnel costs in sales, marketing, finance, legal, human resources, corporate information systems and other administrative functions of DAI. This expense was $1,356,000 for the three months ended December 31, 1998, compared to $1,384,000 for the corresponding period of the prior year. The amounts remained constant as the level of sales and administrative support staff remained the same throughout the year.

         Research and product development expenses consist principally of personnel costs of the research and development staff and the facilities, computing, benefits and other allocated administrative costs. Research and development expenditures for the three months ended December 31, 1998, were $700,000 compared to $500,000 for the same period in the prior year. The reason for the increase was the increased development expenditures relating to the development efforts mentioned above.

         Other income increased $44,000 to $51,000 for the quarter ended December 31, 1998 compared to the quarter ended December 31, 1997. This was due to the sale of corporate owned real property.

         For the quarter ended December 31, 1998, DAI had a net loss of $135,000, or $0.03 loss per share (diluted), compared to a net loss of $50,000, or $0.01 loss per share (diluted), for the same quarter in fiscal 1997. The primary reason for the decrease was the decrease in net revenues. This decline was the result of a decline in services revenue as traditional billable services personnel were assigned to product development activities.

         LIQUIDITY AND CAPITAL RESOURCES

         DAI's net cash used in operating activities was $393,000 and $134,000 for fiscal 1998 and fiscal 1997, respectively. Net cash used in operating activities in fiscal 1998 was derived primarily from increases in accounts receivable and prepaid expenses and other assets. Net cash used in operating activities in fiscal 1997 related primarily to the payment of deferred taxes that had accrued in prior years and became payable in fiscal 1997.

         DAI's investing activities used cash of $727,000 and $702,000 in fiscal 1998 and 1997, respectively. In fiscal 1998, cash was used principally for the purchase of real property, furniture, fixtures and equipment. In fiscal 1997, cash was used primarily for the purchase of furniture, fixtures and equipment.

         DAI's financing activities provided cash in fiscal 1998 in the amount of $248,000. These funds were provided primarily from the increase in short-term borrowings. In fiscal 1997, financing activities used cash in the amount of $1,202,000. These funds were used to pay down DAI's bank line of credit as cash became available during the course of the year. At September 30, 1998, DAI was out of compliance with a cash flow requirement covenant under its primary bank line of credit agreement. DAI's lender, however, has waived the cash flow requirement covenant through October 1, 1999. DAI expects to renew its line of credit agreement under similar terms in the future, however, there is no assurance that DAI will be able to do so on acceptable terms

         At December 31, 1998, DAI did not have any material commitments for capital expenditures. In fiscal 1999, DAI does not anticipate any material capital expenditures outside of the normal course of business.

         At December 31, 1998, DAI had working capital of $2,314,000, including cash and cash equivalents of $948,000, compared to $3,580,000, including cash and cash equivalents of $1,506,000, at December 31, 1997. Net accounts receivable increased to $4,140,000 at December 31, 1998, from $3,991,000 at December 31, 1997. At December 31, 1998, the accounts receivable days sales outstanding was 128 days compared to 120 days at December 31, 1997. The increase in days sales outstanding is attributable to an increase in installment payments that are being collected over the product implementation cycle and extended payment terms granted to DAI's larger international distributors.

         During the first three months of fiscal 1998, cash from operating activities was sufficient to satisfy DAI's operating needs.

Year 2000 readiness

         DAI faces "year 2000 compliance" issues similar to those faced by other companies in the information technology industry. Year 2000 compliance issues typically arise with respect to computer software systems and programs that use only two digits, rather than four digits, to represent a particular year. Consequently, these systems and programs may not process dates beyond the year 1999 and may result in miscalculations or system failures. Year 2000 compliance problems also may arise in embedded systems, such as environmental system controls, elevators and other products that use microprocessors or computer chips.

         DAI's current product and service offerings, including those products developed and supported by third party software vendors, have been designed to be Year 2000 compliant. New products also are being designed by DAI to be year 2000 compliant. DAI's existing contracts with active customers who have effective maintenance and support agreements with DAI cover recent software products that are year 2000 compliant or for which a year 2000 ready upgrade is available, or do not expressly obligate DAI to furnish an updated release that is year 2000 compliant. DAI has communicated with its customers regarding year 2000 compliance, notifying them of the availability of upgraded or new releases of DAI's products which are year 2000 compliant for certain older software products released by DAI which may still be in use by them. In certain cases, DAI has warranted that DAI's current software product offerings are year 2000 ready when specifically requested by the customer. Although the software products currently offered by DAI have been tested for year 2000 readiness, any failure of DAI's software products to perform, including the failure to process dates beyond the year 2000, could have a material adverse effect on DAI's business, financial condition and results of operations.

         DAI is in the process of assessing the year 2000 readiness of products of selected third parties, including key suppliers, subcontractors, business partners and customers. To the extent that DAI uses third party products or technology in its computer software products, DAI has obtained confirmation of year 2000 compliance from such third party providers. A failure of one or more of these suppliers, subcontractors, business partners or customers to sufficiently address their year 2000 compliance issues could materially adversely affect DAI's business, financial condition and results of operations.

         DAI also is in the process of reviewing its internal computer information system and non-computer systems, such as telecommunications equipment and building elevators, which contain embedded computer technology, to determine whether such systems are year 2000 compliant. Some of the embedded systems of which DAI relies in its daily operations are owned and managed by the lessors of the facilities in which DAI's operations are located, or by agents of the lessors. DAI presently believes that such systems are year 2000 compliant.
DAI is less certain of the year 2000 readiness of third parties who provide external services, including public utilities, which could adversely impact DAI's operations. For example, the failure or interruption of telephone or electrical services would disrupt DAI's ability to communicate with its customers, suppliers, business partners and others. DAI does not anticipate any material costs associated with year 2000 compliance relating to its internal computer information system or non-computer systems.

         All costs that relate to year 2000 issues are being expensed by DAI. DAI does not expect that the total costs of evaluation and compliance with DAI's year 2000 issues will be material.

         To date, DAI has not completed its contingency plans in the event that its internal operating systems, vendors, facilities or products, or any other components of its business operations fail to operate in compliance with the year 2000 date changes. DAI expects to develop its contingency plans by the end of fiscal 1999.

Effects of quarterly and seasonal issues

         Due to the nature of its business, DAI does not experience material fluctuations in its operations from quarter to quarter or from season to season.

Effects of inflation and foreign currency exchange fluctuations.

         The results of operations of DAI for the periods discussed above have not been significantly effected by inflation or foreign currency fluctuations. Sales made by DAI's foreign subsidiaries are principally denominated in the local currency where the sale is made. DAI experienced a loss of approximately $45,000 in fiscal 1998 and a gain of approximately $3,000 in fiscal 1997 relating to fluctuations in foreign currency exchange rates. DAI has not attempted to hedge risks associated with fluctuations in foreign exchange rates. DAI continues to evaluate the relative costs and benefits of hedging and may seek to hedge these risks in the future, if appropriate.

                         INFORMATION CONCERNING SYMIX

     Symix designs, develops, markets and supports enterprise application software that serves the manufacturing and financial requirements of discrete manufacturers. Discrete manufacturers produce individual items in lots or batches. Symix's products are designed to improve:

     -    customer service;

     -    planning and scheduling of manufacturing resources;

     -    production and inventory management; and

     -    financial management.

     In addition to generating revenue from licensing and supporting its software, Symix provides implementation and training services to its customers. Symix's principal customers are manufacturers with annual revenues up to $500 million and individual manufacturing sites or divisions of larger manufacturers.

     Symix's two primary products, SyteLine and SyteCentre, target different markets. SyteLine is focused on serving make-to-order manufacturers of highly configured industrial products. The targeted vertical markets of SyteLine are:

     -    industrial equipment;

     -    fabricated metals;

     -    industrial electronic equipment;

     -    furniture and fixtures; and

     -    containers and packaging.

     SyteCentre was initially released in February 1999 and serves repetitive and make-to-stock manufacturers of consumer products. The targeted vertical markets of SyteCentre are:

     -    consumer electronics;

     -    consumer durable goods; and

     -    computers and related peripherals.


     Symix also markets and supports products provided by third party software vendors that are integrated with SyteLine and SyteCentre. These products provide additional functionality, including:


     -    sales order configuration and pricing;

     -    electronic and web commerce; and

     -    business analysis and reporting tools.

     Approximately 80% of Symix's license fee revenue is generated from its world-wide direct sales organization. Symix also has approximately 40 business partners throughout the world that sell and service its products. Symix has 24 sales and support offices in North America, Europe and Asia with about 25% of its revenue being generated from outside of North America.

     Symix was incorporated in 1984 in Ohio. Its principal executive offices are located at 2800 Corporate Exchange Drive, Columbus, Ohio 43231, and its telephone number is (614) 523-7000. Symix's web site address is symix.com.

                           INFORMATION CONCERNING DAI

     DAI designs, develops, markets and supports enterprise application software that serves the supply chain management requirements of distribution operations. Supply chain management refers to the overall process through which an organization creates and distributes its products and services to the end consumer. This process involves the relationship between predicting demand for a product and fulfilling that demand. DAI's products have extensive functionality across a number of business processes and are designed to improve:

   - customer service (including electronic commerce and internet order entry);
   -   demand, inventory and distribution planning;
   -   warehouse management;
   -   transportation management; and
   -   financial management.

     DAI's revenues are generated from software licensing and business consulting, implementation and training services. Since 1976, DAI has sold its supply chain management solution to over 100 customers throughout North America. These customers have annual revenues ranging from $30 million to $5 billion and represent various vertical industries, including;

   -   retail distribution;
   -   food wholesale distribution;
   -   consumer durable goods distribution;
   -   chemical distribution; and
   -   automotive distribution.

     Historically, DAI has sold its software products in flexible modular components, customizing solutions to address the individual needs of the customer. Services revenue has consequently represented more than 80% of DAI's total revenue in recent years. In December 1998, DAI launched an initiative to define 188 world class distribution process flows and have them supported by DAI applications. This initiative will enable DAI to sell a more "packaged solution" with the benefit to the customer being reduced time to implement a new system.

     DAI has approximately 110 employees. Revenues are generated from a direct sales and support staff. Consulting services are provided through employee business consultants and engineers.

     DAI was incorporated in 1977 in Texas. DAI's headquarters are located at 905 East Westchester Avenue, Tempe, Arizona, 85283-2938 (telephone number 602-777-7000), with additional remote offices located in Toronto, Ontario and Vancouver, British Columbia. DAI's web site is distribution.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth certain information regarding the beneficial ownership of DAI stock as of April 1, 1999, by



   -   each of DAI's directors,
   -   DAI's executive officers,
   - all current directors and executive officers of DAI as a group; and
   - each person or entity known to DAI to beneficially own more than 5% of DAI's stock at that date.



     Except as indicated in a footnote, each person or entity possesses sole voting and investment power with respect to the shares indicated as beneficially owned by that person or entity.

                                                            NUMBER OF       PERCENTAGE OF
                                                              SHARES     OUTSTANDING SHARES
                                                           BENEFICIALLY  BENEFICIALLY OWNED(5)
                                                              OWNED
Thomas E. Cain...................................         4,151,500(2)                93.8%
Nancy Cain.......................................                 None                  *
Edward Katz......................................           415,400(3)                 8.9%
James Meyers.....................................                 None                  *
Steve Strohacker.................................              105,500                 2.5%
Jeff Viehmeyer...................................                1,500                  *
All current directors and executive officers as a
   group (12 persons)............................         4,700,672(4)                97.7%

___________

 * Represents less than 1% of the outstanding shares of DAI.


(1) The address of each person named in the table is 905 E. Westchester Avenue, Tempe, Arizona 85283-2938.

(2) Includes 150,500 shares issuable upon exercise of presently exercisable stock options. Also includes 4,001,500 shares held by The Cain Family Trust. Thomas Cain and his spouse, Nancy Cain, share voting and dispositive power over the trust.

(3) Includes 384,273 shares issuable upon exercise of presently exercisable stock options.

(4) Includes 534,773 shares issuable upon exercise of presently exercisable stock options.

(5) The percentage of shares of DAI is based upon 4,275,452 shares outstanding and assumes the exercise of presently exercisable options held by each person or group.


                       COMPARISON OF SHAREHOLDERS' RIGHTS

     The rights of Symix shareholders are currently governed by Ohio law and by its articles of incorporation and code of regulations. The rights of DAI shareholders are currently governed by Texas law and its articles of incorporation and by-laws. Upon completion of the merger, the rights of DAI shareholders who become shareholders of Symix in the merger will be governed by Ohio law, Symix's articles of incorporation and code of regulations. The following is a summary of the material differences between the current rights of DAI shareholders and the rights of shareholders of Symix.

APPRAISAL AND DISSENTERS' RIGHTS

     SYMIX. Under Ohio law, dissenting shareholders are entitled to appraisal rights in connection with the lease, sale, exchange, transfer or other disposition of all or substantially all of the assets of a corporation and in connection with amendments to the corporation's articles of incorporation which change the rights of shareholders in a substantially prejudicial manner. Shareholders of an Ohio corporation being merged into or consolidated with another corporation are also entitled to appraisal rights. In addition, shareholders of an acquiring corporation are entitled to appraisal rights in any merger, combination or majority share acquisition in which those shareholders are entitled to voting rights. Ohio law provides shareholders of an acquiring corporation with voting rights if the acquisition involves the transfer of shares of the acquiring corporation entitling the recipients of the shares to exercise one-sixth or more of the voting rights of the acquiring corporation immediately after the transaction is completed. A shareholders' written demand must be delivered to the corporation not later than ten days after the taking of the vote on the matter giving rise to the appraisal rights.


     DAI. Under Texas law, a security holder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to an appraisal or dissenter's right under which the security holder may receive cash in the amount of the fair market value of the security holder's shares in lieu of the consideration the security holder would otherwise receive in the transaction. The fair value of the stock is the value of the stock immediately before the completion of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in the value of the stock in anticipation of the corporate action.


     Texas law provides that dissenters' rights do not apply to the shareholder if:


     - the class or series of capital stock of which the shareholders are a part are listed on a national securities exchange or the Nasdaq Stock Market or designated as a national market security on an interdealer quotation system by the NASD or are held of record by not less than 2,000 shareholders;

     - the shareholder is not required to accept for the shareholder's shares any consideration that is different than the consideration, other than cash in lieu of fractional shares, to be provided to any other holder of shares of the same class or series of shares held by that shareholder; and

     - the shareholder is not required to accept for the shareholder's shares any consideration other than:

       - shares of the corporation that are listed, or authorized for listing upon official notice of issuance, on a national securities exchange, approved for quotation as national market security on an interdealer quotation system by NASD, or held of record by not less than 2,000 holders;

       - cash in lieu of fractional shares; or

       - any combination of the foregoing.


CONTROL SHARE ACQUISITIONS

     SYMIX. Section 1701.831 of the Ohio law provides that certain notice and informational filings and special shareholder meeting and voting procedures must be followed prior to completing a proposed "control share acquisition" of an "issuing public corporation," unless the articles of incorporation or code or regulations of the corporation otherwise provide. Symix's articles of incorporation provide that Section 1701.831 does not apply to control share acquisitions of Symix.

     DAI. Texas has not enacted legislation that imposes requirements on a corporation in the event of a "control share acquisition".

CONSTITUENCY PROVISIONS

     SYMIX. Section 1701.59 of the Ohio law permits a director, in determining what that director reasonably believes to be in the best interests of the corporation, to consider, in addition to the interests of the corporation's shareholders, any of the following:

     - the interests of the corporation's employees, suppliers, creditors, and customers;

     - the economy of the state and nation;

     - community and societal considerations; and

     - the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.

     DAI. Texas has not enacted legislation specifying matters that directors of a Texas corporation can consider in addition to the interests of the corporation's shareholders.

AMENDMENT OF CHARTER DOCUMENTS

     SYMIX. Ohio law permits the adoption of amendments to articles of incorporation if those amendments are approved at a meeting held for that purpose by the holders of shares entitling them to exercise two-thirds of the voting power of the corporation, or a lesser, but not less than a majority, or greater vote as specified in the articles of incorporation. Amendment of Symix's articles of incorporation requires the approval of the holders of at least two-thirds of the voting power then outstanding.

     Under Ohio law, a code of regulations may be adopted, amended or repealed only by approval of the shareholders either at a meeting of shareholders by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power on that proposal or by written consent signed by holders of shares entitling them to exercise two-thirds of the voting power on that proposal. Symix's code of regulations provides that they may be amended by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power on that proposal, but no amendment to Symix's code of regulations reducing the number of directors can have the effect of removing any director prior to the expiration of the director's term of office.

     DAI. Article 4.02 of the Texas law provides that an amendment to a corporations articles of incorporation must be approved by the board of directors and by the affirmative vote of holders of at least two-thirds of the outstanding shares entitled to vote, unless the corporation's articles of incorporation provide otherwise. DAI's articles of incorporation do not provide otherwise.

BUSINESS COMBINATIONS WITH CERTAIN PERSONS

     SYMIX. Chapter 1704 of the Ohio law prohibits a wide range of business combinations and transactions between or involving an "issuing public corporation" that is a reporting company under the Exchange Act and a person who, alone or with others, beneficially owns ten percent or more of the voting power of the corporation. A corporation may provide in its articles of incorporation that Chapter 1704 does not apply to the corporation. Symix's articles of incorporation provide that Chapter 1704 does not apply to Symix.

     DAI. Texas has not enacted legislation prohibiting business combinations and transactions similar to the ones described in the immediately preceding paragraph.

DIRECTOR AND OFFICER LIABILITY AND INDEMNIFICATION

     SYMIX. Under Ohio law, Ohio corporations are permitted to indemnify directors, officers, employees and agents within prescribed limits, and must indemnify them under certain circumstances. Ohio law does not authorize payment by a corporation of judgments against a director, officer, employee or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is required, however, to the extent that person succeeds on the merits. In all other cases, if it is determined that a director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary, except as otherwise provided by a corporation's articles of incorporation or code of regulations, or by contract, except with respect to the advancement of expenses of directors. The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, purchase insurance to indemnify those persons. Symix's code of regulations provides for the purchase of this insurance.

     Ohio law provides that a director is entitled to mandatory advancement of expenses, including attorneys' fees, incurred in defending any action, including derivative actions, brought against the director. The director must agree, however, to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his or her act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation's best interests.

     Symix's code of regulations provides for indemnification by Symix consistent with Ohio law of any person made or threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of Symix or of any other corporation or entity for which he or she was serving as a director, trustee, officer, employee or agent at the request of Symix. Symix's code of regulations provides that Symix must indemnify those persons against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement incurred in connection with any pending, threatened or completed action. However, indemnification is required only if the person acted in good faith and in a manner he or she reasonably believed was in, or not opposed to, the best interests of Symix. With respect to any criminal matter, he or she also must not have had any reasonable cause to believe that his or her conduct was unlawful. Symix's code of regulations forbids Symix from indemnifying an officer or director if such person is held liable for acting with reckless disregard for the best interests of Symix or misconduct, other than for negligence, in the performance of his or her duty to Symix, unless a court otherwise concludes that the person is entitled to be indemnified.

     Under Symix's code of regulations, a director or officer is presumed to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of Symix. It also is presumed that a director or officer had no reasonable cause to believe his conduct was unlawful with respect to a criminal matter. Because of this presumption, Symix believes that a director or officer will not have the initial burden of showing that he acted in good faith or in a manner he reasonably believed to be in, or not opposed to, the best interests of Symix. In addition, Symix's code of regulations requires Symix to advance expenses on behalf of officers and directors if they agree in writing to repay such amounts if they are not successful in the litigation.

     DAI. Under Texas law, a corporation may set limits on the extent of a director's liability. A Texas corporation may indemnify its officers, directors, employees and agents if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification is not allowed under Texas law, absent court order to the contrary, if an officer, director, employee or agent of the bank or corporation is finally adjudged liable to the corporation.



     DAI's articles of incorporation provide for indemnification of any person who is or was a director, officer, employee or agent of DAI or of any other entity for which he or she was serving in a similar capacity at the request of DAI. Such persons may be indemnified for judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with the proceeding to the fullest extent permitted by law:



   DAI's articles of incorporation provide that the corporation must follow the procedures required by law for the determination that indemnification is permissible, is authorized, and that the expenses are reasonable. DAI is required to pay the expenses actually incurred by the person in connection with the proceeding prior to making the determinations to the fullest extent permitted by law.

REMOVAL OF DIRECTORS AND FILLING VACANCIES

     SYMIX. Ohio law provides that, unless the governing documents of a corporation provide otherwise, directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the corporation with respect to the election of directors. However, unless all the directors or all the directors of a particular class are removed, no individual director may be removed if the votes of a sufficient number of shares are cast against that director's removal which, if cumulatively voted at an election of all the directors, or all the directors of a particular class, as the case may be, would be sufficient to elect at least one director. Under Symix's code of regulations, a director or directors may be removed from office, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of Symix which entitles them to elect directors in place of those to be removed.

     DAI.   A Texas corporation may provide in its articles of incorporation or bylaws, and DAI's bylaws do provide, that a director can be removed with or without cause by the affirmative vote of not less than a majority of the shares entitled to vote. DAI's bylaws provide for a vote of a majority of the shares present, which is contrary to Section 2.32 of the Texas Corporation Act.

SPECIAL MEETINGS OF SHAREHOLDERS


     SYMIX. Under Ohio law, a special meeting of shareholders may be called by the chairman, the president, the directors by action at a meeting, a majority of the directors voting without a meeting, persons owning 25% of the outstanding shares entitled to vote at that meeting, or a lesser or greater proportion as specified in the articles or regulations but not greater than 50%, or the person(s) authorized to do so by the articles of incorporation or the code of regulations. Symix's code of regulations provides that special meetings of shareholders may be called by the chairman of the board, the president or , in the case of the president's absence, death or disability, the vice president authorized to exercise the authority of the president, the secretary, the Symix board of directors, a majority of the directors acting without a meeting or by persons who hold not less than a majority of all shares entitled to vote at that shareholders' meeting.



     DAI. A special meeting of shareholders of a Texas corporation may be called by the holders of shares entitled to cast not less than 10% of all shares entitled to vote at the meeting, unless a different percentage, not to exceed 50%, is provided in the articles of incorporation. DAI's bylaws provide that special meetings of shareholders may be called by the president, the DAI board of directors, or the holders of not less than 10% of all shares of DAI entitled to vote at the meeting.


MERGERS AND BUSINESS COMBINATIONS

     SYMIX. Under Ohio law and Symix's articles of incorporation, an agreement of merger or consolidation must be approved by the directors of each constituent corporation and adopted by shareholders of each constituent Ohio corporation, other than the surviving corporation in the case of a merger, holding at least two-thirds of the corporation's voting power. In the case of a merger, the agreement also must be adopted by the shareholders of the surviving corporation by similar vote, if one or more of the following conditions exist:

     - the articles or regulations of the surviving corporation require the agreement to be adopted by the shareholders or by the holders of a particular class of shares of that corporation;

     - the agreement conflicts with the articles or regulations of the surviving corporation, or changes the articles or regulations, or authorizes any action that, if it were being made or authorized apart from the merger, would otherwise require adoption by the shareholders or by the holders of a particular class of shares of that corporation;

     - the merger involves the issuance or transfer by the surviving corporation to the shareholders of the other constituent corporation or corporations of shares of the surviving corporation as will entitle the holders of the shares immediately after the consummation of the merger to exercise one-sixth or more of the voting power of that corporation in the election of directors; or

     - the agreement of merger makes such change in the directors of the surviving corporation as would otherwise require action by the shareholders or by the holders of a particular class of shares of that corporation.

     DAI. Texas law generally requires approval by the shareholders of each corporation that is a party to a merger, or the shareholders of the corporation whose shares will be acquired in the exchange. Texas law requires that at least two thirds of the outstanding shares approve the plan of merger or exchange.

     Texas law does not require a shareholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its articles of incorporation) if:


     - the articles of the incorporation of the corporation do not differ from its articles of incorporation before the merger;

     - each security holder of the corporation will hold the same number of shares with identical rights immediately after the merger; and

     - each of the shares that entitle the holders thereof to vote unconditionally in the election of directors and the shares that entitle the holders thereof to participate without limitation in distributions outstanding immediately after the merger, plus the number of shares issuable as a result of the merger will not exceed by more than 20% of the total number of shares outstanding immediately before the merger.


     Texas law provides that, except as otherwise provided in the articles of incorporation, the sale or other disposition of all, or substantially all, the property and assets of a corporation, made in the usual and regular course of business of the corporation may be authorized by its board of directors without authorization of the shareholders. Texas law requires that mergers and share exchanges be approved by each class of shares outstanding. Texas law also provides that class voting is required with respect to proposed amendments to a corporation's articles of incorporation that adversely affects a specific class of stock.

AUTHORIZED CAPITAL


     SYMIX. The authorized capital stock of Symix consists of 20,000,000 common shares, each without par value, and 1,000,000 preferred shares, each without par value.


     Ohio law provides that the governing documents of a corporation may authorize the corporation's board of directors to issue, without shareholder approval, a series of preferred or preference shares and to designate the rights, preferences, privileges and restrictions of those shares. Ohio law, however, does not permit the board of directors to fix the voting rights of any series of preferred or preference shares.


     DAI. The authorized capital stock of DAI consists of 10,000,000 shares of Class A voting common stock, no par value, and 1,000,000 shares of Class B non-voting common stock, no par value.


COMMITTEES OF THE BOARD OF DIRECTORS

     SYMIX. Symix's code of regulations allows for the creation of an executive committee and other committees the Symix board of directors deems advisable.
All committees are to be comprised of not fewer than three board members. Each committee is delegated its powers and duties as determined by the Symix board of directors, and may act by majority vote at a meeting in writing signed by all of its members.

     DAI. DAI's bylaws provide only for the formation of an executive committee, which shall consist of one or more directors, one of who must be the president.


DIVIDENDS


     SYMIX. Ohio law provides that dividends may be paid in cash, property or shares of a corporation's capital stock. Ohio law provides that a corporation may pay dividends out of surplus, however created, and must notify its shareholders if a dividend is paid out of capital surplus. No dividend may be paid if the corporation is insolvent or there is reasonable grounds to believe that by payment of the dividend it would be rendered insolvent.


     DAI. Under Texas law a corporation may declare and pay dividends unless after giving effect:

     - the corporation would not be able to pay its debts as they become due in the usual course of business, or

     - except as otherwise specifically allowed by the articles of incorporation, the corporations total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution to shareholders whose preferential rights are superior to those receiving the distribution.

AMENDMENT TO ARTICLES AND REGULATIONS


     SYMIX. Under Ohio law, the directors of Symix may adopt an amendment to its articles:



     - with respect to unissued or treasury shares when and to the extent authorized by Symix's articles of incorporation;

     - to authorize shares to satisfy conversion or option rights with respect to securities authorized in Symix's articles of incorporation or approved by Symix shareholders;

     - to reduce the number of authorized shares of any class that have been reacquired by Symix or to eliminate reference to the shares of any class when all of the shares of the class have been reacquired by Symix;

     - to eliminate all references to the change of shares as provided for in amended articles of incorporation or an amendment to its articles of incorporation; or

     - to eliminate any statement in Symix's articles of incorporation relating exclusively to a merger or consolidation.


Symix's articles of incorporation authorize the directors to adopt an amendment in respect of any unissued or treasury shares.


      Under Ohio law, the shareholders of Symix may adopt an amendment to Symix's articles of incorporation by the affirmative vote of the holders of shares entitling them to exercise two-thirds of the voting power of Symix on the proposal.



     Under Ohio law, and Symix's code of regulations, an amendment to Symix's code of regulations requires the approval of the holders of shares entitling them to exercise a majority of the voting power of Symix on the proposal or, without a meeting, by the written consent of the holders of shares entitling them to exercise a majority of the voting power of Symix on the proposal, and by the holders of at least two-thirds of the shares of each class entitled to vote on the amendment.



     DAI. Under Texas law, an amendment to a corporation's articles of incorporation requires the approval of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote thereon, and the holders of two-thirds of the outstanding shares of each class or series entitled to vote thereon as a class, unless a different number, not less than a majority, is specified in the articles of incorporation. The articles of incorporation of DAI do not so specify.



     The bylaws of DAI may be amended by the affirmative vote of a majority of the DAI directors present at a meeting of the DAI board of directors, if a quorum is present, or by the affirmative vote of the holders of a majority of the shares of DAI represented at a meeting of DAI shareholders, if a quorum is present.

LIMITATION ON DIRECTORS' LIABILITY


     SYMIX. Ohio has codified directors' common law duty of care and, in part, their common law duty of loyalty. Under Section 1701.59(B) of Ohio law, a director is required to perform his duties as a director, including his duties as a member of any committee of the directors on which he serves, in good faith, in a manner he reasonably believes to be in or not opposed to the best interests of the corporation, and with the care that an ordinarily prudent person in a like position would use under similar circumstances.



     Under Ohio law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. This higher standard of proof must be met in any action brought against a director for breach of his duties, including any action involving or affecting:



     - a change or potential change in control of the corporation;

     - a termination or potential termination of a director's service to the corporation as a director; or

     - a director's service in any other position or relationship with the corporation.


     The higher standard of proof, however, does not affect the liability of directors for unlawful loans, dividends or distributions under Ohio law. There is no comparable provision limiting the liability of officers, employees or agents of Ohio corporations.

     DAI. Texas law provides that a corporation's articles of incorporation may provide that a director will not be liable to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except for:


     - a breach of the director's duty of loyalty to the corporation or its shareholders;

     - an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or knowing violation of the law;

     - a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or

     - an act or omission for which the liability of a director is expressly provided by applicable statute.



DAI's articles of incorporation do not include such a provision eliminating the personal liability of its directors.


SIZE AND CLASSIFICATION OF BOARD OF DIRECTORS

     SYMIX. Ohio law provides that a board of directors must consist of not less than three individuals unless there are fewer than three shareholders, with the number specified in or fixed in accordance with the articles of incorporation or regulations. Ohio law also provides that the articles of incorporation or code of regulations may provide for staggering the terms of directors by dividing the total number of directors into either two or three classes consisting of not less than three directors each. The Symix board of directors is not classified.

     DAI. Texas law provides that a board of directors must consist of one or more members, with the number fixed in accordance with the articles of incorporation or bylaws. Texas law also provides that the bylaws of a corporation may provide for staggering the terms of directors in the same manner as Ohio law. DAI's board of directors is not classified.

LOANS TO DIRECTORS

     SYMIX. Under Ohio law, the directors of an Ohio corporation are personally liable for a loan made to an officer, director or shareholder, other than in the usual course of business, unless, at the time the loan is made, a majority of the disinterested directors voted for the loan and determined that making the loan could reasonably be expected to benefit the corporation.


     DAI.  No similar provision exists under Texas law.

INSPECTION OF BOOKS AND RECORDS

     SYMIX. Under Ohio law, any shareholders of a corporation may inspect and copy, at any reasonable time and for any reasonable and proper purpose, the corporation's books and records of account, minutes, and records of shareholders, and voting trust agreements on file with the corporation.

     DAI. Texas law allows any person who has been a shareholder for at least six months prior to that person's demand or as a holder of at least 5% of the outstanding shares of a corporation to inspect and copy its relevant books and records of account, minutes, and share transfer record for any proper purpose.

                     WHERE YOU CAN FIND MORE INFORMATION

     Symix files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Symix files at the SEC's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SC-0330 for further information on the public reference rooms. Symix's filings also are available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."


     Symix has filed with the SEC a registration statement on Form S-4 with respect to the Symix shares to be issued to holders of DAI stock under the merger agreement. This proxy statement/prospectus constitutes the prospectus of Symix that is filed as part of the registration statement. Other parts of the registration statement are omitted from this proxy statement/prospectus in accordance with the rules and regulations of the SEC. Copies of the registration statement, including exhibits, may be inspected, without charge, at the offices of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained from the SEC at prescribed rates.

     The SEC permits Symix to "incorporate by reference" information into this proxy statement/prospectus, which means that Symix can disclose important information to you by referring you to another document filed separately with the SEC. The following documents previously filed with the SEC by Symix (Commission File Number 0-19024) are incorporated by reference into this proxy statement/prospectus:

     - Symix's Annual Report on Form 10-K, Form 10-K/A No. 1 and Form 10-K/A No. 2 for the fiscal year ended June 30, 1998;

     - Symix's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1998;

     - Symix's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1998;

     - Symix's Proxy Statement relating to the Annual Meeting of Shareholders of Symix held on November 11, 1998; and

     - The description of Symix's common shares contained in Symix's Registration Statement on Form 8-A filed with the SEC on February 12, 1991.

     Symix also is incorporating by reference additional documents that Symix files with the SEC between the date of this proxy statement/prospectus and the date of the special meeting.

     If you are a DAI stockholder, you can obtain any of the documents incorporated by reference through Symix or the SEC. Documents incorporated by reference are available from Symix without charge, excluding all exhibits unless it has been specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Symix at the following address or telephone number:

                    Symix Systems, Inc.
                    2800 corporate Exchange Drive
                    Suite 400
                    Columbus, Ohio 43231
                    Telephone:  1-614-523-7379
                    Attn:  Lawrence W. DeLeon, Secretary

     If you would like to request documents from Symix, please do so by __________, 1999, to receive them before the special meetings.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE ON THE PROPOSAL(S) PRESENTED AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED ___________, 1999. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO YOU NOR THE ISSUANCE OF SYMIX COMMON SHARES IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

     Symix has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Symix, and DAI has supplied all information contained in this document relating to DAI.

                                LEGAL MATTERS

     The validity of the issuance of the Symix shares to be issued in the merger will be passed upon by Vorys, Sater, Seymour and Pease LLP, Columbus, Ohio. As of April 12, 1999, members of Vorys, Sater, Seymour and Pease LLP beneficially owned an aggregate of 148,057 Symix shares. Duke W. Thomas, a member of that firm, is a director of Symix.

     Legal matters on behalf of DAI in connection with the merger will be passed upon by Squire, Sanders & Dempsey L.L.P., Phoenix, Arizona.

                                    EXPERTS


     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements and schedule included in Symix's Annual Report on Form 10-K for the year ended June 30, 1998, as set forth in their report, which is incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement. Symix's financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.



     The consolidated financial statements of DAI at September 30, 1998 and 1997, and for each of the two years in the period ended September 30, 1998, included in this proxy statement/prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included in this proxy statement/prospectus in reliance upon the authority of that firm as experts in auditing and accounting in giving their report.


                            SHAREHOLDER PROPOSALS

     Any qualified shareholder of Symix who intends to submit a proposal to Symix shareholders at the 1999 annual meeting of shareholders must submit the proposal to Symix not later than June 10, 1999 to be considered for inclusion in Symix' proxy statement and form of proxy relating to that meeting. If a shareholder intends to present a proposal at the 1999 annual meeting of Symix shareholders, but has not sought the inclusion of the proposal in Symix's proxy materials, the proposal must be received by Symix prior to August 24, 1999 or Symix's management proxies for the 1999 annual meeting will be entitled to use their discretionary voting authority should the proposal then be raised, without any discussion of the matter in Symix's proxy materials.

                         INDEX TO FINANCIAL STATEMENTS


DISTRIBUTION ARCHITECTS INTERNATIONAL, INC. AND SUBSIDIARIES


Report of Independent Public Accountants...................................................
Consolidated Balance Sheets--September 30, 1998 and 1997 and December 31, 1998 (unaudited).
Consolidated Statements of Operations--Years ended September 30, 1998 and 1997 and for the quarters ended December 31, 1998 and 1997 (unaudited)................................
Consolidated Statements of Shareholders' Equity--Years ended September 30,
  1998 and 1997............................................................................
Consolidated Statements of Cash Flows--Years ended September 30, 1998 and 1997 and for the quarters ended December 31, 1998 and 1997 (unaudited)............................
Notes to Consolidated Financial Statements--September 30, 1998 and 1997....................

          DISTRIBUTION ARCHITECTS INTERNATIONAL, INC. AND SUBSIDIARIES

                             FINANCIAL STATEMENTS

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Distribution Architects International, Inc.:

We have audited the accompanying consolidated balance sheets of DISTRIBUTION ARCHITECTS INTERNATIONAL, INC. (a Texas Corporation) and subsidiaries as of September 30, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Distribution Architects International, Inc. and subsidiaries as of September 30, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule accompanying the financial statements is presented for the purpose of complying with the Securities and Exchange Commission's rules and is not a required part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                      Arthur Andersen LLP

Phoenix, Arizona,
March 5, 1999.

          DISTRIBUTION ARCHITECTS INTERNATIONAL, INC. AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS

                                                                         December 31,        September 30,       September 30,
                                                                             1998                 1998                1997
                                                                         ------------       --------------       -------------
                                                                          (unaudited)
                                                                                            (In thousands)
ASSETS

CURRENT ASSETS:
         Cash                                                              $   948              $   783             $ 1,695
         Trade receivables, less allowance for
           doubtful accounts of $123 at Dec. 31, 1998, and
           $245 and $430 at Sept. 30, 1998 and 1997,
           respectively                                                      4,140                4,929               4,232
         Tax receivable                                                        489                   886                   -
         Prepaid expenses and other assets                                     287                  318                 618
                                                                         ---------            ---------            --------
                              Total current assets                           5,864                6,916               6,545
                                                                         ---------            ---------            --------
UNSECURED NOTES RECEIVABLE FROM SHAREHOLDERS                                   143                  200                 133
                                                                         ---------            ---------            --------

PROPERTY AND EQUIPMENT:
         Land                                                                  621                  721                 641
         Buildings and improvements                                          1,731                1,978               1,772
         Equipment                                                           3,656                3,576               3,287
                                                                         ---------            ---------            --------
                                                                             6,008                6,275               5,700
         Less-accumulated depreciation                                      (2,917)              (2,764)             (2,256)
                                                                         ---------            ---------            --------
                                                                             3,091                3,511               3,444
                                                                         ---------            ---------            --------
OTHER ASSETS                                                                    16                   44                  50
                                                                         ---------            ---------            --------
                              Total assets                                 $ 9,114              $10,671             $10,172
                                                                         ---------            ---------            --------
                                                                         ---------            ---------            --------

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
         Short-term borrowings                                             $     -              $ 1,038              $  599
         Current portion of long-term debt                                   1,400                1,361                 605
         Trade accounts payable                                                851                  424                 372
         Accrued expenses and other current liabilities                         84                  503                 210
         Deferred tax liability                                              1,215                1,215               1,025
                                                                         ---------            ---------            --------
                              Total current liabilities                      3,550                4,541               2,811
                                                                         ---------            ---------            --------
LONG-TERM DEBT, less current portion                                           616                1,047               2,026
                                                                         ---------            ---------            --------
DEFERRED TAX LIABILITY                                                           -                    -                  72
                                                                         ---------            ---------            --------
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
         Common stock, Class A, no par value, 1,000 shares
           authorized; 4,396 shares issued at December 31, 1998 and
           4,396 and 4,335 shares issued at September 30, 1998 and
           1997, respectively                                                  180                  180                 107
         Common stock, Class B, no voting, no par value, 1,000
           shares authorized and -0- shares outstanding at
           December 31, 1998 and Septemer 30, 1998 and 1997, respectively

         Less-Treasury stock, at cost, 118 shares at
             December 31, 1998 and 118 and 97 shares at September 30,
             1998 and 1997, respectively                                      (102)                (102)                (77)
         Retained earnings                                                   4,870                5,005               5,233
                                                                         ---------            ---------            --------
                              Total shareholders' equity                     4,948                5,083               5,263
                                                                         ---------            ---------            --------
                              Total liabilities and shareholders' equity   $ 9,114              $10,671             $10,172
                                                                         ---------            ---------            --------
                                                                         ---------            ---------            --------


The accompanying notes are an integral part of these consolidated balance sheets.

           DISTRIBUTION ARCHITECTS INTERNATIONAL, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   Three Months Ended
                                                                      December 31,         Years Ended September 30,
                                                                 ---------------------     -------------------------
                                                                   1998      1997             1998          1997
                                                                 --------  ---------       --------      --------
                                                                     (unaudited)
                                                                          (In thousands, except per share data)
REVENUE:
   System integration services and hardware commissions          $2,826       $3,041       $ 12,583       $12,195
   License fees                                                     127           -             692         2,087
                                                                 ------       ------       --------      --------
     Total Revenue                                                2,953        3,041         13,275        14,282

COST OF REVENUE                                                   1,203        1,228          5,621         6,437
                                                                 ------       ------       --------      --------
     Gross margin                                                 1,750        1,813          7,654         7,845
                                                                 ------       ------       --------      --------

OPERATING EXPENSES:
   Selling, general and administrative                            1,356        1,384          6,214         5,484
   Research and development                                         700          500          2,000         2,100
                                                                 ------       ------       --------      --------
     Total operating expenses                                     2,056        1,884          8,214         7,584
                                                                 ------       ------       --------      --------
     Income (loss) from operations                                 (306)         (71)          (560)          261
                                                                 ------       ------       --------      --------
OTHER INCOME (EXPENSE):
   Interest income                                                   13           18             48           104
   Interest expense                                                 (67)         (63)          (244)         (216)
   Other income, net                                                105           52            221           213
                                                                 ------       ------       --------      --------
                                                                     51            7             25           101
                                                                 ------       ------       --------      --------

INCOME (LOSS) BEFORE BENEFIT FROM (PROVISION FOR)
   INCOME TAXES                                                    (255)         (64)          (535)          362

BENEFIT FROM (PROVISION FOR) INCOME TAXES                           120           14            307           (55)
                                                                 ------       ------       --------      --------
NET INCOME (LOSS)                                                $ (135)      $  (50)       $  (228)       $  307
                                                                 ------       ------       --------      --------
                                                                 ------       ------       --------      --------
EARNINGS (LOSS) PER SHARE:
   Basic:
     Net income (loss)                                           $(0.03)      $(0.01)       $ (0.05)       $ 0.07
   Diluted:
     Net income (loss)                                           $(0.03)      $(0.01)       $ (0.05)       $ 0.06

WEIGHTED AVERAGE NUMBER OF COMMON AND COMMON SHARE
   EQUIVALENTS OUTSTANDING:
   Basic:                                                         4,278        4,261          4,280         4,239
                                                                 ------       ------       --------      --------
                                                                 ------       ------       --------      --------
   Diluted:                                                       4,278        4,261          4,280         5,444
                                                                 ------       ------       --------      --------
                                                                 ------       ------       --------      --------


The accompanying notes are an integral part of these consolidated statements.

          DISTRIBUTION ARCHITECTS INTERNATIONAL, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                  FOR THE YEARS ENDED SEPTEMBER 30, 1998 AND 1997

                                           Common Stock              Treasury Stock          Retained
                                       ----------------------      ------------------
                                       Shares          Amount      Shares      Amount        Earnings        Total
                                       ------          ------      -------     ------        --------       -------
     (In thousands)

BALANCE, SEPTEMBER 30, 1996             4,215           $ 58          78       $ (55)          $4,926        $4,929

   Exercise of common stock options        42             49           -           -                -            49
   Repurchase of common stock             (19)             -          19         (22)               -           (22)
   Net income                               -              -           -           -              307           307
                                      -------         ------      ------      ------         --------       -------
BALANCE, SEPTEMBER 30, 1997             4,238            107          97         (77)           5,233         5,263

   Exercise of common stock options        61             73           -           -                -            73
   Repurchase of common stock             (21)             -          21         (25)               -           (25)
   Net loss                                 -              -           -           -             (228)         (228)
                                      -------         ------      ------      ------         --------       -------
BALANCE, SEPTEMBER 30, 1998             4,278         $  180         118      $ (102)        $  5,005       $ 5,083
                                      -------         ------      ------      ------         --------       -------
                                      -------         ------      ------      ------         --------       -------


The accompanying notes are an integral part of these consolidated statements.

            DISTRIBUTION ARCHITECTS INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                             Three
                                                                                          Months Ended             Years Ended
                                                                                          December 31,             September 30,
                                                                                        ----------------       --------------------
                                                                                         1998      1997        1998         1997
                                                                                        ------   -------      -----        ------
                                                                                           (unaudited)
                                                                                                   (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)................................................................     $ (135)      (50)     $ (228)      $   307
   Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
         Depreciation and amortization.............................................        165       165         660           597
         Provision for losses on trade receivable..................................         40        52       1,160           960
         Gain on sales of assets...................................................        (50)        -           -             -
         Changes in assets and liabilities:
                  Decrease (increase) in trade receivables.........................        749       189      (1,818)          (48)
                  Decrease (increase) in prepaid expenses and other assets.........        456       (58)       (630)         (432)
                  Increase in trade accounts payable, accrued expenses and other
                    current liabilities............................................          8       236         345           108
                  Decrease (increase) in deferred income taxes.....................          -      (349)        118        (1,626)
                                                                                        ------    ------      ------       -------
                  Net cash (used in) provided by operating activities                    1,233       185        (393)         (134)
                                                                                        ------    ------      ------       -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment, net.........................................        (89)     (103)       (727)         (702)
  Proceeds from sale of real property..............................................        393         -           -             -
                                                                                        ------    ------      ------       -------
                  Net cash provided by (used in) investing activities                      304      (103)       (727)         (702)
                                                                                        ------    ------      ------       -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt.....................................................          -         -         259         1,627
  Principal payments on long-term debt.............................................       (391)      (96)       (482)         (243)
  Net (payments on) proceeds from short-term borrowings............................     (1,038)     (186)        439        (2,551)
  Net payments from (advances on) notes receivable from shareholders...............         57        (9)        (17)          (62)
  Proceeds from issuance of stock..................................................          -        19          73            49
  Purchase of treasury stock.......................................................          -         -         (24)          (22)
                                                                                        ------    ------      ------       -------
                  Net cash (used in) provided by financing activities..............     (1,372)     (272)        248        (1,202)
                                                                                        ------    ------      ------       -------
EFFECT OF EXCHANGE RATE CHANGES ON CASH............................................          -         -         (40)           (8)
                                                                                        ------     -----      ------       -------
NET INCREASE (DECREASE) IN CASH....................................................        165      (190)       (912)       (2,046)

CASH, beginning of period..........................................................        783     1,695       1,695         3,741
                                                                                        ------    ------      ------       -------
CASH, end of period................................................................     $  948    $1,505      $  783       $ 1,695
                                                                                        ------    ------      ------       -------
                                                                                        ------    ------      ------       -------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

  Cash paid during the period for-

    Interest.......................................................................     $   67    $   63      $  244       $   216
                                                                                        ------    ------      ------       -------
                                                                                        ------    ------      ------       -------
    Income taxes...................................................................     $    2    $  363      $  461       $ 1,902
                                                                                        ------    ------      ------       -------
                                                                                        ------    ------      ------       -------


The accompanying notes are an integral part of these consolidated statements.

          DISTRIBUTION ARCHITECTS INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           SEPTEMBER 30, 1998 AND 1997

(1)   OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         NATURE OF OPERATIONS

The accompanying consolidated financial statements include the operations of Distribution Architects International, Inc. (DAI, Inc.) and its wholly-owned subsidiaries (collectively the Company). The Company designs, develops, markets and supports software products that address the distribution requirements of its customers. These products consist of supply chain management software and are designed to operate across a wide range of hardware platforms, including Windows NT and UNIX operating systems. The Company also sells and provides implementation and post sales support services for its products.

All significant intercompany transactions and balances have been eliminated in consolidation.

         MANAGEMENT PLANS

During fiscal year 1998, the Company undertook a concerted effort to bring to market its' new products which have been under development for several years. The Company invested a significant amount of resources to complete this development and finalize these products. Management believes that these new products will position the Company to pursue the middle market with a solutions-oriented software package. The re-positioning of the Company's product offerings was essential as the middle market continued to expand and demand packaged solutions that are built on an open platform and using state of the art technology which provides for more efficient installations.

The Company intends to continue to market its existing distribution software with new products, specifically electronic commerce and Internet order entry. These new products have recently become available to the marketplace. The Company is focused to deliver these new products along with its enterprise software applications to expand its existing market. The Company intends to pursue all avenues in expanding its market position including but not limited to, strategic partnerships with consulting companies, other enterprise resource planning software firms and niche software companies. Management plans to hire additional key personnel in sales, development and marketing as necessary to execute this plan.

As a result of the focus on the development of the Company's new product offering during fiscal 1998, the Company's financial results suffered. However, the Company believes that it has adequate working capital, including cash generated from operations and existing bank financing to fund the additional product development and the marketing and sales efforts required to launch its new products and fund its operations.

         SPECIAL CONSIDERATIONS

              COMPETITION

The Company expects that the market for sale of its products will be highly competitive, and that many of its competitors will have greater financial and other resources than the Company. There can be no assurance that existing or new competitors will not develop products that are superior to or more commercially acceptable than those of the Company.

              RISKS ASSOCIATED WITH PROFESSIONAL SERVICES

During the fiscal years ended September 30, 1998 and 1997, fees from the Company's professional services constituted 93% and 84% of the Company's total revenues, respectively. With the growing percentage of revenue coming from professional services, a lower margin business than software product licensing, the Company will be subject to the risks associated with such service businesses, including volatility of workload and dependence on the Company's ability to attract and retain qualified technical personnel in an increasingly competitive market.

              ABILITY TO RESPOND TO TECHNOLOGICAL CHANGE

The Company's future success will depend significantly on its ability to enhance its current products and develop or acquire and market new products that keep pace with technological developments and evolving industry standards as well as respond to changes in customer needs. There can be no assurance that the Company will be successful in developing or acquiring product enhancements or new products to address changing technologies and customer requirements adequately, that it can introduce such products on a timely basis, or that any such products or enhancements will be successful in the marketplace. The Company's delay or failure to develop or acquire technological improvements or to adapt its products to technological change would have a material adverse effect on the Company's business, results of operations and financial condition.

         CONSOLIDATION

The accompanying consolidated financial statements include the accounts of Distribution Architects International, Inc. and its subsidiaries D.A. Distribution Software Systems, Ltd. (Canada), Systems by MICA (Ireland) Limited and Distribution Applications, Ltd. (U.K.). The subsidiary books are prepared in local currency and converted using the required method of Statement of Financial Accounting Standards (SFAS) No. 52, Foreign Currency Translation (see below). All significant intercompany accounts and transactions have been eliminated.

         PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. For financial statement purposes, depreciation and amortization are computed on a straight-line basis using a half-year convention over the following estimated useful lives:

         Buildings and improvements                       25 years
         Equipment                                       3-5 years

         LONG-LIVED ASSETS

The Company periodically evaluates the carrying value of long-lived assets in accordance with SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. Under SFAS No. 121, long-lived assets and certain identifiable intangible assets to be held and used in operations are reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be fully recoverable. An impairment loss is recognized if the sum of the expected long-term undiscounted cash flows is less than the carrying amount of the long-lived assets being evaluated.

         REVENUE RECOGNITION

Revenue is recognized in accordance with Statement of Position 97-2, SOFTWARE REVENUE RECOGNITION. Accordingly, revenue from software licensing is recognized when delivery of the software has occurred, a signed noncancelable license agreement has been received from the customer and any remaining obligations under the license agreement are insignificant. Revenue from software licensing arrangements which require significant customization, modification or production of the licensed software is deferred and recognized using the percentage of completion method of accounting. Revenue from software license fees related to the Company's obligation to provide certain post-contract customer support without charge for the first year of the license is unbundled from the license fee at its fair value and is deferred and recognized straight-line over the contract support period. Revenue from annual or other renewals of maintenance contracts (including long-term contracts) is deferred and recognized straight-line over the term of the contracts. Revenue from system integration services is recognized as the related services are provided, and commissions on sales of hardware are recognized upon shipment.

         FAIR VALUE OF FINANCIAL INSTRUMENTS

At September 30, 1998 and 1997, the carrying value of cash, trade accounts receivable, and trade accounts payable approximate fair values since they are short-term in nature or payable upon demand. Short-term borrowings and notes payable approximate fair value as they are short-term in nature or have stated interest rates based on current market rates.

The Company estimates fair values of financial instruments by using available market information. Considerable judgment is required in estimating fair values. Accordingly, the estimates may not be indicative of the amounts that the Company could realize in a current market exchange.

         GEOGRAPHIC DATA

The Company's business activities are carried out primarily in the United States and Canada. Total revenue generated in each country was as follows at September 30:

                                          1998                        1997
                               ------------------------     ------------------------
                                    Amount          %           Amount          %

         United States         $   12,540,309       94%     $   13,400,453       94%
         Canada                       734,949        6             881,918        6
                               --------------    -----      --------------   ------

                  Total        $   13,275,258      100%     $   14,282,371      100%
                               --------------    -----      --------------   ------
                               --------------    -----      --------------   ------

         FOREIGN CURRENCY TRANSLATION

The functional currency of each of the Company's subsidiaries is the U.S. dollar. However, each subsidiary's books are maintained in its local currency. In accordance with Statement of Financial Accounting Standards (SFAS) No. 52, FOREIGN CURRENCY TRANSLATION, each subsidiaries' financial statements have been remeasured as of September 30, 1998 and 1997. The resulting remeasurement (loss) gain of ($45,286) and $2,916 for the years ended September 30, 1998 and 1997, respectively, is included in other (expense) income in the accompanying financial statements.

         RESEARCH AND DEVELOPMENT

Under the criteria set forth in SFAS No. 86, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED OR OTHERWISE MARKETED, capitalization of software development costs begins upon the establishment of technological feasibility of the product. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenues, estimated economic product lives and changes in software and hardware technology. Amounts related to internal software development that could be capitalized under this statement were immaterial.

         CONCENTRATIONS OF CREDIT RISK

Financial instruments which potentially expose the Company to concentrations of credit risk, as defined by SFAS No. 105, DISCLOSURE OF INFORMATION ABOUT FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND FINANCIAL INSTRUMENTS WITH CONCENTRATIONS OF CREDIT RISK, consist primarily of trade receivables. The Company's customer base is geographically disbursed and is primarily of medium to large size companies. The Company does not require collateral upon delivery of its products.

         USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. In management's opinion, methodologies used to determine estimates are adequate and consistent with prior periods.

         INTERIM FINANCIAL REPORTING

The unaudited consolidated balance sheet as of December 31, 1998 and the related consolidated statements of income and cash flows for the three month periods ended December 31, 1998 and 1997 have been prepared in accordance with generally accepted accounting principals for interim financial information. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of adjustments of a normal and recurring nature) considered necessary for a fair presentation of the financial position and the results of operations have been included. Operating results for the three month period ended December 31, 1998, are not necessarily indicative of the results that might be expected for the year ending September 30, 1999.

(2)   SHORT-TERM BORROWINGS:

Short-term borrowings at September 30 consist of the following:

                                                                                1998            1997
                                                                            -----------      -----------
   Multiple Advance Promissory Note, $1,500,000 limit at September 30, 1998, interest payable monthly at the bank's prime rate (8.25% at September 30,
   1998), secured by a deed of trust on real property, matures
   January 31, 2000.                                                           $   925,000      $ 598,406

   Credit Facility, $200,000 limit at September 30, 1998, interest payable monthly at the bank's prime rate (8.25% at September 30, 1998) plus 0.5%, secured by certificates of deposit and trade receivables, matures
   February 28, 1999.                                                              113,084          -
                                                                               -----------      ---------

                                                                               $ 1,038,084      $ 598,406
                                                                               -----------      ---------
                                                                               -----------      ---------

The multiple advance promissory note contains certain financial covenants including tangible net worth, and a cash flow requirement among other restrictions. As of September 30, 1998, the Company is out of compliance with the cash flow requirement covenant. The Company's lender, however, has waived the cash flow requirement covenant through October 1, 1999.

The Company expects to be able to renew these borrowings under similar terms in the future, however, there is no assurance that the Company will be able to do so on acceptable terms.

(3)   LONG-TERM DEBT:

Long-term debt at September 30 consists of the following:

                                                                                     1998             1997
                                                                                -------------     -------------
     Note payable, interest at the bank's prime rate (8.25% at September 30,
     1998) plus 0.5%, payable in monthly installments of $25,000 plus interest,
     maturing June 1999, secured by accounts receivables and other assets.       $ 1,100,000       $ 1,400,000

     Mortgage note payable, interest at 9.75%, payable in monthly installments of principal and interest of $6,356 through July 2000, secured by a first
     deed of trust on real property.                                                 535,502           557,628

                                                                                   1998             1997
                                                                              -------------     -------------
     Mortgage note payable, interest at 9.75%, payable in monthly installments of principal and interest of $8,086 through October 2000, secured by a
     first deed of trust on real property.                                        305,537         365,833

     Mortgage note payable, interest at 8.45%, payable in monthly installments of principal and interest of $1,886 through May 2003, whereupon the entire balance of $152,618 is due, secured by a first deed of trust on real
     property.                                                                    188,185            -

     Mortgage note payable, interest at 7.25%, payable in monthly installments of principal and interest of $675 through December 2000, whereupon the entire balance of $43,848 is due, secured by a first deed of trust on
     real property.                                                                59,094         62,711

     Other long-term notes payable, interest at rates ranging from 6.25% to prime (8.25% at September 30, 1998) plus 0.5%, payable in monthly installments of principal and interest, maturing through September
     2003, secured by vehicles and equipment.                                     219,085        245,315
                                                                               ----------     ----------
                                                                                2,407,403      2,631,487
     Less - current portion                                                    (1,360,836)      (605,234)
                                                                               ----------     ----------

                  Long-term debt                                               $1,046,567     $2,026,253
                                                                               ----------     ----------
                                                                               ----------     ----------

Long-term debt is scheduled to mature as follows:

                   Year Ending
                  September 30,                   Amount
                  ------------               -----------
                   1999                      $ 1,360,836
                   2000                          613,762
                   2001                          235,700
                   2002                           24,428
                   2003                          172,677
                                             -----------
                                             $ 2,407,403
                                             -----------
                                             -----------

(4)   COMMITMENTS AND CONTINGENCIES:

         OPERATING LEASES

The Company leases certain equipment and office space under noncancelable operating leases. Rent expense relating to these lease agreements totaled approximately $182,000 and $104,000 for the fiscal years ended September 30, 1998 and 1997, respectively.

Future lease payments under these noncancelable operating leases are as follows:

                Year Ending
                September 30,                     Amount
                -------------                 ----------
                   1999                        $ 104,728
                   2000                           73,362
                                             -----------
                                               $ 178,090
                                             -----------
                                             -----------

         LITIGATION

The Company is involved in certain legal actions and claims arising in the ordinary course of its business. Management is of the opinion that such matters will be resolved without material effect on the Company's results of operations or financial condition.

(5)   INCOME TAXES:

The provision for income taxes for the fiscal years ended September 30 consists of the following:

                                                            1998             1997
                                                        ------------     -----------
         Current
           Federal                                      $    -            $   -
           State and Provincial                               8,500           -

         Deferred                                          (315,500)          55,400
                                                        -----------       ----------
         Provision for (benefit from) income taxes      $  (307,000)      $   55,400
                                                        -----------       ----------
                                                        -----------       ----------


The components of the net deferred tax liability are as follows:

                                                                  September 30,
                                                        ----------------------------
                                                            1998              1997
                                                        ------------     -----------
         Deferred tax liabilities:
           Accrual to cash adjustments, net             $   904,000      $   968,000
           Accelerated tax depreciation                     282,000          208,000
           Other                                             94,000           86,318
                                                        -----------       ----------
                                                          1,280,000        1,262,318

         Deferred tax assets:
           Tax effect of US net operating losses              -               51,000
           Tax effect of Canadian net operating losses       65,000          114,000
                                                        -----------       ----------

                  Net deferred tax liability            $ 1,215,000      $ 1,097,318
                                                        -----------       ----------
                                                        -----------       ----------

The Company has adopted SFAS No. 109, ACCOUNTING FOR INCOME TAXES. SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse.

SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In the Company's opinion, it is more likely than not that the Company will generate sufficient taxable income in the future to fully utilize the deferred tax asset recorded at September 30, 1998.

Net operating loss carryforwards for Canadian tax purposes totaled approximately $144,000 at September 30, 1998. These carryforwards begin expiring in fiscal 1999.

A reconciliation of the U.S. federal statutory rate to the Company's effective tax rate is as follows:

                                                                    Year Ended September 30,
                                                -------------------------------------------------------------
                                                           1998                                1997
                                                -------------------------           -------------------------
     Statutory federal rate                     $   (187,000)        35.0%          $   127,000          35.0%
     State taxes, net of federal benefit             (31,000)         5.8                 7,000           1.9
     Effect of permanent differences                 (15,000)         2.8               (78,600)        (21.6)
     Effect of foreign loss and rate                 (26,000)         4.8                    -            -
     Research and development credit                 (48,000)         8.9                    -            -
                                                ------------     --------           -----------      --------

                                                $   (307,000)        57.3%          $    55,400          15.3%
                                                ------------     --------           -----------      --------
                                                ------------     --------           -----------      --------

Included in the accompanying financial statements is a tax receivable of approximately $885,000 at September 30, 1998. This amount represents refunds to be received related to a net operating loss carryback and an R&D tax credit generated in prior years.

(6)   RELATED PARTY TRANSACTIONS:

The Company has unsecured notes receivable from certain shareholders, employees and officers which total $200,207 at September 30, 1998 and bear interest at a rate of 6% with varying maturity dates.

(7)   EARNINGS PER SHARE:

In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, EARNINGS PER SHARE. SFAS No. 128 is effective for financial statements for fiscal years ending after December 15, 1997. Earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common and common share equivalents assumed outstanding during the period. Shares issuable upon the exercise of employee stock options that are considered anti-dilutive are not included in the weighted average number of common and common share equivalents outstanding.

The following table summarizes the components of earnings per share for the years ended September 30, 1998 and 1997.

                                                                                        1998            1997
                                                                                    -------------  -------------
         Basic earnings (loss) per share:
           Net (loss) income                                                        $    (228,475)  $    306,517
           Weighted average common shares                                               4,280,370      4,239,005
                                                                                    -------------  -------------
                  Basic earnings (loss) per share                                   $       (0.05)  $      0.07
                                                                                    -------------  -------------
                                                                                    -------------  -------------
         Diluted earnings (loss) per share:
           Net (loss) income                                                        $    (228,475)  $    306,517
                                                                                    -------------  -------------
                                                                                    -------------  -------------
           Weighted average common shares                                               4,280,370      4,239,005
           Options assumed converted                                                           -       1,205,144
                                                                                    -------------  -------------
           Weighted average common shares
              plus assumed conversion                                                   4,280,370      5,444,149
                                                                                    -------------  -------------
                  Diluted earnings (loss) per share                                 $       (0.05)   $      0.06
                                                                                    -------------  -------------
                                                                                    -------------  -------------

(8)   STOCK OPTION PLANS:

The Company's Board of Directors and shareholders have adopted various stock option plans (collectively referred to as the Plans). Under the Plans, a total of 3,245,000 shares of common stock have been reserved for issuance pursuant to the exercise of options granted under the Plans. The terms of the options vary from one year to perpetuity (except in the case of a reorganization or dissolution of the Company or the death of the option holder) vest immediately, and are exercisable at any time prior to the expiration date.

Pursuant to the terms of the Plans, the exercise price of all options outstanding at the beginning of fiscal years 1997 and 1998 were adjusted to the common stock's book value at the end of the preceding fiscal year.

Common stock issued under the Plans is subject to repurchase (right of first refusal) by the Company upon termination of the shareholder at a purchase price equal to original cost plus interest during the holding period.

A summary of the activity for the Plans at September 30 is as follows:

                                                            1998                               1997
                                               -------------------------------    ----------------------------
                                                                 Weighted                           Weighted
                                                                  Average                            Average
                                                                 Exercise                           Exercise
                                                  Number         Price Per         Number           Price Per
                                                 of Shares         Share          of Shares           Share
                                                 ----------     ----------       -----------       -----------
     Options outstanding beginning
       of year                                    1,183,773     $   1.169          1,183,773       $   0.884
         Exercised                                  (61,599)        1.182            (41,769)          1.169
         Granted                                    111,924         1.242             41,769           1.169
         Lapsed/canceled                                 -           -                    -                -
                                                -----------                      -----------

     Outstanding and exercisable
       at end of year                             1,234,098     $   1.242          1,183,773       $  1.169
                                                -----------                      -----------
     Options available for grant                     88,076                          108,231
                                                -----------                      -----------
                                                -----------                      -----------

     Weighted average fair value
       of options granted                                       $    .04                           $    .03
                                                                --------                           --------
                                                                --------                           --------

         STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 123

During 1995, the Financial Accounting Standards Board issued SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, which defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost related to stock options issued to employees under these plans using the method of accounting prescribed by Accounting Principles Board Opinion (APB) No. 25, ACCOUNTING FOR STOCK ISSUED TO Employees. The Company has elected to account for its stock-based compensation plans under APB No. 25; therefore, no compensation cost is recognized in the accompanying financial statement for stock-based employee option awards. However, the Company has computed for pro forma disclosure purposes the value of all options granted during 1998 and 1997, using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                                     1998             1997
                                                                -------------     -------------
         Risk free interest rate                                     6.0%             6.0%
         Expected dividend yield                                      -                -
         Expected lives                                             .5 year          .5 year
         Expected volatility                                          N/A              N/A

Certain pro forma disclosures required under SFAS No. 123 have been omitted as the estimated compensation expense associated with the granting of options under the plan is immaterial.

(9)   SIGNIFICANT CUSTOMERS:

The Company derives a significant portion of its total revenues from relatively few customers. The percentage of total revenues of customers to whom sales exceed 10% of total revenue were as follows:

                                         Year Ended September 30,
                                         ------------------------
                                          1998             1997
                                         -------          ------
         Customer #1                       30.4%           26.6%
         Customer #2                       13.6             -
         Customer #3                       10.3             -
         Customer #4                        -              12.5

Because of the nature of the Company's business operations, the Company anticipates that customers that represent more than 10% of total revenue will vary from period to period depending on the placement of orders by a particular customer or customers in any given period.

(10)  SUBSEQUENT EVENTS:

In February 1999, the Company entered into an Agreement of Merger with Symix Systems, Inc. (Symix), a company that develops, markets and supports integrated enterprise management systems for midsize manufacturers. Symix intends to issue shares of its common stock in exchange for all of the outstanding common stock of the Company. The acquisition is subject to regulatory approval, approval by the stockholders' of the Company, and other conditions of closing.

                                  APPENDIX A


                             AGREEMENT OF MERGER

                        DATED AS OF FEBRUARY 24, 1999

                                    AMONG

                 DISTRIBUTION ARCHITECTS INTERNATIONAL, INC.

                             SYMIX SYSTEMS, INC.,

                                     AND

                           SYMIX ACQUISITION CORP.

                              TABLE OF CONTENTS

                                                                                                                         Page
ARTICLE I  THE MERGER............................................................................................                2
         1.1      The Merger.....................................................................................                2
         1.2      Consummation of the Merger.....................................................................                2
         1.3      Conversion of Outstanding Shares...............................................................                3
         1.4      Cancellation of Options........................................................................                3
         1.5      Fractional Shares..............................................................................                4
         1.6      Surrender and Exchange.........................................................................                5
         1.7      Dissenting Shares..............................................................................                6
         1.8      No Further Transfers...........................................................................                6
ARTICLE II  THE SURVIVING CORPORATION............................................................................                7
         2.1      Articles of Incorporation......................................................................                7
         2.2      Regulations....................................................................................                7
         2.3      Directors and Officers.........................................................................                7
ARTICLE III  CLOSING.............................................................................................                7
         3.1      Closing........................................................................................                7
         3.2      Instruments of Conveyance and Transfer, Further Assurances and Accounting Treatment............                8
ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................................................                9
         4.1      Corporate Existence and Power..................................................................                9
         4.2      Corporate Authorization........................................................................               10
         4.3      Governmental Authorization.....................................................................               10
         4.4      Non-Contravention..............................................................................               10
         4.5      Capitalization.................................................................................               11
         4.6      Subsidiaries...................................................................................               12
         4.7      Financial Statements...........................................................................               12
         4.8      No Material Change.............................................................................               13
         4.9      Title to and Condition of Properties and Assets................................................               15
         4.10     Certain Properties.............................................................................               16
         4.11     Tax Matters....................................................................................               18
         4.12     Contracts and Commitments......................................................................               21
         4.13     Litigation.....................................................................................               23
         4.14     Intellectual Property..........................................................................               23
         4.15     Compliance with Laws...........................................................................               26
         4.16     Environmental Matters..........................................................................               26
         4.17     ERISA Matters..................................................................................               28
         4.18     Governmental Authorizations and Regulations....................................................               29
         4.19     SEC and Antitrust Filings......................................................................               29
         4.20     Certain Transactions...........................................................................               30
         4.21     Accounting Practices...........................................................................               30
         4.22     Minute Books...................................................................................               30
         4.23     Insurance......................................................................................               31

         4.24     Bank Accounts; Powers of Attorney..............................................................               31
         4.25     Product/Service Warranties.....................................................................               31
         4.26     Certain Disclosures............................................................................               31
         4.27     Customer Relations.............................................................................               32
         4.28     Brokers........................................................................................               32
         4.29     No Untrue Statements...........................................................................               32
         4.30     Tax and Regulatory Matters.....................................................................               32
         4.31     State Takeover Laws............................................................................               33
ARTICLE V  REPRESENTATIONS AND WARRANTIES OF THE BUYER...........................................................               33
         5.1      Corporate Organization and Good Standing.......................................................               33
         5.2      Corporate Authorization........................................................................               34
         5.3      Governmental Authorization.....................................................................               34
         5.4      Non-Contravention..............................................................................               34
         5.5      Buyer Common Stock.............................................................................               35
         5.6      Tax and Regulatory Matters.....................................................................               35
         5.7      Brokers........................................................................................               35
         5.8      Reports and Financial Statements...............................................................               36
         5.9      No Untrue Statements...........................................................................               36
ARTICLE VI  CERTAIN COVENANTS....................................................................................               37
         6.1      Conduct of Business Pending Closing............................................................               37
         6.2      Registration Statement; Stockholder Meeting; Proxy Material....................................               39
         6.3      Access to Information..........................................................................               41
         6.4      Affiliate's Letter.............................................................................               41
         6.5      Other Negotiations.............................................................................               41
         6.6      Employee Benefits..............................................................................               42
         6.7      Certain Matters Relating to Merger.............................................................               42
ARTICLE VII  CONDITIONS TO CLOSING...............................................................................               42
         7.1      Conditions to the Buyer's Obligation to Close..................................................               42
         7.2      Conditions to the Company's Obligation to Close................................................               45

ARTICLE VIII  MISCELLANEOUS......................................................................................               47
         8.1      Survival of Representations and Warranties; Effect of Closing..................................               47
         8.2      Specific Performance...........................................................................               47
         8.3      Termination by the Buyer.......................................................................               48
         8.4      Termination by the Company.....................................................................               48
         8.5      Effect of Termination..........................................................................               48
         8.6      Updating Information...........................................................................               50
         8.7      Stock Legends..................................................................................               51
         8.8      Expenses.......................................................................................               51
         8.9      Waiver.........................................................................................               51
         8.10     Public Announcements...........................................................................               52
         8.11     Notices........................................................................................               52
         8.12     Severability...................................................................................               53
         8.13     Entire Agreement...............................................................................               53
         8.14     Assignability of Rights Under this Agreement...................................................               53
         8.15     Confidentiality................................................................................               54
         8.16     Governing Law..................................................................................               54
         8.17     Headings; References to Sections, Exhibits and Schedules.......................................               54
         8.18     Counterparts...................................................................................               54
     LIST OF EXHIBITS

     Exhibit A      Articles of Merger
     Exhibit B      Form of Affiliate's Letter
     Exhibit C      Cain Employment Agreement

     LIST OF SCHEDULES
                                                                                                                    REFERENCE PAGE
         4.1      Corporate Existence and Power..................................................................                9
         4.3      Governmental Authorizations....................................................................               10
         4.4      Non-Contravention..............................................................................               10
         4.5      Capitalization.................................................................................               11
         4.6      Subsidiaries...................................................................................               12
         4.7      Financial Statements...........................................................................               12
         4.8      No Material Change.............................................................................               13
         4.9      Title to and Condition of Properties and Assets................................................               15
         4.10     Certain Properties.............................................................................               16
         4.11     Tax Matters....................................................................................               18
         4.12     Contracts and Commitments......................................................................               22
         4.13     Litigation.....................................................................................               23
         4.14     Intellectual Property..........................................................................               24
         4.17     Plans..........................................................................................               28
         4.18     Governmental Authorizations and Regulations....................................................               29
         4.20     Certain Transactions...........................................................................               30
         4.23     Insurance......................................................................................               31

         4.24     Bank Accounts; Powers of Attorney..............................................................               31
         4.25     Product/Service Warranties.....................................................................               31
         4.26     Certain Disclosures............................................................................               32
         6.1      Compensation Payments..........................................................................               37
         7.1      List of Employees..............................................................................               43

         LIST OF DEFINED TERMS:

         Affiliate's Letter......................................................................................              6.4
         Agreement...............................................................................................     Introduction
         Articles of Merger......................................................................................              1.2
         Buyer...................................................................................................     Introduction
         Buyer Common Stock......................................................................................      1st Recital
         Buyer Reports...........................................................................................              5.8
         Charges.................................................................................................          4.11(a)
         Closing, Closing Date, time of Closing..................................................................              3.1
         Code....................................................................................................          4.11(e)
         Company.................................................................................................     Introduction
         Company Common Stock....................................................................................      1st Recital
         Company Personnel.......................................................................................           4.8(j)
         Company Proxy Statement.................................................................................           6.2(a)
         Company Securities......................................................................................              4.5
         Company Stockholder Meeting.............................................................................           6.2(b)
         Dissenting Shares.......................................................................................              1.7
         Effective Time..........................................................................................              1.2
         Employment Agreements...................................................................................           7.1(o)
         ERISA...................................................................................................             4.17
         Exchange Agent..........................................................................................           1.6(a)
         Financial Statements....................................................................................              4.7
         Intellectual Property...................................................................................          4.14(a)
         Interim Financials......................................................................................           4.7(b)
         IRS.....................................................................................................          4.11(c)
         Material Adverse Effect.................................................................................      4.1 and 5.1
         Merger..................................................................................................      1st Recital
         Merger Consideration....................................................................................           1.3(d)
         Merger Sub..............................................................................................     Introduction
         Merger Sub Common Stock.................................................................................           1.3(a)
         1933 Act................................................................................................              4.5
         1934 Act................................................................................................             4.19
         Ohio Act................................................................................................      1st Recital
         Options.................................................................................................              1.4
         Products................................................................................................          4.14(b)
         SEC.....................................................................................................             4.19
         Surviving Corporation...................................................................................              1.1
         Taxes...................................................................................................             4.11

         Tax Returns............................................................................................              4.11
         Texas Act..............................................................................................       1st Recital

                             AGREEMENT OF MERGER


          THIS AGREEMENT OF MERGER (together with the schedules and exhibits attached hereto being referred to as the "Agreement"), is made and entered into as of the 24th day of February, 1999, by and among SYMIX SYSTEMS, INC., an Ohio corporation (the "Buyer"); DISTRIBUTION ARCHITECTS INTERNATIONAL, INC., a Texas corporation (the "Company"); and SYMIX ACQUISITION CORP., an Ohio corporation and a wholly-owned subsidiary of Buyer ("Merger Sub");


                                 WITNESSETH:

          WHEREAS, the Buyer and the Company deem it advisable and in their best interests and in the best interests of their respective shareholders that the Company be acquired by the Buyer through a merger (the "Merger") of the Company and Merger Sub in accordance with The Texas Business Corporation Law (the "Texas Act") and the Ohio General Corporation Law (the "Ohio Act"), with the effect that the holders of the Class A Common Stock, no par value, of the Company ("Company Common Stock") will receive common shares, no par value, of the Buyer ("Buyer Common Stock") and the Company will become a wholly-owned subsidiary of the Buyer;

          WHEREAS, it is intended that for federal income tax purposes the Merger shall be tax free to the parties to this Agreement and the holders of Company Common Stock and that for accounting purposes the Merger shall be treated as a pooling of interests; and

          WHEREAS, the parties hereto have agreed to take all actions that are necessary and appropriate to effect the Merger as set forth in this Agreement.

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, representations, warranties and covenants hereinafter set forth, the parties hereto, intending to be legally bound, agree as follows:


                                  ARTICLE I

                                  THE MERGER

          SECTION 1.1 THE MERGER. On the terms and conditions set forth in this Agreement, at the Effective Time (as defined below), the Company shall be merged with and into Merger Sub in accordance with the Texas Act and the Ohio Act, whereupon the separate existence of the Company shall cease, and Merger Sub shall be the Surviving Corporation (the "Surviving Corporation") and shall continue to be governed by the Ohio Act. From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of, and shall be subject to all of the restrictions, disabilities and duties of, the Company and Merger Sub, all as provided under the applicable provisions of the Texas Act and the Ohio Act.

          SECTION 1.2 CONSUMMATION OF THE MERGER. As soon as practicable after the Closing (as defined below), the Company and Merger Sub will file, or cause to be filed, Articles of Merger substantially in the form attached hereto as Exhibit A (the "Articles of Merger") with the Secretary of State of the State of Texas and a certificate of merger with the Secretary of State of the State of Ohio and will make all other filings or recordings required by the Texas Act and the Ohio Act in connection with the Merger. The Merger shall become effective (the "Effective Time") at the latest of (a) the time the Articles of Merger are duly filed with the Secretary of State of the State of Texas, (b) the time the certificate of merger is duly filed with the Secretary of State of the State of Ohio, or (c) at such later time as may be mutually agreed upon by the parties and specified in the certificate of merger and the Articles of Merger.

          SECTION 1.3 CONVERSION OF OUTSTANDING SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of the capital stock of the Company or the capital stock of Merger Sub ("Merger Sub Common Stock"):

          (a) Each share of Company Common Stock outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 1.7 herein, automatically be canceled and extinguished and be converted into the right to receive 0.13099 shares of Buyer Common Stock.

          (b) Each share of Company Common Stock held by the Company as treasury stock immediately prior to the Effective Time or owned by the Buyer, Merger Sub or any other direct or indirect subsidiary of the Buyer immediately prior to the Effective Time shall be canceled and extinguished, and no payment shall be made with respect thereto under this Agreement.

          (c) Each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into and shall represent one fully paid and non-assessable share of the Surviving Corporation.

          (d) The shares of Buyer Common Stock usable pursuant to Section 1.3(a) and the cash to be paid for fractional shares of Buyer Common Stock pursuant to Section 1.5 are herein referred to as the "Merger Consideration."

          SECTION 1.4 CANCELLATION OF OPTIONS. All rights under any and all stock options granted by the Company pursuant to the Company's stock option plans that remain unexercised immediately prior to the Effective Time (collectively, "Options") shall be automatically terminated and be canceled. Without further action by the holders of such Options, each holder of an Option shall be entitled to receive in and as the result of the Merger, for the shares of Company Common Stock with respect to which such Option would have been exercisable immediately prior to the Effective Time, that number of shares of Buyer Common Stock determined in accordance with the following formula:

                         Formula:        (A-B) x C
                                       -------------
                                           $21.50

with "A" being $2.518 (the agreed value of a share of Company Common Stock as of the date hereof), "B" being $1.242 (the exercise price per share of such Option), and "C" being the number of shares of Company Common Stock covered by the Option. Notwithstanding anything else contained in this Agreement, the number of shares of Buyer Common Stock issuable pursuant to Sections 1.3 and 1.4 shall not exceed 610,000 shares.

          SECTION 1.5 FRACTIONAL SHARES. All fractional shares of Buyer Common Stock which a holder of Company Common Stock immediately prior to the Effective Time would otherwise be entitled to receive immediately after the Effective Time shall be aggregated for each Company stockholder. If a fractional share results from such aggregation, such stockholder shall be entitled, after the later of the Effective Time and the surrender of such stockholder's certificate or certificates representing such shares of Company Common Stock, to receive from the Buyer an amount in cash, in lieu of such fractional share, equal to the closing price per share of Buyer Common Stock on the NASDAQ-NMS System on the last trading day preceding the Effective Time multiplied by the fraction of a share of Buyer Common Stock to which such stockholder would otherwise be entitled.

          SECTION 1.6  SURRENDER AND EXCHANGE.

          (a) As soon as practicable after the Effective Time, the Buyer will deliver to an agent designated by it for this purpose and reasonably acceptable to the Company (the "Exchange Agent") the number of shares of Buyer Common Stock issuable in the Merger pursuant to Sections 1.3(a) and 1.4. In addition, the Buyer shall make available to the Exchange Agent when and as needed funds sufficient to make the payments required by Section 1.5 in respect of fractional shares.

          (b) Each holder of shares of Company Common Stock that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Company Common Stock, will be entitled to receive the Merger Consideration payable in respect thereof. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes only the right to receive the Merger Consideration payable in respect thereof.

          (c) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to subparagraph (a) hereof that remains unclaimed by the holders of Company Common Stock six months after the Effective Time shall be returned to Buyer, upon demand, and any such holder who has not exchanged his Company Common Stock for the Merger Consideration in accordance with this
Section 1.6 prior to that time shall thereafter look only to Buyer for payment of the Merger Consideration payable in respect thereof. Notwithstanding the foregoing, Buyer shall not be liable to any holder of Company Common Stock for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Company Common Stock two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Buyer free and clear of any claims or interest of any person previously entitled thereto.

          SECTION 1.7 DISSENTING SHARES. Notwithstanding Section 1.3, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with the Texas Act ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If, after the Effective Time, such holder fails to perfect or withdraws or loses his right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company or the Surviving Corporation shall give the Buyer prompt notice of any demands received by the Company for appraisal of Company Common Stock and the Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. The Surviving Corporation shall not, except with the prior written consent of the Buyer, make any payment with respect to, or settle or offer to settle, any such demands.

          SECTION 1.8 NO FURTHER TRANSFERS. The stock transfer books of the Company shall be closed at the close of business on the business day immediately preceding the Effective Time, and no transfer of shares of Company Common Stock shall be made thereafter. If, after the Effective Time, certificates representing Company Common Stock are presented to the Surviving Corporation, such certificates shall be canceled and exchanged for the consideration provided for, and in accordance with the provisions set forth, in this Article I.

                                  ARTICLE II

                           THE SURVIVING CORPORATION

          SECTION 2.1 ARTICLES OF INCORPORATION. The Articles of Incorporation of Merger Sub in effect immediately before the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with the articles of incorporation of the Surviving Corporation and applicable law. The name of the Surviving Corporation shall be "Distribution Architects International, Inc."

          SECTION 2.2 REGULATIONS. The Code of Regulations of Merger Sub in effect immediately before the Effective Time shall be the regulations of the Surviving Corporation until amended or repealed in accordance with the Code of Regulations of the Surviving Corporation and applicable law.

          SECTION 2.3 DIRECTORS AND OFFICERS. The directors of Merger Sub and the officers of Merger Sub at the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, until successors are duly elected or appointed in accordance with applicable law and the Articles of Incorporation and Code of Regulations of the Surviving Corporation. Notwithstanding the foregoing, at the Effective Time Thomas Cain shall be appointed Chairman of Board of the Surviving Corporation


                                 ARTICLE III

                                   CLOSING

          SECTION 3.1 CLOSING. The closing shall take place at the offices of Vorys, Sater, Seymour and Pease, 52 E. Gay Street, Columbus, Ohio (or at such other place as the parties may mutually agree), on a date and at a time upon which the parties shall mutually agree, as soon as practicable after all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied or, to the extent permitted hereunder, waived (the
"Closing Date", "Closing" or "time of Closing").

          SECTION 3.2 INSTRUMENTS OF CONVEYANCE AND TRANSFER, FURTHER ASSURANCES AND ACCOUNTING TREATMENT.

          (a) If, at any time after the Effective Time, the Surviving Corporation shall determine or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company, or (ii) otherwise carry out the purposes of this Agreement, the Company, its officers and its directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

          (b) The parties agree to use their best efforts to cause the Merger transaction to be treated as a tax-free reorganization for federal income tax purposes (except to the extent cash is received for fractional shares pursuant to Section 1.5 hereof or in respect of Dissenting Shares pursuant to Section 1.7 hereof).

          (c) The parties agree to use their best efforts to cause the Merger transaction to be treated as a pooling of interest for accounting purposes. The Company agrees that it shall take no action from the date of this Agreement to the Closing Date which would prevent the Buyer from receiving pooling of interest accounting treatment in connection with the Merger.

                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES
                                OF THE COMPANY

          In order to induce the Buyer and Merger Sub to enter into this Agreement, the Company represents and warrants to the Buyer and Merger Sub as follows:

          SECTION 4.1 CORPORATE EXISTENCE AND POWER. The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Texas, and has all corporate powers and authority required to carry on its business as now being conducted and to own and operate the properties and assets now owned and being operated by the Company. The Company has not been a controlled or majority-owned subsidiary or division of another corporation at any time since January 1, 1997. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect. (As used in this Section 4, "Material Adverse Effect" means an effect that is materially adverse to the condition (financial or otherwise), business, assets or results of operations of the Company and its subsidiaries taken as a whole.) Schedule 4.1 sets forth the states in which the Company is qualified to do business. The Company has heretofore made available to the Buyer true and complete copies of the Company's Articles of Incorporation, including all amendments thereto, and the Company's By-laws, including all amendments thereto, as currently in effect.

          SECTION 4.2 CORPORATE AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for any required approval by the Company's stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of the Company.

          SECTION 4.3  GOVERNMENTAL AUTHORIZATION.  Except as disclosed on
Schedule 4.3 hereto, the execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than the filing of the Articles of Merger in accordance with the Texas Act and a certificate of merger in accordance with the Ohio Act.

          SECTION 4.4 NON-CONTRAVENTION. Except as disclosed in Schedule 4.4, neither the execution nor the delivery of this Agreement by the Company, nor the Company's consummation of the transactions contemplated hereby, will (a) violate or conflict with or result in a breach of any provision of or constitute a default (or an event which with notice or lapse of time, or both, would constitute a default) under or result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge, or encumbrance of any kind or nature upon, any of the terms, conditions or provisions of the Company's Articles of Incorporation or By-Laws or any promissory note, bond, mortgage, indenture, deed of trust, license, agreement or other material instrument or obligation to which the Company is a party or by which the Company, any of its assets or any of the Company Common Stock may be bound or affected, or (b) to the knowledge of the Company, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its properties, its assets or any of the Company Common Stock.

          SECTION 4.5 CAPITALIZATION. The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock and 1,000,000 Shares of Class B Non-Voting Common Stock ("Class B Stock"). There are presently issued and outstanding (a) 4,275,452 shares of Company Common Stock and (b) no Shares of Class B Stock and (c) stock options to purchase an aggregate of 783,773 shares of the Company Common Stock. Such shares of Company Common Stock and stock options are held by the persons named and in the amounts set forth in Schedule 4.5. Except as set forth in this Section or in
Schedule 4.5, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) no options, warrants or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities. Schedule 4.5 identifies each person who may be deemed to be an "affiliate" of the Company (each, an "Affiliate") for purposes of Rule 145 under the Securities Act of 1933, as amended (the "1933 Act"). Schedule 4.5 also lists each distribution to Company stockholders, and each issuance, exchange, repurchase and retirement of Company Common Stock and Company Securities effected since January 1, 1997.

          SECTION 4.6 SUBSIDIARIES. Except as set forth on Schedule 4.6, the Company does not own any equity interests in any corporation, partnership, limited liability company or similar entity.

          SECTION 4.7 FINANCIAL STATEMENTS. The Company has delivered to the Buyer copies of the following financial statements (hereinafter sometimes collectively referred to as the "Financial Statements"):

          (a) The audited balance sheets of the Company as of September 30, 1998, 1997 and 1996 and statements of income, and changes in stockholders' equity for the calendar years ended on those dates, together with supporting schedules and auditors' reports thereon; and

          (b) The unaudited balance sheets of the Company as of January 31, 1999 and related statements of income, changes in stockholders' equity and cash flow for the four-month period ended on such date, together with supporting schedules certified by the President and Chief Financial Officer of the Company (hereinafter sometimes "Interim Financials").

          Except as set forth in the notes thereto or as set forth in Schedule 4.7, all of the Financial Statements are complete and correct and present fairly and accurately, in all material respects, the financial position of the Company at the respective dates of said balance sheets and the results of its operations and changes in its financial position for the respective periods then ended, except, in the case of the Interim Financial Statements, for normal year-end adjustments and the absence of footnotes. Each of the Financial Statements was prepared on a basis consistent with each other. The Company has good and marketable title to all of the assets described in the Interim Financials and to such additional assets as may have been acquired by the Company after January 31, 1999. The Company has no liabilities of any nature, whether absolute, accrued, contingent or otherwise, of a kind or nature required by generally accepted accounting principles to be disclosed in the Financial Statements, other than (i) those expressly disclosed in any of the Financial Statements and/or this Agreement and (ii) any liabilities incurred in the ordinary course of business of the Company after January 31, 1999 which are not, singly or in the aggregate, materially adverse to the Company.

          SECTION 4.8 NO MATERIAL CHANGE. Since January 31, 1999, except for the execution and delivery of this Agreement and as set forth in Schedule 4.8, the Company has not:

          (a) Had any change in its financial condition, current operations, current business, properties, assets or liabilities, other than changes in the ordinary course of business, which changes have not individually or in the aggregate been materially adverse to the Company;

          (b) Suffered any damage, destruction or loss of physical property (whether or not covered by insurance) that has had or may have a Material Adverse Effect;

          (c) Issued, sold or otherwise disposed of, or agreed to issue, sell or otherwise dispose of, any Company Securities;

          (d) Incurred or agreed to incur any indebtedness for borrowed money other than in the ordinary course of business;

          (e) Paid or obligated itself to pay in excess of $25,000 in the aggregate for any fixed assets;

          (f)  Suffered any substantial loss or waived any substantial right;

          (g) Sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of, any assets or canceled, or agreed to cancel, any debts or claims, other than in the ordinary course of business;

          (h) Mortgaged, pledged or subjected to any charge, lien, claim or encumbrance, or agreed to mortgage, pledge or subject to any charge, lien, claim or encumbrance, any of its properties or assets, other than in the ordinary course of business;

          (i) Declared, set aside or paid any dividend or made any distribution (whether in cash, property or stock) with respect to any of its capital stock or redeemed, purchased or otherwise acquired, or agreed to redeem, purchase or otherwise acquire, any of its capital stock;

          (j) Increased, or agreed to increase, the compensation payable to any of its officer, employees or agents ("the Company Personnel"), adopted or increased or agreed to adopt or increase any benefit under any insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any of the Company Personnel or; paid or agreed to pay any bonus or incentive compensation, or any other like benefit to any Company Personnel; or entered into or agreed to enter into any severance arrangement with any of the Company's employees other than increases in the ordinary course of business;

          (k) Lost any major customer or had any material order canceled or become aware of any threatened cancellation of any material order or had any real property or personal property leases to which it has been a party either terminated or not renewed;

          (l) Made or permitted any amendment or termination of any material contract, agreement or license to which it is a party other than in the ordinary course of business or as otherwise contemplated by this Agreement;

          (m) Had any resignation or termination of employment of any of its officers or key employees or become aware of any impending or threatened resignation or resignations or termination or terminations of employment that would have a material adverse effect on its operations or business;

          (n) Had any material labor trouble or become aware of any impending or threatened material labor trouble;

          (o) Experienced any shortage or difficulty in obtaining any raw material;

          (p) Made any change in its accounting methods or practices with respect to its condition, operations, business, or practices with respect to its condition, operations, business, properties, assets or liabilities;

          (q) Made any charitable or political contribution(s), which in the aggregate exceeds $1,000.00;

          (r) Entered into any transaction not in the ordinary course of its business;

          (s) Entered into or become aware of any agreement with respect to the shares of the Company Common Stock;

          (t) Encouraged, solicited or held discussions (directly or indirectly) with any person other than the Buyer concerning any merger, consolidation or sale of all or substantially all of the assets of the Company; or

          (u) Entered into agreements or commitments of any nature to do any of the foregoing.

          SECTION 4.9 TITLE TO AND CONDITION OF PROPERTIES AND ASSETS. Except as disclosed in either Schedule 4.9 or Schedule 4.10, the Company has good and marketable title to all of its owned properties and assets, including, without limitation, (i) all such owned properties and assets used in the Company's business, and (ii) those reflected in the Interim Financials (except as thereafter sold or otherwise disposed of in the ordinary course of business) subject to no mortgage, pledge, conditional sales contract, lien, security interest, right of possession in favor of any third party, claim or other encumbrance, except for liens for taxes not yet due and payable or being contested in good faith or liens which do not materially detract from the value of such property or assets now used or materially interfere with any present or intended use of such property or assets. Subsequent to January 31, 1999, the Company has not sold or disposed of any of its properties or assets or obligated itself to do so except in the ordinary course of business. The facilities, machinery, furniture, office and other equipment of the Company that are used in its business are in good operating condition and repair, subject only to the ordinary wear and tear, and, to the knowledge of the Company, neither the Company nor any property or asset owned or leased by the Company is in violation of any applicable ordinance, regulation or building, zoning, environmental or other law in respect thereof. Said facilities, machinery, furniture, office and other equipment and assets of every type and kind owned or leased by the Company are sufficient to enable the Company to operate its business.

          SECTION 4.10 CERTAIN PROPERTIES. Schedule 4.10 sets forth all real estate either leased to the Company or owned by the Company and all personal property leased, orally or in writing, to the Company and specifies, in the case of real estate, the location of each property, the use of the facility thereon, the name of the owner or the names of the lessor and the lessee. The Company has delivered to the Buyer:

          (a) A copy of each lease by which the Company acquired title to or its interest in the leased real estate described in Schedule 4.10;

          (b) A copy of all title abstracts and title insurance policies the Company has for the real estate described in Schedule 4.10;

          (c) A copy of all environmental reports and a copy of the most recent survey or surveys the Company has for the real estate described in Schedule 4.10;

          (d) A copy of all certificates of occupancy for the improvements on the real estate described in Schedule 4.10 and a copy of any variance granted with respect to any of such real estate described in Schedule 4.10 pursuant to applicable zoning laws or ordinances; and

          (e) A copy of each lease by which the Company acquired its interest in the personal property described in Schedule 4.10; all of which documents are true and complete copies thereof as in effect on the date hereof. The Company has not received any written notice from any governmental agency, board, bureau, body, department or authority of any United States or foreign jurisdiction, with respect to the use of any of the real estate described in Schedule 4.10. Except as set forth in Schedule 4.10, to the knowledge of the Company, there is no easement, right-of-way agreement, license, sublease, occupancy agreement or like instrument with respect to any of the real estate described in Schedule 4.10 that would materially and adversely affect the Company's business or its operations. Each lease pursuant to which the Company leases any real or personal property is, to the knowledge of the Company, in full force and effect and is valid and enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally, and subject, as to enforceability, to the general principles of equity (regardless of whether enforcement is sought in a court of law or equity). There is not under any such lease any default by the Company, or any event that with notice or lapse of time or both would constitute such a default by the Company and with respect to which the Company has not taken adequate steps to prevent such default from occurring; all of such events, if any, and the aforesaid steps taken by the Company are set forth in Schedule 4.10. There is not under any such lease (i) to the knowledge of the Company, any default by any other party thereto or (ii) any event that with notice or lapse of time or both would constitute such a default thereunder by the Company or, to the knowledge of the Company, any other party. Each property used in the business of the Company is reflected in the Interim Financials to the extent required by generally accepted accounting principles.

          SECTION 4.11  TAX MATTERS.

          (a) All federal, state, local and foreign tax returns, reports and statements for any tax period ending on or prior to the Effective Date required to be filed by the Company on or prior to the Effective Date (the "Tax Returns") have been or will be properly and timely filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed. The Tax Returns filed prior to the Effective Date correctly reflected or will correctly reflect the facts requiring the income, business, assets, operations, activities, status or other matters of the Company or any other information required to be shown thereon and the Company has paid or will pay all Taxes (as hereinafter defined) required to be paid prior to the Effective Date. All such Tax Returns (i) were prepared in the manner required by applicable law (ii) are true, correct and complete in all material respects and
(iii) reflect the liability for all applicable Taxes (as hereinafter defined) of the Company. All Charges (as hereinafter defined) and other impositions shown on the Tax Returns to be due and payable have been or will be paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for the nonpayment thereof, unless any such amounts are being contested in good faith by appropriate proceedings and an adequate reserve has been established on the Interim Financials, or any such fine, penalty, interest, late charge or loss has been paid. For purposes of this Agreement, "Charges" shall mean all federal, state, county, city, municipal, local, foreign or other governmental taxes, levies, assessments and charges, liens, claims or encumbrances upon or relating to:

               (i)   the Company's employees, payroll, income or gross receipts,

               (ii)  the Company's ownership or use of any of its assets, and

               (iii) any other aspect of the Company's business, in each case including any and all interest and penalties.

          (b) The Company has paid when due and payable all Charges required to be paid by it. The provisions for taxes due in the Interim Financials are sufficient for all unpaid Charges.

          (c) Schedule 4.11 sets forth for the Company those taxable years for which its Tax Returns are currently being audited by the Internal Revenue Service ("IRS"). No issue has been raised or settled in any such examination that, by application of similar principles, reasonably may be expected to result in an assertion of a material deficiency for any other taxable year not so examined that has not been accrued on the balance sheets of the Company as of January 31, 1999. The Company has not settled, issued or entered into a closing agreement with respect to any tax year for which an audit or examination has been concluded that, by application of similar principles, reasonably may be expected to result in a material deficiency for any other taxable year not so examined (or currently under examination) that has not been accrued on the Interim Financials on a basis consistent with that applied in all of the Financial Statements. There is no issue known to the Company relating to any Charge (federal or otherwise) that, if determined adversely to the Company, would result in the assertion of any material deficiency for any taxable year that has not been accrued on the Interim Financials.

          (d) Except as set forth in Schedule 4.11, the Company has not executed or filed with the IRS or any other governmental authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charge.

          (e) Except as set forth in Schedule 4.11, the Company has not filed a consent pursuant to Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), or agreed to have Section 341(f)(2) of the Code apply to any disposition of Subsection (f) assets (as such term is defined in Section 341(f)(4) of the Code). The Company has not made any payment, is not obligated to make any payment and is not a party to any agreement that could under certain circumstances obligate it to make any payment, that will not be deductible under
Section 280G of the Code. The Company has disclosed on its federal income tax returns all positions taken thereon that could give rise to a substantial understatement of federal income tax within the meaning of Section 6661 of the Code.

          (f) Except as set forth in Schedule 4.11, none of the property owned by the Company is property which the Company is required to treat as being owned by any other person pursuant to the provisions of Section 168(f)(8) of the Code and in effect immediately prior to the enactment of the Tax Reform Act of 1986 or is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

          (g) Except as set forth in Schedule 4.11, the Company has not agreed or has been requested to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method initiated by the Company and the Company has no knowledge that the IRS has proposed any such adjustment or change in accounting methods.

          (h) Except as set forth in Schedule 4.11, the Company has no obligation under any written tax sharing agreement.

          (i) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

          (j) The Company has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code.

          (k) None of the assets of the Company directly or indirectly secures any debt, the interest on which is tax-exempt under Section 103(a) of the Code.

          (l) The Company is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (m) The Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax Treaty or convention between the United States of America and such foreign

For purposes of this Agreement "Taxes" shall mean all federal, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes.

          SECTION 4.12  CONTRACTS AND COMMITMENTS.  Except as set forth in
Schedule 4.12, the Company is not a party to any material written or oral contract, agreement or commitment to be performed in whole or in part after the date hereof, including any:

          (a)  Contract with any labor union;

          (b) Employment (other than those which are deemed to be at will) or consulting contract or other contract for services;

          (c) Lease, whether as lessee or lessor, with respect to any property, real or personal;

          (d)  Loan agreement or instrument relating to any indebtedness;

          (e) Contract of purchase or sale with respect to the assets or business except in the ordinary course;

          (f)  Contract with any agent, dealer or distributor;

          (g)  Stand-by letter of credit, guarantee or performance bond;

          (h) Contract or agreement restricting the ability of any person from freely engaging in any business or competing anywhere in the world;

          (i)  Severance or bonus agreements with current or past employees; or

          (j) Contract with customers (excluding maintenance and support and consulting agreements made in the ordinary course of business, but including all commitments for product development, enhancement, modification and customization). Except as set forth in Schedule 4.12, the Company is not a party to any contract with any governmental authority or any other contract that materially and adversely affects its condition, operations, business properties, assets or liabilities. Each contract or other agreement listed in Schedule 4.12 is in full force and effect and is valid and enforceable by the Company, in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally, and subject, as to enforceability, to the general principles of equity (regardless of whether enforcement is sought in a court of law or equity). Neither the Company nor any other party is in material default in the observance or the performance of any term or obligation to be performed by them under any contract listed in Schedule 4.12. The Company is not a party to nor has it made any outstanding bid or contract proposal that, if accepted or entered into, might result in a material loss to the Company. The Company has delivered to the Buyer true and complete copies of all written contracts listed in Schedule 4.12 in effect on the date hereof.

          SECTION 4.13 LITIGATION. Except as set forth in Schedule 4.13, there are no pending, or, to the knowledge of the Company, threatened, actions, suits, claims, proceedings, arbitrations or investigations, either at law or in equity, or before any commission or other administrative authority in any United States or foreign jurisdiction, of any kind now pending or, to the knowledge of the Company, threatened or proposed in any manner or any circumstances which should or could reasonably form the basis of any such action, suit, proceeding or investigation, involving the Company or any of its properties or assets that (a) if asserted and decided adversely to the Company, would materially and adversely affect the operations or the business of the Company, (b) questions the validity of this Agreement or (c) seeks to delay, prohibit or restrict in any manner any action taken or to be taken by the Company or any of its stockholders pursuant to this Agreement. Neither the Company nor any of its properties or assets is subject to any judicial or administrative judgment, order, decree or restraint.
Schedule 4.13 lists all actions, arbitrations and lawsuits instituted against the Company during the preceding five-year period.

          SECTION 4.14  INTELLECTUAL PROPERTY.

          (a) The patents and inventions, trademarks and service marks, trade names and styles, logos and designs, trade secrets, technical information, engineering procedures, designs, know-how and processes (whether confidential or otherwise), software, copyrights and other intellectual property (including applications for any of the aforesaid), in each case used or reasonably necessary to permit satisfactory operation of the business of the Company as presently constituted are collectively referred to hereinafter as the "Intellectual Property". Schedule 4.14 identifies any and all United States and foreign patents and filed applications for patent owned by the Company, and any and all state, federal, foreign or provincial registrations, or applications for registration, of any trademarks, service marks, trade names and copyrights owned by the Company. Schedule 4.14 also identifies each license and other agreement that: (i) relates to the granting by the Company of any rights, including without limitation rights of use and ownership, in any of the Intellectual Property, other than standard software license agreements of the Company (the forms of which have been provided to Buyer), and (ii) requires the payment to the Company of at least $15,000 in the aggregate. Schedule
4.14 identifies each license and other agreement that: (i) relates to the acquisition by the Company of any rights, including without limitation rights of use and ownership, in any of the Intellectual Property, and (ii) requires the payment by the Company of at least $15,000 in the aggregate. Other than as disclosed on Schedule 4.14, to the knowledge of the Company, no person has a right to receive a royalty, or has claimed a right to receive a royalty, with respect to any of the Intellectual Property. Other than as disclosed on
Schedule 4.14, there are no claims or proceedings pending, or, to the knowledge of the Company, threatened, against the Company asserting that its use of any of the Intellectual Property infringes upon the rights of any other person. There is no basis for any claim that the use by the Company of any of the Intellectual Property or rights listed on Schedule 4.14 infringes upon the rights of any other person. All patents, trademarks, trade names, trade secrets, service marks and copyrights owned by the Company are valid and in full force and effect. Other than as disclosed on Schedule 4.14, the rights of the Company in and to the Intellectual Property is, and at Closing will be, transferable as contemplated by this Agreement.

          (b) Except as disclosed on Schedule 4.14, the Company is the sole and exclusive owner throughout the world of the software products listed on Schedule
4.14 (the "Products"), including without limitation all source code and algorithms embodied therein. Except as disclosed on Schedule 4.14, no person other than the Company has the right to market any source code of the Products to any person. Except as disclosed on Schedule 4.14, the Products accurately process date/time data (including, but not limited to, calculating, comparing and sequencing) from, into and between the 20th and 21st centuries, including the years 1999 and 2000 and leap year calculations.

          (c) Any reprogramming known to the Company and required to permit the proper functioning (but only to the extent that such proper functioning would otherwise be impaired by the occurrence of the year 2000) in and following the year 2000 of computer systems and other equipment containing embedded microchips, in either case owned or operated by the Company, or used or relied upon in the conduct of the business of the Company (including any such systems and other equipment supplied by others or with which the computer systems and other equipment as so reprogrammed, has been completed. The costs to the Company that have not been incurred as of the date hereof for such reprogramming and testing and for the other reasonably foreseeable consequences to the Company of any improper functioning of other computer systems and equipment containing embedded microchips due to the occurrence of the year 2000 could not reasonably be expected to have a material adverse effect on the business, operations, property or assets of the Company. Except for any reprogramming required to be completed and referred to above, the computer systems owned and/or operated by the Company are, and with ordinary course upgrading and maintenance, will continue to be, sufficient for the conduct of the Company's business as currently conducted.

          SECTION 4.15 COMPLIANCE WITH LAWS. The Company has complied with and is in compliance with all federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders and decrees applicable to it or any of its properties, assets, operations and businesses, and there does not exist any basis for any claim of default under or violation of any such statute, law, ordinance, regulation, rule, judgment, order or decree, except such defaults or violations or such bases for any claims of such defaults or violations, if any, that in the aggregate do not and will not materially and adversely affect the property, operations, financial condition of the Company. Without limiting any of the foregoing or any other provisions of this Agreement, and by way of example only, included herein are violations arising in the following areas: all matters relating to the environment, employee safety, fair labor standards, product safety, equal employment opportunity, Workers' Compensation and Unemployment Compensation, federal, state and local taxes of all types, ERISA, COBRA, Immigration and Naturalization, and zoning. The Company has no knowledge of any presently pending proceeding, hearing or investigation with respect to the adoption of amendments or modifications to existing laws, ordinances, rules, regulations or restrictions with respect to such matters which, if adopted, would materially and adversely affect the business and/or operations of the Company.

          SECTION 4.16  ENVIRONMENTAL MATTERS.

          (a) The Company is in compliance with all federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, licenses, authorizations, reporting requirements, judgments, orders and decrees relating to the protection of the environment or human health applicable to the Company or the Company's use, maintenance, ownership or operation of any of its properties, assets, or businesses, including but not limited to standards for air, wastewater, drinking water, groundwater, storm water, and the generation, manufacture, storage, transportation, treatment or disposal of any "Solid Waste", "Hazardous Material", "Hazardous Substance" or "Hazardous Waste" (as such terms are defined in any applicable federal, state or local law or regulation).

          (b) The Company has obtained and is in possession of valid and effective environmental permits, licenses, identifications, authorizations or approvals required under any environmental law on account of any of the Company's activities, including but not limited to the discharge or release of air or water pollutants, and the generation, manufacture, storage, transportation, treatment or disposal of Solid Wastes, Hazardous Materials, Hazardous Substances or Hazardous Wastes.

          (c) The Company has no knowledge of any Solid Waste, Hazardous Material, Hazardous Substance or Hazardous Waste, presently or formerly located in, on, or about any past or present sites owned or operated by the Company which could lead to any type of investigation, study, cleanup, corrective action, or remedial activity, or a claim for natural resource damages, fines, penalties, personal injuries or property damages, asserted by any party against the Surviving Corporation, the Company or the Buyer for the payment of any investigation, study, cleanup, corrective action, remedial activity, natural resource damages, fines, penalties, personal injuries or property damages, including, but not limited to, any claim under the Comprehensive Environmental Response, Compensation and Liability Act or the Solid Waste Disposal Act.

          (d) The Company has no knowledge of any on-site or off-site location to which the Company has transported or arranged for the transportation of Solid Wastes,

Hazardous Materials, Hazardous Wastes or Hazardous Substances which site is the subject of any federal, state, local or foreign investigation, study, cleanup, corrective action or remedial activity which could lead to any claim asserted by any party against the Surviving Corporation, the Company or the Buyer for payment of any investigation, study, cleanup, corrective action, remedial activity, natural resource damages, fines, penalties, personal injuries or property damages, including, but not limited to, any claim under the Comprehensive Environmental Response, Compensation and Liability Act or the Solid Waste Disposal Act.

          (e) The Company has no contingent liability in connection with any release or discharge of any Hazardous Material into the environment.

          SECTION 4.17 ERISA MATTERS. All employee pension benefit plans (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained by the Company are listed in
Schedule 4.17, and all such plans: (a) are qualified to the extent required by law under Section 401(a) of the Code; (b) have been operated in all material respects in accordance with ERISA including, but not limited to, the fiduciary standards required by Title I, Subtitle B, Part 4 of ERISA; (c) have not engaged in any prohibited transactions (as defined in Section 406 of ERISA and Section 4975 of the Code); (d) have met the minimum funding standards contained in Title I, Subtitle B, Part 3 of ERISA and Section 412 of the Code; (e) have not and are not currently undergoing (except as otherwise contemplated herein) a "partial" or "complete" termination (as defined in ERISA); and (f) are not subject to any "reportable events" (as defined in Section 4043 of ERISA), as of the Closing Date, except as otherwise contemplated herein. All employee welfare benefit plans of the Company, within the meaning of Section 3(1) of ERISA, are listed on
Schedule 4.17, have been operated in all material respects in accordance with ERISA and are not underfunded. Each "group health plan," as defined in Section 5000(b)(i) of the Code, has been administered in material compliance with the continuation of coverage provisions required under
Section 4980B of the Code. The Company has never had any obligation to contribute to a multiemployer plan, as defined in Section 3(37) of ERISA.
The Company has heretofore made available to Buyer true and complete copies of all of the plans listed on Schedule 4.17.

          SECTION 4.18  GOVERNMENTAL AUTHORIZATIONS AND REGULATIONS. Schedule
4.18 lists all licenses, franchises, permits and other governmental authorizations held by the Company relative to the conduct of its business.
Such licenses, franchises, permits and other governmental authorizations are valid, and the Company has not received any notice that any governmental authority intends to cancel, terminate or not renew any such license, franchise, permit or other governmental authorization. The Company holds all licenses, franchises, permits and other governmental authorizations the absence of any of which could have a material adverse effect on any of its business. The business of the Company is not being conducted, and no properties or assets of the Company relating thereto are owned or are being used by the Company, in violation of any statute, law, ordinance, regulation, rule or permit of any governmental entity or any judgment, order or decree which would have a materially adverse effect upon the Company, its business or its operations. All services provided and/or products sold by the Company comply in all material respects with all statutes, laws, ordinances, regulations and rules and criteria governing the design, manufacture and intended use thereof, the failure of which would have a materially adverse effect upon the Company, its business or its operations.

          SECTION 4.19 SEC AND ANTITRUST FILINGS. The Company has not issued any security covered by a registration statement filed with the Securities and Exchange Commission ("SEC") pursuant to the 1933 Act or the Investment Company Act of 1940, as amended, and no security issued by the Company has ever been registered pursuant to the Securities Exchange Act of 1934, as amended ("1934 Act"). The Company is not required to file a report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any other antitrust law in respect to any action pursuant to or contemplated by this Agreement.

          SECTION 4.20  CERTAIN TRANSACTIONS.  Except as set forth in
Schedule 4.20, since January 31, 1999, there has been no transaction, and no transaction is now proposed, to which the Company was or is to be a party and in which any director or officer of the Company or any person owning of record or beneficially more than 10% of the outstanding capital stock of any class of the Company or any associate of any such person had or has a direct or indirect material interest.

          SECTION 4.21 ACCOUNTING PRACTICES. The Company makes and keeps accurate books and records reflecting its assets and its business operations and the Company maintains internal accounting controls that provide reasonable assurance that (a) transactions are executed with management's authorization,
(b) transactions are recorded as necessary to permit preparation of the Company's financial statements and to maintain accountability for the assets of the Company, (c) access to the assets of the Company is permitted only in accordance with management's authorization and (d) the reported accountability of the assets of the Company is compared with existing assets at reasonable intervals.

          SECTION 4.22 MINUTE BOOKS. The Company's minute books contain complete and accurate records of all meetings and other corporate actions of its stockholders and Board of Directors and committees thereof. The Company has heretofore made available to Buyer all of its minute books containing complete records of all such meetings held and actions taken since January 1, 1994.

          SECTION 4.23 INSURANCE. All properties and operations of the Company are insured for its benefit, in amounts deemed adequate by the Company, against all risks usually insured against by persons operating similar properties or conducting similar operations in the localities where such properties are located or such operations are conducted under valid and enforceable policies issued by insurers of recognized responsibility. Schedule 4.23 lists all such policies and the policy coverage amounts. The Company has delivered to the Buyer true and complete copies of all such policies as in effect on the date hereof.

          SECTION 4.24 BANK ACCOUNTS; POWERS OF ATTORNEY. Schedule 4.24 sets forth (a) the name of each bank in which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto and (b) the names of all persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof.

          SECTION 4.25  PRODUCT/SERVICE WARRANTIES.  Except as set forth in
Schedule 4.25: (a) the Company has no unexpired, expressed, product or service warranty with respect to any product that it sells or that it has heretofore sold or any service that it provides or sells or has heretofore provided or sold, other than standard software warranties, the forms of which have been provided to Buyer; (b) the Company has not received any notice of any claim based on any such product or service warranty; and (c) the Company has no knowledge of any claim (actual or threatened) based on any such product or service warranty of which the Company has not received notice.

          SECTION 4.26 CERTAIN DISCLOSURES. Schedule 4.26 contains a list of all officers and other employees, agents and consultants of the Company whose current annual salary or rate of compensation from the Company (including bonus and incentive compensation) is $25,000 or more or to whom the Company has loaned funds.

          SECTION 4.27 CUSTOMER RELATIONS. The Company has previously provided Buyer with a list of the Company's twenty (20) largest customers since January 1, 1998, together with an itemization of the Company's sales to such customers. The Company is not aware of any facts, conditions or circumstances which would indicate that any of such customers intend to materially alter (a) the amount of their purchases from the Company or (b) their relationship with the Company, or if any facts, conditions or circumstances which would have a material adverse effect upon the sales or earnings of the Company.

          SECTION 4.28 BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Company directly with the Buyer and without the intervention of any other person and in such manner as not to give rise to any valid claim against any of the parties for any finder's fee, brokerage commission or like payment.

          SECTION 4.29 NO UNTRUE STATEMENTS. No statements by the Company contained in this Agreement and no written statement furnished by the Company to the Buyer pursuant to or in connection with this Agreement, contains or will contain any untrue statement of a material fact. There is no fact known to the Company that affects, or in the future might reasonably be expected to affect, adversely the financial condition, operations, business, properties, assets or liabilities of the Company or the Company Common Stock in any material respect that is not set forth in this Agreement or the schedules hereto.

          SECTION 4.30 TAX AND REGULATORY MATTERS. Neither the Company nor any Affiliate has taken any action since January 1, 1997, or has any knowledge of any fact or circumstance, that is reasonably likely to (a) prevent the transactions contemplated by this

Agreement, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (b) prevent Buyer from accounting for the Merger as a pooling of interests in accordance with GAAP and applicable SEC regulations.

          SECTION 4.31 STATE TAKEOVER LAWS. The Company has taken all necessary steps to exempt the transactions contemplated by this Agreement from any applicable state takeover law.


                                  ARTICLE V

                        REPRESENTATIONS AND WARRANTIES
                                      OF
                                  THE BUYER

          In order to induce the Company to enter into this Agreement, the Buyer represents and warrants to the Company as follows:

          SECTION 5.1 CORPORATE ORGANIZATION AND GOOD STANDING. Each of Merger Sub and the Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, and each has all corporate powers and authority required to carry on its business as now being conducted and to own and operate the properties and assets now owned and being operated by it. The Buyer is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary, except for those jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect. (As used in this Section 5, "Material Adverse Effect" means an effect that is materially adverse to the condition (financial or otherwise), business, assets or results of operations of Buyer and its subsidiaries taken as a whole.) Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.

          SECTION 5.2 CORPORATE AUTHORIZATION. The execution, delivery and performance by the Buyer and Merger Sub of this Agreement and the consummation by the Buyer and Merger Sub of the transactions contemplated hereby are within the corporate powers of the Buyer and Merger Sub and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of the Buyer and Merger Sub.

          SECTION 5.3 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Buyer and Merger Sub of this Agreement and the consummation of the Merger by them require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than the filing of the Articles of Merger in accordance with the Indiana Act, the filing of a certificate of merger in accordance with the Ohio Act and compliance with the applicable requirements of federal and state securities laws.

          SECTION 5.4 NON-CONTRAVENTION. Neither the execution nor the delivery of this Agreement by Buyer and Merger Sub, nor the consummation of the transactions contemplated hereby, will (a) violate or conflict with or result in a breach of any provision of or constitute a default (or an event which with notice or lapse of time, or both, would constitute a default) under or result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge, or encumbrance of any kind or nature upon any of the terms, conditions or provisions of the Articles of Incorporation or Code of Regulations of the Buyer or Merger Sub or any promissory note, bond, mortgage, indenture, deed of trust, license, agreement, or other material instrument or obligation to which the Buyer or Merger Sub is a party or by which the Buyer or Merger Sub, any of their respective assets or any of the Buyer Common Stock may be bound or affected, or (b) to the knowledge of Buyer, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or Merger Sub, any of their respective properties or assets or any of the Buyer Common Stock.

          SECTION 5.5 BUYER COMMON STOCK. The authorized capital stock of Buyer consists of 20,000,000 common shares, each without par value, of which 7,015,069 shares were issued and outstanding as of February 19, 1999, and 1,000,000 preferred shares, none of which are designated, issued or outstanding. All of the issued and outstanding shares of Buyer Common Stock are, and all of the shares of Buyer Common Stock to be issued in exchange for shares of Company Common Stock upon consummation of the Merger, when issued in accordance with the terms hereof, will be duly and validly issued, fully paid and nonassessable and will be issued in accordance with the terms of this Agreement free and clear of any preemptive right or any lien, charge or encumbrance arising through the Buyer.

          SECTION 5.6 TAX AND REGULATORY MATTERS. Neither Buyer nor any affiliate thereof has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to (a) prevent the transactions contemplated by this Agreement, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) prevent Buyer from accounting for the Merger as a pooling of interest in accordance with GAAP and applicable SEC regulations.

          SECTION 5.7 BROKERS. All negotiations relative to this Agreement and the Transactions contemplated hereby have been carried on by the Buyer directly with the Company and without the intervention of any other person and in such manner as not to give rise to any valid claim against any of the parties for any finder's fee, brokerage commission or like payment.

          SECTION 5.8 REPORTS AND FINANCIAL STATEMENTS. Since January 1, 1998, Buyer has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with the SEC under Sections 12(b), 12(g), 13(a) or 14(a) of the 1934 Act, including, but not limited to Forms 10-K, Forms 10-Q and proxy statements (the "Buyer Reports"). Buyer has previously furnished the Company with true and complete copies of Buyer's annual report on Form 10-K for the fiscal year ended June 30, 1998, and its quarterly reports on Form 10-Q and current reports on Form 8-K filed since that date, as well as the most recent proxy statement distributed to its shareholders. As of their respective dates, the Buyer Reports complied with the requirements of the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made not misleading. The audited consolidated financial statements and unaudited interim financial statements of Buyer included in the Buyer Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Buyer and its consolidated subsidiaries taken as a whole as at the dates thereof and the consolidated results of their operations and changes in cash flows for the period then ended subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein. There exist no material liabilities of Buyer and its consolidated subsidiaries, contingent or otherwise, except as disclosed in the Buyer Reports. Except as disclosed in the Buyer Reports, since January 1, 1999 Buyer has not suffered a Material Adverse Effect.

          SECTION 5.9 NO UNTRUE STATEMENTS. No statements by the Buyer contained in this Agreement and no written statement furnished by the Buyer to the Company pursuant to or in connection with this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein contained not misleading.


                                  ARTICLE VI

                              CERTAIN COVENANTS

          SECTION 6.1 CONDUCT OF BUSINESS PENDING CLOSING. From and after the date of this Agreement until the Effective Time, the Company shall conduct its business in the ordinary course consistent with past practices and shall use its reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, unless the Company obtains the prior written consent of Buyer:

          (a) The Company will maintain itself at all times as a corporation duly organized and validly existing under the laws of its state of incorporation and each other state in which it is qualified or licensed to do business;

          (b) The Company will not take any action which will result in, and will use its best efforts to avoid, any material adverse change in the financial condition, properties or operation of the business of the Company;

          (c) The Company will not issue or sell, or agree to issue or sell, any Company Securities; there will be no dividends declared or paid or other distributions made in respect of the shares of the Company Common Stock;

          (d) The Company shall maintain in full force and effect all of its presently existing insurance coverage or insurance comparable to such existing coverage;

          (e) The Company will not engage in any activity or transaction or make any commitment to purchase or spend funds other than in the ordinary course of business as heretofore conducted; provided, however, without the prior written consent of the Buyer, the Company will not make any commitment to purchase or spend more than $25,000 or more in any single transaction;

          (f) The Company will not redeem, purchase or otherwise acquire, or agree to redeem purchase or otherwise acquire, any Company Securities;

          (g) The Company will not pay or obligate itself to pay any compensation, commission, bonus or severance to any Company Personnel as such, except as otherwise set forth in Schedule 6.1 to this Agreement and except for the regular compensation and commissions payable to such director, officer, employee or independent contractor at the rate in effect on the date of this Agreement ;

          (h) The Company will use its best efforts to preserve its business organization intact, to keep available to the Buyer and the Surviving Corporation the services of the Company's employees and independent contractors and to preserve for the Buyer and the Surviving Corporation the Company's relationships with suppliers, licensees, distributors and customers and all others having business relationships with the Company;

          (i) The Company will not obligate itself to sell or otherwise dispose of, or pledge or otherwise encumber, any of its properties or assets except in the ordinary course of business, and the Company will maintain its facilities, machinery and equipment in good operating condition and repair, subject only to ordinary wear and tear;

          (j) The Company will not amend its Articles of Incorporation or By-Laws;

          (k) The Company will not engage in any activity or transaction other than in the ordinary course of its business as heretofore conducted;

          (l) The Company will not incur or agree to incur any indebtedness for borrowed money, or create or allow to be created any new liens, security interests, charges or encumbrances of any nature whatsoever on any of its properties or assets, except in the ordinary course of business;

          (m) The Company will not (i) take or agree or commit to take any action that would make any representation and warranty of the Company hereunder inaccurate in any respect at or as of any time prior to the Effective Time or
(ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time; and

          (n) Without limiting the foregoing, the Company will consult with the Buyer regarding all significant developments, transactions and proposals relating to the business or operations or any of the assets or liabilities of the Company.

          SECTION 6.2  REGISTRATION STATEMENT; STOCKHOLDER MEETING; PROXY
MATERIAL.

          (a) As soon as reasonably practicable after the date hereof, Buyer shall prepare and file with the SEC a registration statement covering the Buyer Common Stock to be issued in the Merger (the "Registration Statement"), which will include a proxy statement for a meeting of, or solicitation of consents from, Company stockholders (the "Company Proxy Statement"). The Company will cooperate with the Buyer in preparing and filing the Registration Statement.

          (b) As soon as reasonably practicable after the Registration Statement becomes effective under all applicable securities laws, the Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held for the purpose of voting on the approval and adoption of this Agreement and the Merger and the transactions contemplated hereby, or obtain the written consent of the stockholders of the Company to the foregoing matters, as permissible under the Texas Act. The Directors of the Company shall, subject to their fiduciary duties as advised by counsel, recommend approval and adoption by the Company's stockholders of this Agreement and the Merger and the transactions contemplated hereby. The Company will (i) mail to its stockholders the Company Proxy Statement and all other proxy materials for such meeting, (ii) will use its reasonable efforts to obtain the necessary approvals by its stockholders of this Agreement and (iii) will otherwise comply with all legal requirements applicable to such meeting or obtaining such consents.

          (c) None of the information supplied or to be supplied by Buyer for inclusion in the Registration Statement or the Company Proxy Statement will, at the time of filing thereof, and with respect to the Company Proxy Statement, when first mailed to the stockholders of the Company, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Company Proxy Statement or any amendment thereof or supplement thereto, at the time of the Company Stockholder Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Company Stockholders Meeting. All documents that Buyer is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement will comply as to form in all material respects with the provisions of applicable law.

          (d) The information with respect to the Company that the Company furnishes to the Buyer or Merger Sub in writing specifically for use in the Registration Statement or

Company Proxy Statement will not, at the time of the filing thereof, at the time of any distribution thereof and at the time of the consummation of the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (e) Buyer shall take all necessary steps to cause the Buyer Common Stock to be issued in the Merger to be listed on the NASDAQ-NMS System.

          SECTION 6.3 ACCESS TO INFORMATION. From the date hereof until the Effective Time, each party hereto shall give to the other party, its counsel, financial advisors, auditors and other authorized representatives, full and complete access to the books and records and personnel of such party, all as provided by and subject to the confidentiality requirements of Section 8.15 hereof.

          SECTION 6.4  AFFILIATE'S LETTER.   The Company will use its best
efforts to cause each Affiliate listed in Schedule 4.5 to sign a letter, in substantially the form attached hereto as Exhibit B (the "Affiliate's Letter"), agreeing not to sell, pledge, transfer or otherwise dispose of the shares of Buyer Common Stock to be received by such Affiliate upon consummation of the Merger except (a) in compliance with applicable provisions of the 1933 Act and Rule 145 promulgated thereunder and (b) in a manner which will not prevent Buyer from accounting for the Merger as a pooling of interests in accordance with GAAP and applicable SEC regulations.

          SECTION 6.5 OTHER NEGOTIATIONS. During the period from the date of this Agreement until June 1, 1999, except with the prior approval of Buyer, the Company shall not, and shall not permit its representatives, directly or indirectly, to provide any information (other than information contained in a press release issued by the parties hereto) concerning this transaction to, or initiate or solicit discussions with, any corporation, partnership, person or other entity or group concerning any merger in which the Company is not the acquirer or sale of substantial assets, sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock) or similar transaction involving the Company.

          SECTION 6.6 EMPLOYEE BENEFITS. At the Effective Time, each of the employee benefit plans (as defined in Section 3(3) of ERISA), each of the fringe benefit plans (as defined in Section 6039D(d)(1) of the Code) and each of the employment practices included in Schedule 4.17 shall be terminated.

          SECTION 6.7 CERTAIN MATTERS RELATING TO MERGER. From and after the Effective Time and for so long as is necessary in order to permit the Company's Affiliates to sell Buyer's stock acquired in the Merger pursuant to Rule 145, and to the extent practicable Rule 144, under the 1933 Act, Buyer shall use its best efforts to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the 1934 Act, referred to in paragraph (c)(1) of Rule 144, in order to permit the Company's Affiliates to sell Buyer's Common Stock held by them pursuant to the terms and conditions of Rule 145 and the applicable provisions of Rule 144.


                                 ARTICLE VII

                            CONDITIONS TO CLOSING

          SECTION 7.1 CONDITIONS TO THE BUYER'S OBLIGATION TO CLOSE. The obligation of the Buyer to close the transaction is subject to the condition that, between the date of this Agreement and the Closing Date:

          (a) It shall not have discovered any error or misstatement in any representations and warranties of the Company which, either individually or in the aggregate, would reasonably be likely to have a material adverse effect on the Company or the Surviving Corporation or would prevent the Merger from qualifying as a tax-free reorganization; and it shall have received a certificate dated as of the Closing Date signed by the Chairman of the Board and the President of the Company certifying that the representations and warranties as set forth in Article IV are accurate in all material respects as of the Closing Date;

          (b) All terms and conditions of this Agreement to be performed and complied with by the Company shall have been performed and complied with in all material respects on or before the Closing Date;

          (c) Nothing shall have happened to the Company Common Stock, the Company's assets or the Company's business, nor shall there have been any claim asserted against the Company, which would reasonably be likely to materially and adversely affect (i) the operations or net worth of the Company, (ii) its business, or (iii) its assets; and the Company shall have delivered to the Buyer a certificate dated as of the Closing Date, covering the time period from the date of this Agreement to the Closing Date, signed by the Chairman of the Board and the President of the Company to all such effects;

          (d) The Company shall have delivered to the Buyer an accurate list as of the Closing Date showing all material contracts and commitments entered into by the Company since the date hereof;

          (e) The Company shall have provided the Buyer with certificates of good standing for the Company issued by the Secretary of State of Texas and by the secretary of state of each jurisdiction listed on Schedule 4.1, each as of a date reasonably close to such Closing Date;

          (f) The Company shall have obtained and delivered to the Buyer all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority required to be obtained by the Company in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and all necessary consents under any contracts or commitments to which the Company is a party and which Buyer reasonably believes are material to the Company's business;

          (g) The Buyer shall have received an opinion, dated the Closing Date, of Squire, Sanders & Dempsey L.L.P., counsel for the Company, in form and substance reasonably satisfactory to Buyer and its counsel;

          (h) The Company shall have delivered to the Buyer the original corporate record books of the Company;

          (i) The Company shall have diligently supported this Agreement in any proceeding before any regulatory authority whose approval of the transaction contemplated hereby is required;

          (j) The required approval of the Company's stockholders shall have been obtained, and the Company shall have delivered to the Buyer true and complete copies, certified by the Company's secretary, of the resolutions which have been adopted by the Company's Board of Directors and its stockholders authorizing the Merger and the consummation of such other transactions related to the Agreement;

          (k) The holders of not more than 5% of the outstanding shares of the Company Common Stock shall have demanded appraisal of their shares of the Company Common Stock in accordance with Texas law;

          (l) Each Affiliate of the Company shall have signed an Affiliate's Letter;

          (m) There shall have occurred no damage to or destruction or loss of (whether or not covered by insurance) any of the Company's facilities, machinery, equipment or other assets which, taken as a whole, would have a material adverse effect on the business or operations of the Company;

          (n) The transactions contemplated by this Agreement shall have been approved as a pooling of interests for all accounting and reporting purposes of the Buyer by its independent public accountants;

          (o) The Company shall have given notice of termination of the employment agreements between the Company and each of the Company's employees listed on Schedule 7.1, respectively (the "Employment Agreements"), and the Company shall have issued to such employees all shares of Company Common Stock required to be issued under the Employment Agreements, all in accordance with the respective terms of such agreements; and

          (p) This Agreement and the Merger shall have been approved by the Board of Directors of Buyer, provided that Buyer shall use its best efforts to submit this Agreement and such matter to its Board of Directors for such approval within five (5) business days after the date hereof.

          SECTION 7.2 CONDITIONS TO THE COMPANY'S OBLIGATION TO CLOSE. The obligation of the Company to close the transactions is subject to the condition that at or before the Closing:

          (a)  All representations and warranties of the Buyer contained in
Article V hereof shall be accurate in all material respects as of the Closing Date; all of the terms, covenants and conditions of this Agreement to be complied with and performed by the Buyer and the Merger Sub have been performed and complied with in all material respects on or before the Closing Date; and a certificate to the foregoing effect dated as of the Closing Date and signed by an officer of the Buyer shall have been delivered to the Company;

          (b) The Company shall have received a certified copy of the resolutions of the directors of the Buyer authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby;

          (c) The Company shall have received an opinion, dated the Closing Date, of Vorys, Sater, Seymour and Pease LLP, counsel for the Buyer and the Merger Sub, in form and substance reasonably satisfactory to the Company and its counsel;

          (d) The Buyer and the Merger Sub shall have obtained and delivered to the Company all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority or of any other person required to be obtained by the Buyer and Merger Sub in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

          (e) The Buyer and Merger Sub shall have diligently supported this Agreement in any proceeding before any regulatory authority whose approval of the transactions contemplated hereby is required;

          (f) The Buyer and Merger Sub shall not have knowingly taken any action which could reasonably be expected to interfere unreasonably with the business or operations of the Company; and

          (g) Nothing shall have happened to the Buyer Common Stock, the Buyer's assets or the Buyer's business, nor shall there have been any claim asserted against the Buyer, which would reasonably be likely to materially and adversely affect (i) the operations or net worth of the Buyer, (ii) its business, or (iii) its assets; and the Buyer shall have delivered to the Company a certificate dated as of the Closing Date, covering the time period from the date of this Agreement to the Closing Date, signed by the President of the Buyer to all such effects.

          (h) The Surviving Corporation and Thomas Cain shall have executed the Cain Employment Agreement substantially in the form of Exhibit C attached hereto.


                                 ARTICLE VIII

                                MISCELLANEOUS

          SECTION 8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES; EFFECT OF CLOSING. The parties hereto agree that the representations and warranties of the Company, the Buyer and Merger Sub in Articles IV and V of this Agreement shall not survive the Closing.

          SECTION 8.2 SPECIFIC PERFORMANCE. The parties hereto acknowledge that irreparable damage would result if this Agreement is not specifically enforced and that, therefore, the rights and obligations of the Buyer and the Company under this Agreement, including, without limitation, the Buyer's rights to proceed with the Merger, may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which the Buyer or the Company may have under this Agreement or otherwise.

          SECTION 8.3 TERMINATION BY THE BUYER. The Buyer may, without liability to the Company, terminate this Agreement by notice to the Company at any time prior to (except for (b) below which must be true only at Closing) and including the Closing Date:

          (a) If a material default shall be made by the Company in the observance or in the due and timely performance of any of the terms hereof to be performed by the Company that cannot be cured by the Company prior to Closing;

          (b) If any of the conditions precedent to Buyer's obligation to close shall not have been fulfilled at or prior to the Closing; or

          (c)  If the Merger has not been consummated by June 30, 1999.

          SECTION 8.4 TERMINATION BY THE COMPANY. The Company may, without liability to the Buyer, terminate this Agreement by notice to the Buyer at any time prior to (except for (b) below which must be true only at Closing) and including the Closing Date:

          (a) If a material default shall be made by Buyer in the observance or in the due and timely performance of any of the terms hereof to be performed by Buyer that cannot be cured by Buyer prior to Closing; or

          (b) If any of the conditions precedent to the Company's obligation to close shall not have been fulfilled at or prior to the Closing; or

          (c)  If the Merger has not been consummated by June 30, 1999.

          SECTION 8.5  EFFECT OF TERMINATION      (a)  If this Agreement is
terminated, this Agreement shall no longer be of any force or effect and there shall be no liability on the part of any party or their respective directors, officers or shareholders or agents except:

               (i) in the case of termination by Buyer because of a failure of the conditions of any of subparagraphs (a), (b), (c) (f),
                     (i), (j), (k), (l) (m), or (n) of Section 7.1 or by the Company other than in accordance with Section 8.4 hereof, the Buyer may recover from the Company the amount of expenses incurred by the Buyer in connection with this Agreement and the transactions contemplated hereby which the Buyer would otherwise have to bear pursuant to Section
                     8.8 of this Agreement; PROVIDED THAT, the Company shall not have any liability to Buyer under this provision because of the failure of the conditions of any of subparagraph (g),
                     (k), (l), (m) or (n) of Section 7.1 unless the Company specifically has taken or has failed to take any action which causes such failure; and

               (ii) in the case of termination by the Company because of a failure of the conditions of any of subparagraphs (a), (b),
                     (d), (e) or (f) of Section 7.2 or by Buyer other than in accordance with Section 8.3 hereof, the Company may recover from Buyer the amount of expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby which the Company would otherwise have to bear pursuant to Section 8.8 of this Agreement; PROVIDED THAT, Buyer shall not have any liability to the Company under this provision because of a failure of the conditions of any of subparagraphs (d) or (f) of Section 7.2 unless

                     Buyer or Merger Sub specifically has taken or has failed to take any action which causes such failure.

          (b)  If this Agreement shall be terminated, each party will

               (i) redeliver all documents and work papers relating to this Agreement or the transactions contemplated hereby, whether obtained before or after the execution of this Agreement, to the party furnishing the same, and

               (ii) destroy all documents, work papers and other materials developed by its accountants, agents and employees in connection with the transactions contemplated hereby which embody proprietary information or trade secrets furnished by any party hereto or deliver such documents, work papers and other materials to the party furnishing the same or excise such information or secrets therefrom. All information received by any party hereto with respect to the business of any other party or any of its subsidiaries (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for personal advantage or disclosed by such party to any third person to the detriment of the party furnishing such information.

          SECTION 8.6 UPDATING INFORMATION. The Company shall promptly deliver to the Buyer any information concerning events subsequent to the date of this Agreement which is necessary to supplement the information contained in and made a part of the representations and warranties of the Company contained herein, including in the schedules hereto, in order that the information herein and therein is kept current, complete and accurate, it being understood and agreed that the delivery of such information shall not in any manner constitute a waiver by the Buyer of any of the other provisions of this Agreement.

          SECTION 8.7 STOCK LEGENDS. Certificates evidencing any of the shares of Buyer Common Stock to be delivered pursuant to this Agreement to the Affiliates listed in Schedule 4.5 shall, until such time as the same is no longer required under applicable requirements of the 1933 Act and the rules and regulations thereunder, contain a legend, substantially in the form set forth below:
          THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE
          SECURITIES ACT OF 1933, AS AMENDED, APPLIES.  THE SHARES
          REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN
          ACCORDANCE WITH THE TERMS OF AN AFFILIATE'S LETTER AGREEMENT
          DATED AS OF           , 1999, A COPY OF WHICH IS ON FILE AT
          THE PRINCIPAL OFFICES OF SYMIX SYSTEMS, INC.

          SECTION 8.8 EXPENSES. Whether or not the Closing is consummated, except as otherwise provided in Section 8.5, each of the parties will pay all of their own legal and accounting fees and other expenses incurred in the preparation of this Agreement and the performance of the terms and provisions of this Agreement.

          SECTION 8.9 WAIVER. The parties hereto may by written agreement (a) extend the time for or waive or modify the performance of any of the obligations or other acts of the parties hereto or (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement.

          SECTION 8.10 PUBLIC ANNOUNCEMENTS. Unless legally obligated to announce the transaction contemplated by this Agreement, neither party nor any of their respective officers, directors, employees, representatives or agents shall disclose to any third party or publicly announce the proposed transaction until such time as the parties agree to make such disclosure or announcement. The parties agree to cooperate and to consult with each other in advance concerning the form and content of any press release or other public disclosure relating to the subject matter hereof and, subject to legal requirements to the contrary, no public disclosure of these matters will be made without the express written consent of both Buyer and the Company.

          SECTION 8.11 NOTICES. All notices, requests or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after being mailed first class certified mail, return receipt requested, postage prepaid addressed as follows:

     In the case of the Buyer or the Merger Sub:

          Symix Systems, Inc.
          2800 Corporate Exchange Drive
          Columbus, Ohio 43231
          Attention: Lawrence W. DeLeon
                     Vice President and Chief Financial Officer with a copy to:

          Ivery D. Foreman, Esq.
          Vorys, Sater, Seymour and Pease LLP
          52 East Gay Street
          Columbus, Ohio  43215

     In the case of the Company:

          DISTRIBUTION ARCHITECTS INTERNATIONAL, INC.
          901 East Westchester
          Tempe, Arizona  85283-2938
          Attention: Thomas Cain
                     President
     with a copy to:

          Christopher D. Johnson, Esq.
          Squire, Sanders & Dempsey L.L.P.
          Two Renaissance Square
          40 North Central Avenue, Suite 2700
          Phoenix, Arizona  85004


or to such other address as may have been furnished in writing to the party giving the notice by the party to whom notice is to be given.

          SECTION 8.12 SEVERABILITY. In case any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          SECTION 8.13 ENTIRE AGREEMENT. This Agreement embodies the entire agreement among the parties and there have been and are no agreements, representations or warranties, oral or written, among the parties other than those set forth or provided for in this Agreement. This Agreement may not be modified or changed, in whole or in part, except by a supplemental agreement signed by each of the parties.

          SECTION 8.14 ASSIGNABILITY OF RIGHTS UNDER THIS AGREEMENT. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by any party without the prior written consent of the other parties, except that the Buyer shall have the right at any time to assign its rights, but not its obligations, hereunder to any wholly-owned subsidiary. Except for the rights of persons to receive the Merger Consideration pursuant to Article I of this Agreement, nothing contained in this Agreement is intended to confer upon any person, other than the parties to this Agreement and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          SECTION 8.15 CONFIDENTIALITY Each of the parties hereto agrees to maintain in confidence, and to cause its respective directors, officers, employees, agents and advisors to maintain in confidence, any and all information furnished to it by another party hereto in connection with this Agreement or the transactions contemplated hereby, unless (i) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (ii) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby, or (iii) the furnishing or use of such information is required by, or necessary or appropriate in connection with, legal proceedings.

          SECTION 8.16 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio, without regard to choice of law or conflicts of law principles.

          SECTION 8.17 HEADINGS; REFERENCES TO SECTIONS, EXHIBITS AND SCHEDULES. The headings of the sections, paragraphs and subsidiary paragraphs of this Agreement are solely for convenience and reference and shall not limit or otherwise affect the meaning of any of the terms or provisions of this Agreement. The reference herein to sections, exhibits and schedules, unless otherwise indicated, are references to sections of and exhibits and schedules to this Agreement.

          SECTION 8.18 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but which together constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.



SYMIX SYSTEMS, INC.                    SYMIX ACQUISITION CORP.



By /s/ Lawrence W. DeLeon              By /s/ Lawrence W. DeLeon
   ----------------------------           --------------------------------
     Lawrence W. DeLeon                          Lawrence W. DeLeon
     Vice President                              Vice President


               DISTRIBUTION ARCHITECT INTERNATIONAL, INC.



               By /s/ Thomas Cain
                  -----------------------------------------
                    Thomas Cain, President

                                  EXHIBIT A
                            TO AGREEMENT OF MERGER

                   ----------------------------------------

                             ARTICLES OF MERGER
                                     OF
                 DISTRIBUTION ARCHITECTS INTERNATIONAL, INC.
                                     INTO
                           SYMIX ACQUISITION CORP.
  (WHOSE NAME WILL BE CHANGED TO DISTRIBUTION ARCHITECTS INTERNATIONAL, INC.
                          AS A RESULT OF THE MERGER)


          In accordance with the requirements of the Texas Business Corporation Act, the undersigned parties to a merger pursuant to the Texas Business Corporation Act and the Ohio General Corporation Law (the "Merger"), set forth the following facts:

     ARTICLE 1. The parties to the Agreement of Merger dated February 24, 1999 (the "Plan of Merger") relating to the Merger and the state of incorporation of each such party are as follows:

          Name                                            State of Incorporation
          ----                                            ----------------------
     Distribution Architects International, Inc. ("DAI")           Texas
     Symix Systems, Inc.                                           Ohio
     Symix Acquisition Corp.                                       Ohio

     ARTICLE 2.      The Plan of Merger has been approved.

     ARTICLE 3 The only amendment to the Articles of Incorporation of Symix Acquisition Corp., the surviving corporation in the Merger (the "Surviving Corporation"), to be effected by the Merger is the change of the name of the surviving corporation to "Distribution Architects International, Inc."

     ARTICLE 4. A executed copy of the Plan of Merger is on file at the principal place of business of the Surviving Corporation, located at 901 East Westchester, Tempe, Arizona 85283-2938.

     ARTICLE 5. A copy of the Plan of Merger will be furnished by the Surviving Corporation, on written request and without cost, to any shareholder of DAI.

     ARTICLE 6. The shareholders of DAI entitled to vote in respect of the Plan of Merger at a special meeting thereof duly called, constituted and held on _____________, 1999, approved the Plan of Merger. The votes cast and other information relating to such special meeting are as follows:

     Number of shares of DAI common stock outstanding on the record date:
     Number of shares voted in for the Plan of Merger
     Number of shares voted against the Plan of Merger

     ARTICLE 7. The Plan of Merger and performance of its terms were duly authorized by all action required by the Ohio General Corporation Law and by the Articles of Incorporation and Code of Regulations of the Surviving Corporation.

     IN WITNESS WHEREOF, the undersigned parties to the Merger have caused these Articles of Merger to be executed by their respective duly authorized officers to be effective as of the ____________ day of __________, 1999.


DISTRIBUTION ARCHITECTS                        SYMIX ACQUISITION CORP.
 INTERNATIONAL , INC.

By:                                      By:
     --------------------------             --------------------------------

                                  EXHIBIT B

                                      TO

                             AGREEMENT OF MERGER

                        -----------------------------

                         [FORM OF AFFILIATE'S LETTER]

                          ____________________, 1999


Symix Systems, Inc.
2800 Corporate Exchange Drive
Suite 400
Columbus, Ohio  43231

Ladies and Gentlemen:

          I have been advised that, as of the date hereof, I may be deemed to be an "affiliate" of Distribution Architects International, Inc., a Texas corporation ("DAI"), as that term is defined for purposes of paragraphs (c) and
(d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act").

          Pursuant to the terms of the Agreement of Merger dated as of _________________, 1999 (the "Agreement"), by and among Symix Systems, Inc., an Ohio corporation ("Buyer"), Symix Acquisition Corp., an Ohio corporation and a wholly-owned subsidiary of Buyer ("Merger Sub"), and DAI providing for the merger of DAI with and into Merger Sub (the "Merger"), and as a result of the Merger, I may receive common shares of Buyer ("Buyer Common Stock") in exchange for the shares of common stock of DAI owned by me at the Effective Time of the Merger.

          I represent and warrant to Buyer and covenant with Buyer that in such event:

          1. I shall not make any sale, transfer or other disposition of the Buyer Common Stock in violation of the Act or the Rules and Regulations.

          2. I have carefully read this letter and the Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Buyer Common Stock to the extent I felt necessary with my counsel or counsel for DAI.

          3. I have been advised that the issuance of the Buyer Common Stock to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, because I may be deemed to have been an affiliate of DAI at the time the Merger was submitted for a vote of the stockholders of DAI and because the resale by me of the Buyer Common Stock received in the Merger has not been registered under the Act, the Buyer Common Stock must be held by me until the first anniversary of the Effective Time of the Merger unless (i) my sale of the Buyer Common Stock has been registered under the Act, (ii) my sale of the Buyer Common Stock is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act and Buyer has received evidence reasonably satisfactory to it of compliance with said Rule 145, or (iii) in the opinion of counsel reasonably acceptable to Buyer, some other exemption from registration is available with respect to any such proposed sale, transfer or other disposition by me of the Buyer Common Stock.

          4. I understand that Buyer is under no obligation to register on my behalf the sale, transfer or other disposition of the Buyer Common Stock by me or to take any other action necessary in order to make compliance with an exemption from registration available, except as provided in Section ____ of the Agreement.

          5. I also understand that stop transfer instructions will be given to Buyer's transfer agents with respect to the Buyer Common Stock issued to me in connection with the Merger and that there will be placed on the certificates for such Buyer Common Stock, or any substitutions therefor, a legend stating in substance:

     "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended, applies. The shares represented by this certificate may only be transferred in accordance with the terms of an affiliate's letter agreement, a copy of which agreement is on file at the principal offices of Symix Systems, Inc."

          6. I also understand that, unless the transfer by me of the Buyer Common Stock issued to me in connection with the Merger has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Buyer reserves the right to put the following legend on the certificates of Buyer Common Stock issued to any transferee:

     "The shares represented by this certificate have not been registered under the securities act of 1933, as amended, and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended, applies.
     The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities
     Act of 1933, as amended.

          It is understood and agreed that the legends set forth in Paragraphs 5 and 6 above shall be removed by delivery of substitute certificates of Buyer Common Stock without such legend (i) if the undersigned shall have delivered to Buyer a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to Buyer, to the effect that such legend is not required for purposes of the Act, or (ii) upon my request at any time after the first anniversary of the Effective Time of the Merger provided that I am not then an Affiliate of Buyer.

                              Very truly yours,


                              -----------------------------------------
                              Name:

Accepted this ____ day of
_______________, 1999, by


SYMIX SYSTEMS, INC.


By
    -------------------------------
     Name:
     Title:

                                 AMENDMENT NO. 1

                                       TO

                               AGREEMENT OF MERGER

                                      AMONG

                   DISTRIBUTION ARCHITECTS INTERNATIONAL, INC.

                               SYMIX SYSTEMS, INC.

                                       AND

                             SYMIX ACQUISITION CORP.

         This Amendment No. 1 to the Agreement of Merger dated February 24, 1999 among Distribution Architects International, Inc., Symix Systems, Inc. and Symix Acquisition Corp. is made to be effective as of the 8th day of April, 1999.

                                   WITNESSETH

         WHEREAS, the parties hereto have entered into an Agreement of Merger dated February 24, 1999 (the "Merger Agreement") which provides, among other things, for the merger of the Company with and into Merger Sub;

         WHEREAS, the parties no longer intend that the Merger shall be treated as a pooling of interests for accounting and financial reporting purposes; and

         WHEREAS, pursuant to Section 8.13 of the Merger Agreement, the parties hereto desire to amend the Merger Agreement as provided herein;

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, representation, covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. The language which reads "and that for accounting purposes the Merger shall be treated as a pooling of interests" in the second WHEREAS clause on page one of the Merger Agreement is hereby deleted in its entirety.

         2. Section 1.3(a) of the Merger Agreement is hereby revised to read in its entirety as follows:

                  "(a) Each share of Company Common Stock outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 1.7 herein, automatically be canceled and extinguished and be converted into the right to receive 0.1313 shares of Buyer Common Stock."

         3. Section 1.4 of the Merger Agreement is hereby revised to read in its entirety as follows:

                           "SECTION 1.4 Cancellation of Options. All rights under any and all stock options granted by the Company pursuant to the Company's stock option plans that remain unexercised immediately prior to the Effective Time (collectively, "Options") shall be automatically terminated and be canceled. Without further action by the holders of such Options, each holder of an Option shall be entitled to receive in and as the result of the Merger, for the shares of Company Common Stock with respect to which such Option would have been exercisable immediately prior to the Effective Time, that number of shares of Buyer Common Stock determined in accordance with the following formula:

                                 Formula: (A-B) x C
                                          ---------
                                            $18.50

         with "A" being $2.17 (the agreed value of a share of Company Common Stock as of the date hereof), "B" being $1.242 (the exercise price per share of such Option), and "C" being the number of shares of Company Common Stock covered by the Option. Notwithstanding anything else contained in this Agreement, the aggregate number of shares of Buyer Common Stock issuable pursuant to Sections 1.3 and 1.4 shall not exceed 625,000 shares."

         4. Sections 3.2(c) and 7.1(n) of the Merger Agreement are hereby deleted in their entirety.

         5. Subparagraph (b) of Section 4.30 of the Merger Agreement is hereby deleted in its entirety.

         6. Subparagraph (b) of Section 5.6 of the Merger Agreement is hereby deleted in its entirety.

         7. Subparagraph (b) of Section 6.4 of the Merger Agreement is hereby deleted in its entirety.

         8 The references to subparagraph (n) in Section 8.5(a)(i) of the Merger Agreement are hereby deleted.

         9. In addition to the foregoing, the parties hereto agree that the second sentence in paragraph 3(b) of the form of Cain Employment Agreement attached to the Merger Agreement as Exhibit C shall be revised to read in its entirety as follows:

         "During the Term, and subject to the performance by Employee of the duties described in Section 4, Employee shall be entitled to additional compensation in the form of an annual performance bonus in the amount of $125,000.00, payable within 30 days after the end of each one year anniversary of the date of this Agreement."

         9. Except as provided in this Amendment No. 1 to the Merger Agreement, the terms and provisions of the Merger Agreement shall remain in full force and effect and shall apply to this Amendment No. 1 to the Merger Agreement as if fully written or incorporated herein. Capitalized terms used in this Amendment No. 1 to the Merger Agreement and not otherwise defined herein shall have the respective meaning assigned to them in the Merger Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Merger Agreement to be executed by their respective duly authorized officer to be effective as of the date first written hereinabove.

SYMIX SYSTEMS, INC.                         SYMIX ACQUISITION CORP.

By  /s/ Lawrence W. DeLeon                  By /s/ Lawrence W. DeLeon
    ----------------------                     ----------------------
    Lawrence W. DeLeon                         Lawrence W. DeLeon
    Vice President                             Vice President


                    DISTRIBUTION ARCHITECTS INTERNATIONAL, INC.

                          By /s/ Thomas Cain
                             ----------------------
                             Thomas Cain, President

                                  APPENDIX B


                  ARTICLES 5.11, 5.12 AND 5.13 OF THE TEXAS
                   BUSINESS CORPORATION ACT RELATING TO THE
                      RIGHTS OF DISSENTING SHAREHOLDERS


ART. 5.11 RIGHTS OF DISSENTING SHAREHOLDERS IN THE EVENT OF CERTAIN CORPORATE
          ACTIONS

          A. Any shareholder of a domestic corporation shall have the right to DISSENT from any of the following corporate actions:

               (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

               (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) or all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

               (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

          B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to DISSENT from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if (1)the shares held by the shareholder are part of a class or series, shares of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange: (a) listed on a national securities exchange; (b) listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or (c) held of record by not less than 2,000 holders; (2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder's shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and (3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder's shares any consideration other than: (a) shares of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares of which are:
listed, or authorized for listing upon official notice of issuance, on a national securities exchange, (ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or (iii) held of record by not less than 2,000 holders; (b) cash in lieu of fractional shares otherwise entitled to be received; or (c) any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.

ART. 5.12.     PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATION
               ACTIONS

          A. Any shareholder of any domestic corporation who has the right to DISSENT from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to DISSENT only by complying with the following procedures:

               (1) (a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to DISSENT will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of DISSENT, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

                     (b) With respect to proposed corporate action that is
               approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of DISSENT, in the case of a merger, shall, within ten (10) days after the date t-he action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to DISSENT from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

               (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

               (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

          B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

          C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such powers and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

          D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to DISSENT was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs, shall be allotted between the parties in the manner that the court determines to be fair and equitable.

          E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the share or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

          F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

          G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

ART. 5.13.     PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS

          A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

          B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fail value thereof.

          C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION  OF DIRECTORS AND OFFICERS

     Division (E) of Section 1701.13 of the Ohio Revised Code governs indemnification by a corporation and provides as follows:

          (E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

          (2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

               (a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

               (b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

          (3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the action suit or proceeding.

          (4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

               (a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened by the action, suit, or proceeding referred to in division
          (E)(1) or (2) of this section;

               (b)  If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

               (c)  By the shareholders;

               (d) By the court of common pleas or the court in which such action, suit or proceeding referred to in division (E)(1) or (2) of this section was brought.

          Any determination made by the disinterested directors under division
     (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

          (5)(a) Unless at the time of a director's act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or
     (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney's fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both of the following:

                    (i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

                    (ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

               (b) Expenses, including attorney's fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

          (6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

          (7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

          (8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

          (9) As used in division (E) of this section, "corporation" includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

     Section 5.01 of the Registrant's Regulations govern indemnification by Registrant and provides as follows:

          SECTION 5.01. MANDATORY INDEMNIFICATION. The corporation shall indemnify any officer or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action threatened or instituted by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. A person claiming indemnification under this Section
     5.01 shall be presumed, in respect of any act or omission giving rise to such claim for indemnification, to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal matter, to have had no reasonable cause to believe his conduct was unlawful, and the termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, rebut such presumption.


     In addition, Registrant has purchased insurance coverage under policies issued by Great American Insurance Co. which insure directors and officers against certain liabilities which might be incurred by them in such capacity.


ITEM 21.  EXHIBITS.

(a)  Exhibits.

Exhibit No.         Exhibits
-----------         --------
2(a)                Agreement of Merger dated as of February 24, 1999, among
                      Distribution Architects International, Inc., Symix
                      Systems, Inc. and Symix Acquisition Corp. (incorporated by reference to Appendix A to the Proxy Statement/Prospectus
                      in Part I of this Registration Statement)

2(b)                Amendment No. 1 to Agreement of Merger dated as of April 8,
                      1999, among Distribution Architects International, Inc.,
                      Symix Systems, Inc. and Symix Acquisition Corp. (incorporated by reference to Appendix A to the Proxy Statement/Prospectus in Part I of this Registration Statement)


4                   Share Exchange Agreement dated January 9, 1997
                      (incorporated herein by reference to Exhibit 99 to
                      Registrant's Current Report on Form 8-K dated January
                      9, 1997)

5                   Opinion of Vorys, Sater, Seymour and Pease regarding
                      legality (to be filed by amendment)

8                   Opinion of Squire, Sanders & Dempsey L.L.P regarding tax
                      matters (to be filed by amendment)


11                  Computation of Earnings Per Share

23(a)               Consent of Ernst & Young LLP, Independent Auditors

23(b)               Consent of Arthur Andersen LLP, Independent Auditors

23(c)               Consent of Vorys, Sater, Seymour and Pease (included in
                      Exhibit No. 5)

23(d)               Consent of Squire, Sanders & Dempsey L.L.P. (included in
                      Exhibit No. 8)

24                  Powers of Attorney

27                  Financial Data Schedule

99                  Form of Proxy

ITEM 22.  UNDERTAKINGS.

     (a)(1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (3) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 145, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This include information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on April 19, 1999.



                                     SYMIX SYSTEMS, INC.


                                     By /s/ Lawrence W. DeLeon
                                        ---------------------------------------
                                     Lawrence W. DeLeon
                                     VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND
                                     SECRETARY


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on April 19, 1999.



      NAME AND TITLE                            NAME AND TITLE
      --------------                            --------------

 /s/ Lawrence J. Fox*                      /s/ John T. Tait*
 ---------------------------------         ---------------------------------
 LAWRENCE J. FOX                           JOHN T. TAIT
 CHAIRMAN OF THE BOARD                     DIRECTOR


 /s/ Stephen A. Sasser*                    /s/ Duke W. Thomas*
 ---------------------------------         ---------------------------------
 STEPHEN A. SASSER                         DUKE W THOMAS
 PRESIDENT, CHIEF EXECUTIVE OFFICER AND    DIRECTOR
 DIRECTOR


 /s/ Larry L. Liebert*                     /s/ Lawrence W. DeLeon
 ---------------------------------         ---------------------------------
 LARRY L. LIEBERT                          LAWRENCE W. DELEON
 DIRECTOR                                  VICE PRESIDENT, CHIEF FINANCIAL
                                           OFFICER AND SECRETARY (PRINCIPAL
                                           ACCOUNTING OFFICER)

 /s/ James A. Rutherford*
 ---------------------------------
 JAMES A. RUTHERFORD
 DIRECTOR


*By Power of Attorney


/s/ Lawrence W. DeLeon
----------------------------------
Lawrence W. DeLeon
(Attorney-in-fact)

                                                                    SCHEDULE II
              DISTRIBUTION ARCHITECTS INTERNATIONAL, INC. AND SUBSIDIARIES
                        VALUATION AND QUALIFYING ACCOUNTS

                 FOR THE YEARS ENDED SEPTEMBER 30, 1998 AND 1997

                                                         1998               1997
                                                    -------------    ---------------
ALLOWANCE FOR DOUBTFUL ACCOUNTS:

   Balance at beginning of year                     $     429,899    $     884,899
   Provision charged to expense                         1,160,281          960,066
   Writeoffs                                           (1,345,156)      (1,415,066)
                                                    -------------    -------------

   Balance at end of year                           $     245,024   $     429,899
                                                    -------------    -------------
                                                    -------------    -------------

                                     II-9

                                 INDEX TO EXHIBITS

Exhibit No
----------
2(a)           Agreement of Merger dated as of February 24, 1999, among
                 Distribution Architects International, Inc., Symix Systems,
                 Inc. and Symix Acquisition Corp. (incorporated by reference to Appendix A to the Proxy Statement/Prospectus in Part I of
                 this Registration Statement)

2(b)           Amendment No. 1 to Agreement of Merger dated as of April 8, 1999, among Distribution Architects International, Inc., Symix
                 Systems, Inc. and Symix Acquisition Corp. (incorporated by reference to Appendix A to the Proxy Statement/Prospectus in
                 Part I of this Registration Statement)

4              Share Exchange Agreement dated January 9, 1997 (incorporated herein by reference to Exhibit 99 to Registrant's Current
                 Report on Form 8-K dated January 9, 1997)

5              Opinion of Vorys, Sater, Seymour and Pease regarding legality
                 (to be filed by amendment)

8              Opinion of Squire, Sanders & Dempsey L.L.P regarding tax
                 matters (to be filed by amendment)

11.            Computation of Earnings Per Share

23(a)          Consent of Ernst & Young LLP, Independent Auditors

23(b)          Consent of Arthur Andersen LLP, Independent Auditors

23(c)          Consent of Vorys, Sater, Seymour and Pease (included in
                 Exhibit No. 5)

23(d)          Consent of Squire, Sanders & Dempsey L.L.P. (included in
                 Exhibit No. 8)

24             Powers of Attorney

27             Financial Data Schedule

99             Form of Proxy
